As filed with the Securities and Exchange Commission on July ___, 2009

Registration No. 333-________

________________________________________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under The Securities Act of 1933

Healthcare of Today, Inc

(Exact name of Registrant as specified in its charter)

California	8000	26-2779648
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2219 W. Olive Ave #266

Burbank, CA 91506

(818) 557-0165

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Henry L. Jan, Chief Executive Officer

Healthcare of Today, Inc

2219 W. Olive Ave #266

Burbank, CA 91506

Telephone: (866) 963- 2147

Fax: (310) 362-8657

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy of all communications to:

Robert Hipple, Esq. General Counsel Healthcare of Today, Inc. 1365 N. Courtenay Parkway, Suite A Merritt Island, Fl 32953 Telephone: 321-452-9091 Facsimile: 321-452-9093

Approximate Date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. •

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   •

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   •

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement or the same offering.   •

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [ ]
(Do not check if a smaller reporting company)

_________________________________________________________________

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock $0.0001 par value to be sold by selling shareholders(3)	2,500,000	$18.00	$45,000,000	$ 5,022
Common Stock $0.0001 par value to be sold by the Company(3)	12,500,000	$18.00	$225,000,000	10,044	—
TOTAL	15,000,000	$18.00	$270,000,000	$ 15,066	—

(1)

This amount represents shares of common stock to be offered by the selling shareholders from time to time after the effective date of this Registration Statement at prevailing market prices at time of sale.

(2)

The filing fee is based on a bona fide estimate of the proposed maximum offering price of $18.00 per share of the Registrant’s common stock. The proposed maximum aggregate offering price is estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(3)

The Registrant's common stock is not presently traded on any established public trading market or securities exchange. The offering price per share of $18.00 is the Registrant's estimate of the value of its common stock based on prior private placements of the shares and acquisitions using a negotiated value of $18.00 as of June 30, 2009 with an adjustment factor of 50% to account for the absence of a public trading market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The information in this prospectus is not complete and may be changed. Registrant and the selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 15, 2009

15,000,000 Shares of Common Stock Par Value $0.0001
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$18.00 per share

2,500,000 shares to be sold by shareholders

12,500,000 shares to be sold by Registrant

We have not yet engaged any underwriter in connection with this offering. All shares of the Common Stock offered and sold in this offering will be offered and sold through executive officers and directors of the Company, or by individual Selling Shareholders. See, “Plan of Distribution” beginning on Page 71 for a detailed discussion of the exemptions and registrations we will be relying on for this offering.

The shareholder prospectus relates to the resale from time to time of up to 2,500,000 shares of our common stock, par value $0.0001 per share, by the selling shareholders identified in this prospectus, which includes shares of our common stock that were issued in connection with certain acquisitions of subsidiary companies commencing on June 1, 2008, and shares of our common stock that were issued to certain investors pursuant to private placements in 2008. The selling shareholders are more fully described on page 68 of this prospectus under the Selling Shareholders. We have agreed to pay all costs, expenses and fees in connection with the registration of these shares.

The selling shareholders or their permitted transferees or other successors in interest may, but are not required to, sell their shares of our common stock in a number of different ways and at varying prices. See “Plan of Distribution” on page 71 of this prospectus for a description of how the Selling Shareholders may dispose of the shares covered by this prospectus. The Selling Shareholders will sell their shares at prevailing market prices or privately negotiated prices. The offering price per share of $18.00 is our estimate of the value of our common stock based on previous sales of our common s tock in private placements and the negotiated share value used in connection with recent acquisitions

Our common stock is not currently traded on any market or securities exchange. We intend to take the appropriate steps to seek quotation of our common stock on the NASDAQ Global Market..

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU ARE URGED TO READ THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 13 OF THIS PROSPECTUS, WHICH DESCRIBES SPECIFIC RISKS AND OTHER INFORMATION THAT SHOULD BE CONSIDERED BEFORE YOU MAKE AN INVESTMENT DECISION.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is   July ____ , 2009

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You should rely only on the information contained in this prospectus. We and the selling shareholders have not authorized anyone to provide you with additional or different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.

This prospectus includes market size, market share and industry data that we have obtained from market research, publicly available information and various industry publications. The third party sources from which we have obtained information generally state that the information contained therein has been obtained from sources believed to be reliable. We have not independently verified any of the data from third party sources nor have we verified the underlying economic assumptions relied upon by those third parties. Similarly, industry forecasts and market research, which we believe to be reliable, based upon management’s knowledge of the industry, have not been verified by any independent sources.

1

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The date of this prospectus is   July ___, 2009.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our risk factors, financial statements and the related notes, elsewhere in this prospectus. In addition, some of the statements made in this prospectus discuss future events and developments, including our future business strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” on page 43.

HEALTHCARE OF TODAY

We were incorporated in California in May, 2008 as a holding company focused on developing and acquiring vertically-integrated companies that offer diversified services, primarily within the healthcare industry. With more than thirty (30) subsidiaries, we operate in five core sectors: Biotechnology, Healthcare Staffing, Nurse Education, Senior Healthcare Services and Senior Healthcare Facilities. The overall synergies of our core businesses are intended and expected to create value for our shareholders and customers.

CORPORATE INFORMATION

Because all of our operations are conducted through subsidiaries, we currently use 2219 W Olive Ave #266, Burbank, CA 91506 as our main corporate address. We plan to establish a new corporate office location in Southern California upon the completion of our initial public offering. Our telephone number is (866) 963-2417. We maintain an Internet web site at www.healthcareoftoday.com. The information on this web site is not and should not be considered part of this document and is not incorporated into this document by reference. This web address is, and is only intended to be, an inactive textual reference.

OUR CORPORATE STRUCTURE

We are a California corporation that has been formed to acquire and operate other companies engaged in various aspects of the healthcare industry. As of the date of this Prospectus, we have acquired or contracted to acquire 30 separate subsidiaries, all of which we hold, or will hold, as wholly-owned subsidiaries in each of our 5 core market segments:

BIOTECHNOLOGY

Our Biotechnology sector’s flagship acquisition is Regenetech, Inc., a Houston based bio-medical research and licensing company with which we have entered into a merger agreement. Under the Merger Agreement, which is subject to the approval of two-thirds of the shareholders of Regenetech. Regenetech will merge with our wholly-owned Texas subsidiary, Regen Acquisitions Corp., with Regenetech as the surviving corporation, and a wholly-owned subsidiary of the Company. Assuming approval of the necessary two-thirds vote of the Regenetech shareholders, which is currently underway, the merger will close immediately following the effective date of our registration statement and the initial public offering. The negotiated value of the acquisition is $100,000,000, to be paid for with stock of the Company exchanged for all of the stock of Regenetech, based on the final IPO price for Healthcare of Today common stock at the effective date of the registration statement, divided into the net acquisition value of $100,000,000 reduced by outstanding debts and liabilities of Regenetech. The maximum number of shares of the Company to be issued, at the expected IPO price of $18.00 per share, would be 5,555,555 common shares assuming no liabilities of Regenetech at the date of closing. The Company has agreed as part of the transaction to register 30 percent of the shares issued in the registration statement or up to 1,666,666 shares.

Regenetech, Inc., is poised to be a leader in adult stem cell technology and currently has the exclusive rights to thirteen (13) NASA patents. In addition to 300 patent and patent applications, Regenetech has exclusive rights to a “bioreactor,” a machine that simulates a weightless environment in which to effectively proliferate adult stem cells. When taken directly from a host, adult stem cells can be regenerated and reintroduced without any of the potential adverse side effects and failures associated with embryonic stem cells. Current treatment options are extensive and available for myriad types of diseases and injuries. Our proprietary intellectual property has been used successfully in other countries and initial tests are constantly being conducted.

In February 2009, three international patents were published on behalf of Regenetech principals by the World Intellectual Property Organization. One of these patents is for the use of adult stem cells that have been expanded by our Bioreactor for the treatment of diabetes. Another patent is for repairing and regenerating tissue for the skin, mouth and inner ear. The third of these patents is for a process that expands adult stem cells and uses them for repairing and regenerating heart tissue.

HEALTHCARE STAFFING

Healthcare Staffing remains one of the fastest growing sectors in the healthcare industry. As the current nursing industry experiences high demand due to shortages and increasing health needs of baby boomers, the American Hospital Association estimates that up to 126,000 position vacancies exist for registered nurses, representing 10% of the hospital-based nursing workforce. Estimates project the workforce to be 20% below projected requirements by 2020. With this increasing demand for what has become a shrinking supply of nurses, hospitals and clinics are dependent upon using temporary staffing agencies to help them meet crucial staffing requirements.

RELATED SUBSIDIARIES:

Professional Respiratory Network, Inc

Nurses of Today, Inc
Want-A-Nurse, LLC

On August 31, 2008, we acquired Professional Respiratory Network, Inc (“PRN”) a temporary staffing agency providing healthcare personnel specifically in the area of Respiratory Therapy. PRN provides staffing 24 hours a day, 7 days a week, 365 days a year to its client base of hospitals and healthcare facilities. In addition to providing staff for general adult respiratory care, PRN specializes in the areas of newborn and pediatric intensive care. In 2003, PRN began staffing and has seen significant growth of up to 50% every year thereafter. They are currently contracted with over 20 individual healthcare facilities from San Diego to San Luis Obispo, and have system-wide contracts with Kaiser Permanente and the Los Angeles County Health System.

In addition to temporary staffing, PRN will begin placing travel nursing as well as permanent placement. Travel nursing jobs vary from 4 to 52 week travel assignments throughout the United States and nurses are provided fully furnished apartments, medical benefits, relocation assistance and licensure reimbursement. Permanent placement will provide nurses the opportunity for full time work in a position they desire. PRN will assist in all contract negotiations and helps maintain constant communication with nurse employers.

On June 9, 2008, we acquired Nurses of Today, Inc (“Nurses of Today”), a nurse recruiting company, to recruit potential candidates for job placement in the fields of home health, medical staffing, dental assisting, pharmacy tech, and wellness service industries throughout the world. Nurses of Today will market and brand its identity worldwide through a variety of media channels (i.e. radio, TV, print, and internet). Through its website www.nursesoftoday.com, users can create profiles and upload resumes to assist in placement. Nurses of Today will work in conjunction with Want-A-Nurse, LLC (“Want-A-Nurse”).

On November 6, 2008, we acquired Want-A-Nurse, another domestic and foreign nurse placement company in its developmental stages. Want-A-Nurse is developing programs to bring qualified nurses from overseas locations to the United States. Prior to placement at a contracted acute care hospital or long term care facility, all nurses will complete a program which will address areas such as Medication, Medical Equipment, I.V. Therapy, Surgical Procedures, Legal Requirements, and policies and procedures, as per US standards. Want-A-Nurse will develop an internal nurse placement agency providing housing for nurses and assisting them to complete all required state board processing. Want-A-Nurse will process payroll and taxes for each nurse under contract.

Want-A-Nurse is working in collaboration with Nurses of Today to find suitable individuals for placement. Currently Nurses of Today has 200 plus members from the United States, China, Taiwan, and the Philippines.

In keeping with our vertical integration model, the subsidiaries within the Healthcare Staffing sector of our Company will integrate with the other sectors within our Company. All candidates within the staffing sector will have opportunities to be considered for positions within our future facilities nationwide.

We plan to continue acquire and/or develop other vertically integrated Companies within this Sector.

NURSE EDUCATION

With more than 2.9 million registered nurses practicing nationwide, nursing is the nation's largest health care profession. Despite its large size, many more nurses are needed into the foreseeable future to meet the growing demand for nursing care. According to the National Center for Education Statistics (NCES), the number of students projected to be enrolled in postsecondary institutions is estimated to rise from 18 million in 2007 to 18.8 million by 2010. Total revenue for all degree-granting postsecondary institutions was over 385 billion for the 2004-2005 school years.  With the current workforce shortage, there is great demand for qualified Nurse Education Programs.

RELATED SUBSIDIARIES:

                     Angels Holding Corporation

Northwood’s College, LLC
Caring Nurses Education Institute, LLC

                    Nurses of Tomorrow, Inc

On October 28, 2008, we acquired Angels Holding Corporation. Northwood's College, LLC (“Northwood’s College”), a wholly-owned subsidiary of Angels Holding Corporation, is the parent company of Caring Nurses Education Institute, LLC (“CNEI”). CNEI is headquartered in Tomahawk, Wisconsin and was acquired to provide education and development programs for Certified Nursing Assistants and Home Health Aide Professionals. By training and certifying individuals interested in an entry-level health care career, CNEI also plans to develop a LPN-RN ladder program by the end of 2009.

On July 2, 2008, we acquired Nurses of Tomorrow, Inc (“Nurses of Tomorrow”). Nurses of Tomorrow is focusing on becoming a regionally accredited provider of online postsecondary education services in the healthcare industry. In addition to online programs, Nurses of Tomorrow will offer hands-on programs in conjunction with Northwood's College programs.  Nurses of Tomorrow will utilize print, radio, internet and television to market, recruit, and retain students. The company will focus on recruiting and educating working adults, defined as students age 25 or older who are pursuing a degree while employed. With the flexibility and convenience of online schooling, Nurses of Tomorrow looks to attract working adults who otherwise would not be able to accommodate their schedules of a traditional schooling. Nurses of Tomorrow also believes that working adults will be able to finance their education, recognize the benefits of a postsecondary degree, and have a more successful completion rate.

Nurses of Tomorrow will seek for its programs/classes to be regionally accredited by the Higher Learning Commission of the North Central Association of Colleges and Schools, or the Higher Learning Commission, and the Distance Education and Training Council. In addition, they will seek specialized accreditations for certain programs for the Commission on Collegiate Nursing Education.  Nurses of Tomorrow will seek to begin its online programs and degree offerings in 2009. They will develop and offer additional programs that they believe have attractive demand characteristics. Their aim will be to launch 10 new online programs in 2009. Additional programs will offer students the opportunity to pursue specific educational objectives, with new programs building upon previous Nurses of Tomorrow offerings, all the while allowing them to expand the program and accommodate student demand as it grows and changes.
Each nurse education entity will work together to create multiple opportunities for students.  Graduating students will also provide resources for the Company's Nurse Staffing sectors.  In addition, nurse graduates are prime candidates for the Senior Healthcare Services, and Senior Healthcare Facilities sectors within our Company.
We are actively seeking to acquire and/ develop additional nursing schools healthcare programs throughout the United States.

SENIOR HEALTHCARE SERVICES

The market for Senior Healthcare Services is expected to continue to grow as the elderly population of the United States increases. With this growth, government reimbursement policies require increased cost control which proves to be a great opportunity through the Company’s cost-effective services. Estimates by the American Health Care Association show there are approximately 16,300 nursing homes in the United States with about 1.78 million beds and 1.45 million residents.  As the senior housing market continues its growth, a proportional increase is also expected within Senior Healthcare Services.

RELATED SUBSIDIARIES:

                         Skyhill Medical, Inc
                         Body Fusion 150
                         Sunnyfield Adult Daycare, Inc.

On June 9, 2008, we acquired Skyhill Medical, Inc (“Skyhill Medical”). Skyhill Medical is a Home Health Agency which will staff care givers, physical therapists, occupational therapists, nurses, and fitness professionals. In December 2008, Skyhill Medical launched Body Fusion 150 (a D/B/A of Skyhill Medical). Body Fusion 150 currently employs a team of dedicated fitness professionals that work with clients on a one-to-one basis or in group settings. Specific programs addressing muscular strength and range movement, cardio, pool, and yoga have been designed specifically for seniors. Each program provides a combination of physical exercise, healthy living education and positive motivation for the clients.

On July 2, 2008, we acquired Sunnyfield Adult Daycare, Inc (“Sunnyfield”). Sunnyfield will provide care and companionship for seniors who need assistance or supervision during the day. The programs will offer relief to family members or caregivers, allowing them the freedom and flexibility to go to work or handle other personal business while knowing their loved ones are safe and well cared-for. Sunnyfield will aim to delay or prevent institutionalization of clients by providing alternative care; in this environment, it may enhance self-esteem and encourage socialization of its charges. Services provided may include: counseling, education, evening care, exercise, health screening, meal provision, medical care, physical therapy, recreation, socialization, entertainment, supervision, transportation, and medication management. Sunnyfield Adult Daycare will establish centers to be open during working hours and staffed so as to be capable of providing or monitoring a variety of the services listed above. Sunnyfield is currently awaiting approval from government approval to establish its downtown Los Angeles location.

The healthcare services provided by Skyhill Medical and Sunnyfield Adult Daycare will necessitate a well-educated, focused staff. For this reason, it stands to work well in conjunction within the many companies held by us, as well as the outside community.

We are actively seeking to acquire and/or develop other vertically integrated Companies within this Sector.

SENIOR HEALTHCARE FACILITIES

The US Healthcare facility industry includes several sectors that serve different areas of human healthcare needs. Included in this group are skilled nursing facilities, assisted living residences, independent living communities, and continuing care retirement communities.

SKILLED NURSING FACILITIES

Skilled nursing facilities (“SNFs”), or nursing homes, provide residents with routine long-term care, including daily dietary, social, and recreational services, and a full range of pharmaceutical services and medical supplies. Sub-acute care is generally for patients who have been discharged from an acute care hospital but are too sick to return home and need continued complex and intensive medical services. Skilled nursing units resemble hospital rooms with most residents residing in semi-private rooms.

ASSISTED LIVING RESIDENCES

Assisted living residences (“ALRs”) are hotel-like facilities which serve elderly individuals who need \assistance with the tasks or activates of daily living but do not require 24-skilled nursing care. Many facilities offer separate areas of for Alzheimer’s disease or other forms of dementia, as these individuals do not require round-the clock skilled nursing care but do require more intensive supervision that typical assisted living residents. The object of assisted living is to maintain or enhance residents’ ability to live as independently as possible in a homelike environment that offers on-site medical services. Services are provided largely to private-pay, long-term residents, but many states are developing regulatory structures to provide some assisted living reimbursement under Medicaid for lower income seniors.

Looking ahead, Standard Poor’s expects the assisted living sector to grow, as individuals age 85 and older (a group representing the largest number of users of long- term healthcare services) are currently the fastest growing segment of the US population.

RESIDENTIAL CARE FACILITIES FOR THE ELDERLY

Residential Care Facilities for the Elderly (“RCFEs”) provide room, board, housekeeping, supervision, and personal care assistance with basic activities like personal hygiene, dressing, eating, and walking.

This level of care and supervision serve elderly individuals who need assistance with the tasks or activates of daily living but do not require 24-skilled nursing. They are considered non-medical facilities and are not required to have nurses, certified nursing assistants or doctors on staff. Other terms used to refer to this level of care are board and care homes and rest homes.

INDEPENDENT LIVING COMMUNITIES

Independent living communities (“ILCs”) significantly grew in popularity in the 1980s due to the increasing demand for senior accommodations. They operate identically to assisted living residents but to not provide assistance with activities of daily living. They often contain all of the same amenities as assisted living residents but may also include swimming pools, covered parking, and higher quality dining experiences. ILCs are physically similar to hotels with the most notable difference being a large dining room and commercial kitchen. They typically range in size from 150 units to 300 units.

Similar to apartment complexes, units contain separate bedroom and kitchens. However, most residents choose to use the community dining room which typically prepares three meals per day with one or two meals per day included in residents monthly fees. Additional resident meals and guest meals can almost always be purchased separately. Monthly fees typically include two daily meals, all utilities except telephone, maintenance, weekly housekeeping and linen service, social activities and use of community amenities.

The primary difference between ILCs and ALRs is that residents who locate in an independent living community must be physically and mentally capable of performing all the activities of daily living (“ADLs”). Marketing is most intensive and independent living communities because occupancy is less need driven and more of a personal lifestyle choice for seniors. Modern development trends include cottage or villas style units apart from a main building housing more hotel-like independent and/or assisted living units. Furthermore, most communities offering independent living also provide some form of assisted living component to offer a continuum of care.

SENIOR APARTMENTS

Senior apartments are typically referred to as rental active adult communities. Physically and operationally, the properties are a blend between apartment complexes and independent living communities. Unit doors are typically accessible via the exterior of the building, and meals or housekeeping services are not offered. However, social activities are almost always available. Unit amenities typically include a full kitchen, washer and dryer, balcony or patio, and window treatments.

Senior apartments can be either market rate apartments or subsidized, affordable housing alternatives. Affordable senior apartments are age-restricted apartments that generally take two forms of age restriction. One type is for seniors age 55 or older, these apartments complexes require that at least one person in each apartment be 55 or older and that no more that 20% residents in the entire complex be under the age of 55 years. The second type is restricted to seniors of age 62 years or older, and no residents may be under this age. Rental rates for these affordable senior apartments are typically 30% of a resident’s income with various levels of income qualifications depending on the facility and location.

CONTINUING CARE RETIREMENT COMMUNITIES

A Continuing Care Retirement Community (“CCRC”) is a senior housing community offering a continuum of care among all three traditional levels of senior housing: independent living, assisted living and skilled nursing. CCRCs are designed so that residents typically move into the community’s independent living component and age in place through to the assisted living and skilled nursing components.

RELATED SUBSIDIARIES:

                         Angels Holding Corporation

Skyhill Living, Inc

                         Skyhill Village
                         Northwood’s Village Assisted Living, LLC
                         Artisan Operating, LP
                         Advanced Developers, LLC

                         Magnolia Foundation, Inc.

On June 9, 2008, we acquired Skyhill Living, Inc (“Skyhill Living”), an integrated network of residential care facilities for the elderly (“RCFE”). Licensed by the state of California, Skyhill Living currently has 2 facilities, and 3 more in development. Skyhill Living strives to offer beautiful, exquisitely furnished and decorated environments with hospitality in mind.  In addition to its current developments, Skyhill Living is also seeking additional locations for future RCFE sites.

We are also actively seeking to acquire and develop Continuing Care Retirement Communities (“CCRCs”) throughout the US (“Skyhill Villages” or “Senior Communities”). Our senior communities will include all or a variation of the following: skilled nursing, assisted living, independent living, and senior housing. We also plan to incorporate, whenever possible, within each of these communities, a Nursing School. Our Skilled Nursing facilities will also serve as externship sites for Nurses of Tomorrow and CNEI.

Through our acquisition of Angels Holding Corporation, we have also acquired Northwood’s Village Assisted Living, LLC, and the real property 313 E Washington Ave in Tomahawk, WI (formally Sacred Heart Hospital). We plan to redevelop this property into a Senior Community and a Nursing Campus.
Through our acquisition of Artisan Operating, LP and Advanced Developers, LLC, our real estate development companies (see discussion of ‘Other Healthcare of Today Subsidiaries’ below), we are also in contract to develop and operate a Senior Communities in Texas, South Carolina, and Florida. We plan to incorporate a Nursing School in this Community.

On June 30, 2009, we acquired Magnolia Foundation, Inc ("Magnolia"), a California Corporation.  Magnolia is the licensed operator of Magnolia Senior Living located in Long Beach, California.  Magnolia is currently licensed in the state of California by the Department of Social Services as a Residential Care Facility for the Elderly ("RCFE") to serve 200 non-ambulatory residents.

We are actively seeking to acquire, develop, and operate other Healthcare Facilities and Senior Communities throughout the United States.

OTHER HEALTHCARE OF TODAY SUBSIDIARES

In addition to the endeavors listed above, we have acquired and developed further companies that we believe complement those within the core four sectors of our healthcare concentration.  Each company is unique in that it adds an increased level of production, service quality, and synergy to its sister companies.

OTHER SUBSIDIARIES:

                         Locate Space, Inc
                         Northwood’s Culinary Institute, LLC
                         Northwood’s Village Development Company, LLC
                         Cookie Depot, LLC
                         Presto! Gourmet, Inc
                         Artisan Operating, LP
                         Universal Building Maintenance, Inc
                         ER Home Solutions, Inc
                         ILN Pharmaceuticals, Inc
                         Matriarch Healthcare Systems, Inc
                         ILN Insurance, Inc
                         Healthcare of Today Properties, Inc
                         Advanced Developers, LLC
      Zap HealthCare, LLC
      Priority Sleep, LLC

On June 9, 2008, we acquired Locate Space, Inc (“LocateSpace.com” or “Locate Space”), an online home, rental, and assisted living search optimization company aimed at providing renters, home buyers, home sellers, and assisted living facilities the resources to connect to clients over the internet. In addition, Locate Space is a full-service real estate brokerage licensed in the State of California. .As an online site accessible to anyone, Locate Space's technological capabilities allow all end users to search, list, and save properties to their own personal online profiles. Pictures may be uploaded and detailed maps are provided for every search listing as well. Users may also elect to have any listing featured or premiered by paying an additional charge. Locate Space operates with rental and home listings in Southern California and assisted living facilities nationwide.

Through our acquisition of Angels Holding Corporation, we acquired its wholly-owned subsidiary Northwood’s Culinary Institute, LLC (“Northwood’s Culinary Institute”). Currently, in its developmental stage, Northwood’s Culinary Institute will be offering programs to prepare its students for professional-level quality food service. Using an engaging, fast-paced and Chef-designed curriculum, graduates of the program will be able to apply for positions ranging from highly skilled chefs and cooks to institutional or private household chefs. The institute will feature teaching/lecture kitchen labs and classrooms with industry-current commercial equipment designed for maximum efficiency, usability and comfort. The Institute will also offer specialty training in the disciplines of pastry and banquet services.
On July 2, 2008, we acquired Presto Gourmet!, a food service network providing private chef services to clients who would like the satisfaction of a nutritious and hot home-cooked meal without the hassles of cooking or preparing it. With its network of professional chefs, Presto! Gourmet will provide its services to residential as well as assisted living facilities. Chefs will be available to cater parties, weddings, classes, and other events. Presto! Gourmet has an active website for clients to send inquiries regarding its catering. Presto! Gourmet will partner with Northwood's Culinary Institute to survey possible candidates (culinary school graduates) who are looking to join its network of chefs. Presto! Gourmet will also work in conjunction with all Skyhill Living and Skyhill Village facilities.

On October 1, 2008, we acquired Artisan Operating, LP, Artisan Lifestyle Homes, LLC, and Artisan LH, LC ( collectively “Artisan”) a Texas-based developer of stylized facilities that caters to homebuyers looking for stylized, fully- customized living environments suited to their lifestyles. Focusing on the development of ideal living and working facilities, Artisan has recently expanded into the building of senior communities, assisted living facilities, skilled nursing facilities, and nursing campuses for us. With its current operating entity in Texas, Artisan will shortly begin developments in Wisconsin as well. Artisan Operating includes a veteran team of construction managers, designers, architects, real estate agents, and finance professionals to provide customers with complete full-service implementation from concept to completion of any home, building or facility. Artisan will be one of our main developers for future Healthcare Facility developments.

On October 27, 2008, we acquired Universal Building Maintenance (“UBM”), a full-service building maintenance and office cleaning provider, currently servicing over 5 million sq. ft. of space each week. It attends to office, manufacturing, pharmaceutical, educational, health and fitness centers, retirement community and construction needs, offering regular cleanup services by a team of professional cleaning technicians. UBM's staff is trained in earth-friendly practices; the company uses eco-friendly products and equipment to enhance the green quality of the companies and locations it serves making it fully Green-Clean Certified.

In October 2008, we created ER Home Solutions, Inc (“ER Home Solutions”), a company specializing in constructing and retrofitting Residential Care Facilities to meet code and client requirements. Currently in its developmental stage, ER Home Solutions will integrate quality service and professional craftsmanship into each renovation, seeing to the process of creating a warm and accommodating living environment for their clients.  ER Home Solutions will provide a detail-oriented process that includes precise planning with project managers, contractors and communication with each client. ER Home Solutions will look to establish a personal relationship with each client, partnering with them to create a comfortably and unique living environment.

On June 9, 2008, we acquired ILN Pharmaceuticals, Inc (“ILN Pharmaceuticals”). This company was acquired to develop and bring to market various medical pharmaceuticals and/or medical devices.  To date, ILN Pharmaceuticals is in its research and development stage (RD) of a liquid nutritive product for seniors.

On July 25, 2008, we acquired Matriarch Healthcare Systems, Inc (“Matriarch Healthcare Systems” or “Matriarch”), a provider of managed IT solutions, website design and software development technologies. Matriarch Healthcare Systems’ range of infrastructure management and applications is designed to help clients achieve business goals by providing quality end-to-end technology solutions. Matriarch conceives, develops and implements websites for its clients. Services within Matriarch's web and interactive development practice include content management and technology development and implementation, quality assurance testing, user research and testing, user interface design and development, site design and development; and custom application development. Matriarch is currently contracted to handle the business technologies for all of Healthcare of Today subsidiaries.

On June 9, 2008, we acquired ILN Insurance, Inc (“ILN Insurance”). ILN Insurance is a full service insurance brokerage licensed in the State of California offering a wide array of products including: automobile and homeowners’ insurance, health Insurance, life insurance, and other business insurance coverage.

On October 27, 2008, we created Healthcare of Today Properties, Inc (“Healthcare of Today Properties, Inc”). This Company was formed to hold our Real Estate Assets and Leases including the Real Property of our Healthcare Facilities.

On January 27, 2009, we acquired Advanced Developers, LLC (“Advanced Developers”). Advanced Developers is a company focused on the development of senior community properties. Among Advanced Developers' active projects is Villa Bella, senior residences comprised of Independent Living Facilities and Assisted Living Facilities, as well as nursing campuses. The facilities are built with stylish rooms, nature walks, putting greens, and indoor courtyards, these are just a few of the amenities to be found at Villa Bella. Quality and comfort are unparalleled at these Independent and Assisted Living Resort Communities for seniors. Inspired by Italian resorts, all of the Villa Bella communities are built with the likes of barrel tile roofs, keystone, and travertine stone walkways. Spacious floor plans boast high ceilings and 10 ft wide hallways. The craftsmanship and quality of materials used for Villa Bella will be of the highest caliber. Villa Bella clients can expect to find granite countertops, wood and slate flooring, stainless steel fixtures and appliances, textured wall finishes, and crown moldings in their homes. The newest Villa Bella property will reside in Sebring, Florida. Located on 20 acres, it is currently in Phase One of development as 6 duplex units are already complete. Upon completion the Villa Bella: Sebring, Florida community will consist of 16 Duplex Units, representing 32 (3bed/2 bath/ 1 car garage) independent living facilities and a 40,000 sq ft assisted living facility, along with an additional 40,000 sq ft facility projected for an adult day care facility. Future plans for a rehab facility have also been discussed. In addition, another  Villa Bella development is underway in Lehigh Acres, Lee County, Florida. A 6.38 acre site, the Lehigh Acres location will consist of 8 duplex units which will represent 16 Independent Living Facility units (3 bed/2 bath/1 car garage each side) and a 40,000 sq ft Assisted Living Facility.

On March 17, 2009, we acquired Zap Healthcare, LLC (“ZAP”). ZAP currently does business as Sears Home Health Care (“SHHC”). SHHC is a licensed business, which currently located within six Sears stores within the Detroit Metropolitan Area. SHHC stores product offerings consist of a variety of products that enable individuals to continue their lives with added comfort and ease. Product categories include: mobility, bathroom safety, adjustable beds, lift chairs, stairway lifts, incontinence, compression hosiery and aids for daily living. The Licensed Business Model provides the following benefits to SHHC: revenues share in return for space/location within Sears store, Sears branding, Direct mail to Sears customer list, Kmart RX opportunity, Sears commercial sales opportunity in Senior Living communities, media rates buys at Sears pre-negotiated rates, ability to scale to 2000 stores with Kmart, utilize existing Sears point of sale, private label product branding, cross marketing/promoting SHHC products with Sears products, and the ability to utilize Sears logistics/delivery service. SHHC immediate expansion efforts include the Phoenix/Scottsdale, Arizona metropolitan market. SHHC has the potential to grow to over 1,000 stores throughout the Sears' network as well as opportunities with Kmart.

On March 17, 2009, we also acquired Priority Sleep, LLC (“CLINIC”). Priority Sleep, LLC will be filing an amendment to change its name in the near future to reflect its current business. CLINIC, is a developmental stage Company in the business of rolling out walk-in clinics within a major retail chains. CLINIC plans to leverage its presence in retailers/hosts to promote SHHC retail locations, catalogs, and online offerings. Services will include treatments for Common Illnesses (allergies, bladder infections, bronchitis, ear infections, pink eye and styes, sinus infections, and strep throat), Skin Conditions (athlete’s foot, cold sores, minor burns and rashes, minor sunburns, poison ivy, wart removal), Vaccines (Diphtheria, Tetanus, Pertussis, Influenza, Hepatitis A B, Meningitis, Measles, Mumps, Rubella, and Pneumonia).     CLINIC plans to incorporate a home health agency, and offer skilled nursing and custodial care. CLINIC will also act as an externship site for Healthcare of Today’s nursing school.

OUR GROWTH STRATEGY

Our mission is to build and acquire companies that are vertical to our core businesses. To achieve our goal, we intend to pursue the following strategies for growth:

•	We plan to expand our businesses via mergers and acquisitions.

•

We plan to develop/acquire/operate senior communities throughout the United States. These communities may include all or variations of the following: independent living, assisted living, skilled nursing, and nursing/culinary schools.

•

We plan to continue to acquire/develop/operate Healthcare Facilities including: Skilled Nursing Facilities, Assisted Living Residences, Residential Care Facilities for the Elderly, Independent Living Communities, Senior Apartments, and Continuing Care Retirement Communities.

•	We plan to acquire/develop/operate Adult Daycares, specifically for the Elderly.

•	We plan to acquire/develop/operate Nursing/Culinary Schools.

•	We plan to acquire/develop home health and staffing agencies.

•	We plan to acquire/develop pharmacies and medical supply companies.

•	We plan to acquire/develop healthcare products.

•	We plan to acquire/develop our own in-house marketing team.

•	We plan to acquire/develop pharmacies and medical supply companies.

•	We plan to systematically optimize our underlying processes to achieve more efficient results and create corporate, management, revenue and cost synergies between all of our core businesses.

INDUSTRY DATA

We use market data and industry forecasts and projections throughout this prospectus, which we have obtained from market research, publicly available information, and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry as of the time they were prepared, and there is no assurance that any of the projected numbers will be reached. Similarly, we believe that the surveys and market research others have completed are reliable, but we have not independently verified their findings.

Summary Consolidated Financial Information

You should read the summary consolidated financial information set forth below in conjunction with our consolidated financial statements and related notes, “Selected Consolidated Financial Information,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The summary consolidated statements of income and other comprehensive income for the year ended September 30, 2008, the summary consolidated balance sheets as of September 30, 2008, and the summary consolidated statements of cash flows for the year ended September 30, 2008 have been derived from our audited consolidated financial statements that are included elsewhere in this prospectus. The following summary consolidated statements of income and other comprehensive income for the nine months ended June 30, 2009, the summary consolidated balance sheets as of June 30, 2009, and the summary consolidated statements of cash flows for the nine months ended June 30, 2009 have been derived from our unaudited consolidated financial statements that are included elsewhere in this prospectus. The unaudited financial information includes all adjustments, consisting only of normal and recurring adjustments that we consider necessary for a fair presentation of our financial position and operating results for the periods presented. The consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of results to be expected for future periods.

Consolidated Statements of Income and Other Comprehensive Income
	Year ended September 30, 2008	6 months ended March 31 2009

Revenue	$
Cost of revenue
Gross profit
Selling, general and administrative expenses
Income (loss) from operations
Other income (expense), net		)
Income (loss) before provision for income taxes
Provision for income taxes
Net income (loss)
Comprehensive income (loss)	$
Earnings per share – basic and diluted	$
Weighted average number of shares outstanding – basic and diluted

[GRAPHIC OMITTED]

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Consolidated Balance Sheets	As of September 30, 2008

Cash
Working Capital(1)
Total Current Assets
Total Assets
Total Current Liabilities
Total Liabilities
Minority Interest
Total Stockholders’ equity
[GRAPHIC OMITTED][GRAPHIC OMITTED] (1)	Working capital is equal to total current assets less total current liabilities.
[GRAPHIC OMITTED][GRAPHIC OMITTED]	[GRAPHIC OMITTED][GRAPHIC OMITTED]	[GRAPHIC OMITTED][GRAPHIC OMITTED]
Consolidated Statements of Cash Flows
	2008	2009

Cash flows provided by (used in) operating activities	$		$
Cash flows provided by (used in) investing activities
Cash flows provided by (used in) financing activities

[GRAPHIC OMITTED]

Conventions that Apply to this Prospectus

Unless otherwise indicated and except where the context otherwise requires, “we,” “us,” “our company,” “the Company” and “our” refer to Healthcare of Today, Inc., a California corporation, its predecessor entities and subsidiaries.

Unless otherwise indicated and except where the context otherwise suggests, our financial information presented in this prospectus, including the audited consolidated financial statements and related notes, has been prepared in accordance with U.S. GAAP.

SUMMARY RISK FACTORS

Our business is subject to various risks and challenges, including (without limitation or any specific order):

•	many of our subsidiaries have a limited operating history on which to evaluate our operations;

•	we have incurred significant losses since inception that raise doubts about our ability to continue as a going concern;

•	if we are not successful in raising capital or do not achieve profitability, we may be forced to cease operations;

•	we may not be able to manage our planned future expansion strategy efficiently or profitably;

•	any findings of noncompliance with governmental healthcare regulations could cause our financial condition to suffer;

•	our dependence on our management team and key personnel and the loss or inability to retain these individuals could harm our business; and

•	there is no prior public market for our Common Stock and our stock price could be volatile and could decline following this offering.

For a detailed description of these and additional risk factors, please refer to “Risk Factors” beginning on page 13.

THE OFFERING

Securities Offered	15,000,000 shares of Common Stock , par value $0.001 2,500,000 shares to be offered by the Selling Shareholders 12,500,000 shares to be offered by the Company
Offering Price	$18.00 per share

Common Stock Outstanding After This Offering	104,895,652 shares, of which 12,500,000 or approximately 11.9%, would be held by persons purchasing in this offering.

Use of Proceeds	We intend to use the net proceeds from this offering as follows, provided, however, we may choose, in our sole discretion, to use the net offering proceeds for different purposes:

• Approximately $75,000,000 to develop existing Healthcare Facilities and Subsidiaries.
• Approximately $60,000,000 to develop and acquire future subsidiaries.
• Approximately $32,000,000 will be used to pay off existing notes per acquisition agreements with certain subsidiaries.
• Approximately $40,000,000 for current operating expenses.

Trading Symbol	We will apply for listing of our Common Stock on the NASDAQ under the proposed symbols “HOTI”, “HCOT” and “HDAY”.

Risk Factors

You should consider carefully all of the information set forth in this prospectus, and, in particular, the specific factors set forth under “Risk Factors” beginning at page 13, before deciding whether to invest in our securities.

Unless otherwise indicated, the number of shares of Common Stock to be outstanding after the offering is based on 86,812,326 shares outstanding *as of March 31, 2009 and excludes:

•	177,261 shares* issuable upon the vesting of outstanding stock grants;

We are registering an aggregate of 12,500,000 shares of Common Stock for public sale which, on a pro forma basis, would represent approximately 11.9% of our outstanding securities as of March 31, 2009.

RISK FACTORS

An investment in our company is extremely risky. You should carefully consider the following risks, in addition to the other information presented in this prospectus, before deciding to buy , our securities. If any of the following risks actually materialize, our business and prospects could be seriously harmed, the price and value of our securities could decline and you could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS: HEALTHCARE OF TODAY

We have a limited operating history on which to evaluate our operations and may continue to incur losses in the future, particularly if we implement our planned expansion.

Since inception, we have been in operations for only 13 months. For the fiscal period ended September 30, 2008, we had revenues of approximately $1,037,848 and net losses of $481,100. We have a limited operating history on which to base an evaluation of our business and prospects. Since inception, we have funded operations through operating cash flows, when available, sales of equity securities, shareholder loans and issuances of various forms of debt securities. Any investment in our Company should be considered a high risk investment because you will be placing funds at risk in an early stage company with unforeseen costs, expenses, competition and other problems to which such companies are often subject. Our revenues and operating results are difficult to forecast and our projected growth is dependent, in part, on our ability to complete our planned future expansion of opening additional clinics and the future revenues and operating results of such clinics. We therefore believe that period-to-period comparisons of our operating results thus far should not be relied upon as an indication of future performance.

Furthermore, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies engaged in the development of a new business. Some of the specific risks associated with our business include our:

•	ability to generate and successfully vertically integrating our subsidiaries;

•	need to manage our expanding operations;

•	continuing need to raise substantial additional capital;

•	dependence upon and need to hire key personnel; and

•	retention of key personnel.

To address these risks, we must, among other things, respond to ours and the contracting physician’s competitors, attract, retain and motivate qualified personnel, continue to develop our brand, and market and sell our services to contracting physicians. We cannot guarantee that we will be successful in addressing any or all of these risks and the other risks described herein, or that we will generate significant revenues or achieve or sustain significant profitability. The failure to address one or more of these risks and successfully implement our strategy could have a material adverse effect on our financial condition or results of operations.

We have incurred significant operating losses since our inception that raise doubts about our ability to continue as a going concern, and if we do not achieve profitability we may be forced to cease operations.

Our revenues have not grown sufficiently to satisfy our increases in general and administrative expenses associated with our prior private financing and those legal, accounting, and insurance costs related to becoming a reporting company, accounting for a significant portion of our working capital and accumulated deficits. We have incurred acquisition debt as described elsewhere in this prospectus totaling approximately $30,000,000 as of the filing date of this Registration Statement . We expect that the proceeds from this offering will be sufficient to repay our outstanding debt obligations, to provide additional working capital to fund current operations and to fund the long term cash requirements described elsewhere in this prospectus through September 30, 2011.

The circumstances discussed above raise substantial doubt about our ability to continue as a going concern in the normal course of business. Our existence is dependent upon our management’s ability to develop profitable operations, complete our planned public offering or obtain other sources of cash to repay our outstanding obligations and resolve our liquidity problems. If we are not able to continue as a going concern, we may cease to operate and investors will lose some or all of their investment.

We may require additional funds to sustain our business in addition to the funds received in this offering, which we may be unable to obtain at acceptable terms.

We require substantial capital to fund our business operations and following this offering may continue to seek substantial amounts of capital to effectuate our business plan. We have experienced significant negative cash flow from operations to date and we expect to continue to experience significant negative cash flow in the future. Our revenues from management fees have not been sufficient to date to cover our operating expenses. We will require additional funds to sustain and expand operations and continue our marketing activities. Adequate funds for these and other purposes on terms acceptable to us, whether through additional equity financing, debt financing or other sources, may not be available when needed on commercially reasonable terms, or at all, or may result in significant dilution to existing equity holders. Our inability to generate sufficient funds from operations and external sources will have a material adverse effect on our business, results of operations and financial condition. If we are not able to raise additional funds, we will be forced to significantly curtail or cease our operations. Our ability to issue debt securities in the future or to service such debt or the debt we have issued may also be limited by our ability to generate adequate cash flow.

If we acquire other complementary technologies or companies, our financial performance could suffer, and such acquisitions involve a number of risks.

We may from time to time actively seek to identify and acquire companies, technologies, or pharmaceutical products with attributes complementary to our products and services. Acquisitions that we make may involve numerous risks, including:

•	diverting management’s attention from other business concerns;

•	being unable to maintain uniform standards, controls, procedures, and policies;

•	entering markets in which we have no direct prior experience;

•	improperly evaluating new services and technologies or otherwise being unable to fully exploit the anticipated opportunity; and

•	being unable to successfully integrate the acquisition.

Our competitors may develop products that are less expensive, safer, or more effective, which may diminish or eliminate the commercial success of any future products that we may commercialize
.
We compete with several biopharmaceutical companies, and our competitors may:

•	develop product candidates and market products that are less expensive or more effective than our future products;

•	commercialize competing products before we or our partners can launch any products developed from our product candidates;

•	initiate or withstand substantial price competition more successfully than we can;

•	have greater success in recruiting skilled scientific workers from the limited pool of available talent;

•	more effectively negotiate third-party licenses and strategic relationships; and

•	take advantage of acquisition or other opportunities more readily than we can.

We will compete for market share against large pharmaceutical and biotechnology companies and smaller companies that are collaborating with larger pharmaceutical companies, new companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors, either alone or together with their partners, may develop new product candidates that will compete with ours, and these competitors may, and in certain cases do, operate larger research and development programs or have substantially greater financial resources than we do.

If our competitors market products that are less expensive, safer or more effective than our potential products, or that reach the market sooner than our potential products, we may not achieve commercial success. In addition, the life sciences industry is characterized by rapid technological change. Because our research approach integrates many technologies, it may be difficult for us to stay abreast of the rapid changes in each technology. If we fail to stay at the forefront of technological change we may be unable to compete effectively. Our competitors may render our technologies obsolete by advances in existing technological approaches or the development of new or different approaches, potentially eliminating the advantages in our drug discovery process that we believe we derive from our research approach and proprietary technologies.

If we fail to comply with extensive regulations enforced by the FDA, EMEA, and other agencies, the sale of our current products, and the commercialization of our product candidates would be prevented or delayed.

Research, pre-clinical development, clinical trials, manufacturing, and marketing of our products are subject to extensive regulation by various government authorities. The process of obtaining FDA, European Medicines Agency, or EMEA, and other required regulatory approvals is lengthy and expensive, and the time required for such approvals is uncertain.

Regulatory authorities also will require post-marketing surveillance to monitor and report to the FDA potential adverse effects of our products or product candidates. Congress or the FDA in specific situations can modify the regulatory process. Once approved, a product’s failure to comply with applicable regulatory requirements could, among other things, result in warning letters, fines, suspension or revocation of regulatory approvals, product recalls or seizures, operating restrictions, injunctions, and criminal prosecutions.

The FDA’s policies may change and additional government regulations may be enacted that could prevent or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are not able to maintain regulatory compliance, we might not be permitted to market our products and our business could suffer.

Our goal is to expand our global presence for these products. Distribution of our products outside the U.S. is subject to extensive government regulation. These regulations, including the requirements for approvals or clearance to market, the time required for regulatory review and the sanctions imposed for violations, vary from country to country. There can be no assurance that we will obtain regulatory approvals in such countries or that we will not be required to incur significant costs in obtaining or maintaining these regulatory approvals. In addition, the export by us of certain of our products that have not yet been cleared for domestic commercial distribution may be subject to FDA export restrictions. Failure to obtain necessary regulatory approvals, the restriction, suspension or revocation of existing approvals or any other failure to comply with regulatory requirements would impair our ability to generate revenue, increase our compliance costs, and have a material adverse effect on our future business, financial condition, and results of operations.

The insurance coverage and reimbursement status of newly approved products is uncertain and failure to obtain or maintain adequate coverage and reimbursement for new or current products could limit our ability to market those products and decrease our ability to generate revenue.

There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. The commercial success of our potential products in both domestic and international markets is substantially dependent on whether third-party coverage and reimbursement is available for the ordering of our potential products by the medical profession for use by their patients. Medicare, Medicaid, health maintenance organizations, and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new products, and, as a result, they may not cover or provide adequate payment for our potential products. Likewise, legislative or regulatory efforts to control or reduce healthcare costs or reform government healthcare programs could result in lower prices or rejection of our products. Changes in coverage and reimbursement policies or healthcare cost containment initiatives that limit or restrict reimbursement for our products may cause our revenue to decline.

We may not be able to maintain sufficient product liability insurance to cover claims against us.

Product liability insurance for the biopharmaceutical industry is generally expensive to the extent it is available at all. There can be no assurance that we will be able to maintain such insurance on acceptable terms or that we will be able to secure increased coverage if the commercialization of our products progresses, or that existing, or future claims against us will be covered by our product liability insurance. Moreover, there can be no assurance that the existing coverage of our insurance policy and/or any rights of indemnification and contribution that we may have will offset existing or future claims. A successful claim against us with respect to uninsured liabilities or in excess of insurance coverage and not subject to any indemnification or contribution could have a material adverse effect on our future business, financial condition, and results of operations.

We could be negatively impacted by the application or enforcement of federal and state fraud and abuse laws, including anti-kickback laws and other federal and state anti-referral laws.

We are subject to various federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws and physician self-referral laws. Violations of these laws are punishable by criminal and civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state healthcare programs, including the Medicare, Medicaid and Veterans Administration health programs. Because of the far-reaching nature of these laws, we may be required to alter or discontinue one or more of our practices to be in compliance with these laws. Healthcare fraud and abuse regulations are complex, and even minor irregularities can potentially give rise to claims that a statute or prohibition has been violated. Any violations of these laws, or any action against us for violation of these laws, even if we successfully defend against it, could result in a material adverse effect on our business, financial condition and results of operations. If there is a change in law, regulation or administrative or judicial interpretations, we may have to change or discontinue our business practices or our existing business practices could be challenged as unlawful, which could have a material adverse effect on our business, financial condition and results of operations. In addition, we could become subject to false claims litigation under federal statutes, which can lead to treble damages based on the reimbursements by federal health care programs, civil money penalties (including penalties levied on a per false claim basis), restitution, criminal fines and imprisonment, and exclusion from participation in Medicare, Medicaid and other federal and state healthcare programs. These false claims statutes include the False Claims Act, which allows any person to bring suit on behalf of the federal government alleging the submission of false or fraudulent claims, or causing to present such false or fraudulent claims, under federal programs or contracts claims or other violations of the statute and to share in any amounts paid by the entity to the government in fines or settlement. These suits against biotechnology companies have increased significantly in recent years and have increased the risk that a healthcare company will have to defend a false claim action, pay fines or restitution, or be excluded from the Medicare, Medicaid or other federal and state healthcare programs as a result of an investigation arising out of such action. We cannot assure you that we will not become subject to such litigation or, if we are not successful in defending against such actions, that such actions will not have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that the costs of defending claims or allegations under the False Claims Act will not have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Businesses and Industries: Healthcare Staffing

If we are unable to continue to recruit and retain healthcare professionals for our healthcare staffing business at reasonable costs, it could increase our operating costs and negatively impact our business.

We rely significantly on our ability to recruit and retain healthcare professionals who possess the skills, experience and licenses necessary to meet the requirements of our hospital, healthcare facility clients and physician practice groups. We compete for healthcare staffing personnel with other temporary healthcare staffing companies and with hospitals, healthcare facilities and physician practice groups based on the quantity, diversity and quality of assignments offered, compensation packages and the benefits that we provide to our healthcare professionals. We rely on our human capital intensive, relationship-oriented approach and national infrastructure to enable us to compete in all aspects of our business, but particularly in the permanent physician staffing business. We must continually evaluate and expand our temporary and permanent healthcare professional network to serve the needs of our hospital, physician practice groups and other clients.

Currently, there is a shortage of qualified nurses and certain healthcare professionals in the United States, significant competition exists for these personnel, and salaries and benefits have risen. We may be unable to continue to increase the number of temporary and permanent healthcare professionals that we recruit, decreasing the potential for growth of our business. Our ability to recruit and retain temporary and permanent healthcare professionals depends on several factors, including our ability to provide our healthcare professionals with assignments and placements that they view as attractive and to provide our temporary healthcare professionals with competitive wages and benefits, including health insurance and housing. We cannot assure you that we will be successful in any of these areas as the costs of attracting healthcare professionals and providing them with attractive benefit packages may be higher than we anticipate, or we may be unable to pass these costs on to our hospital and healthcare facility clients. If we are unable to increase the rates that we charge our hospital and healthcare facility clients to cover these costs, our profitability could decline. Moreover, if we are unable to recruit temporary and permanent healthcare professionals, the quality of our services to our hospital and healthcare facility clients may decline and, as a result, we could lose clients.

Our operations may deteriorate if we are unable to continue to attract, develop and retain our sales and operations personnel.

Our success is dependent upon the performance of our sales and operations personnel. The number of individuals who meet our qualifications for these positions is limited, and we may experience difficulty in attracting qualified candidates. In addition, we commit substantial resources to the training, development and support of our personnel. Competition for qualified sales personnel in the line of business in which we operate is strong, and there is a risk that we may not be able to retain our sales personnel after we have expended the time and expense to recruit and train them.

We operate in a highly competitive market and our success depends on our ability to remain competitive in obtaining and retaining hospital, healthcare facility and physician practice group clients and demonstrating the value of our services.

The temporary healthcare staffing business is highly competitive. We compete in national, regional and local markets with full-service staffing companies, specialized temporary staffing agencies and hospital systems that have developed their own interim staffing pools. We believe that the primary competitive factors in obtaining and retaining hospital, healthcare facility and physician practice group clients are identifying qualified healthcare professionals for specific job requirements, providing qualified employees in a timely manner, pricing services competitively and effectively monitoring the job performance of our employees and independent contractor professionals. Competition for hospital, healthcare facility and physician practice group clients and temporary and permanent healthcare professionals may increase in the future related to these factors or due to a shortage of qualified healthcare professionals in the marketplace and, as a result, we may not be able to remain competitive. To the extent competitors seek to gain or retain market share by reducing prices or increasing marketing expenditures, we could lose revenue or clients and our margins could decline, which could seriously harm our operating results and cause the price of our stock to decline. In addition, the development of alternative recruitment channels could lead our clients to bypass our services, which would also cause revenue and margins to decline.

Our business depends upon our ability to secure and fill new orders from our hospital, healthcare facility and physician practice group clients because our temporary healthcare staffing business does not have long-term, exclusive or guaranteed contracts, and economic conditions may adversely impact the number of new orders and contracts we receive.

We generally do not have long-term, exclusive or guaranteed order contracts for temporary healthcare staffing with our hospital, healthcare facility and physician practice group clients. The success of our business is dependent upon our ability to continually secure new contracts and orders from hospitals, healthcare facilities and physician practice groups and to fill those orders with our temporary healthcare professionals. Our hospital, healthcare facility and physician practice group clients are free to award contracts and place orders with our competitors and choose to use temporary healthcare professionals that our competitors offer them. Therefore, we must maintain positive relationships with our hospital, healthcare facility and physician practice group clients. If we fail to maintain positive relationships with them, we may be unable to generate new temporary healthcare professional orders and our business may be adversely affected.

Some hospitals and healthcare facility clients choose to outsource this contract and order function to staffing associations owned by member healthcare facilities or vendor management service companies that may act as intermediaries with our client facilities. These organizations may impact our ability to obtain new clients and maintain our existing client relationships by impeding our ability to access and contract directly with healthcare facility clients. We may also experience pricing pressure or incremental fees from these organizations that may negatively impact our revenue and profitability.

Additionally, some of our hospital and healthcare facility clients are state and federal government agencies, where our ability to compete for new contracts and orders may be affected by government legislation or policy.

Depressed economic conditions, such as increasing unemployment rates and low job growth, could also negatively influence our ability to secure new orders and contracts from clients. In times of economic downturn, permanent healthcare facility staff may be more inclined to work overtime and less likely to leave their positions, resulting in fewer available vacancies and less demand for our services. Fewer placement opportunities for our temporary healthcare professionals impairs our ability to recruit and place both temporary and permanent placement healthcare professionals and our revenues and profitability may decline as a result of this constricted demand and supply.

The demand for our services, and therefore the profitability of our business, may be adversely affected by changes in the staffing needs due to the adoption of alternative modes of healthcare delivery, staffing preferences of our healthcare facility clients and fluctuations in hospital admissions.

The settings for the delivery of patient services are continually evolving and alternative modes of healthcare delivery, such as specialty hospitals and retail clinics, are becoming more prevalent. Demand for our services is affected by the public’s adoption and demand for such new modes of healthcare delivery, by our clients’ evolving needs in light of that demand, and by our ability to adapt to fill those needs.  Demand for our temporary healthcare staffing services is also affected by the staffing needs and preferences of our healthcare facility clients, as well as by fluctuations in patient occupancy at our client healthcare facilities due to economic factors and seasonal fluctuations that are beyond our control. Hospitals in certain geographical regions experience significant seasonal fluctuations in admissions, and must be able to adjust their staffing levels to accommodate the change in patient census. Our healthcare facility clients may choose to use temporary staff, additional overtime from their permanent staff or add new permanent staff in order to accommodate changes in their staffing needs. Many healthcare facilities will utilize temporary healthcare professionals to accommodate an increase in hospital admissions. Alternatively, if hospital admissions decrease, the demand for our temporary healthcare professionals may decline as healthcare facility clients typically will reduce their use of temporary staff before reducing the workload or undertaking layoffs of their regular employees. In addition, we may experience more competitive pricing pressure during periods of patient occupancy and hospital admission downturns, negatively impacting our revenue and profitability.

The ability of our hospital, healthcare facility and physician practice group clients to retain and increase the productivity of their permanent staff may affect the demand for our services.

If our hospital, healthcare facility and physician practice group clients retain and increase the productivity of their permanent staff, their need for our services may decline. Higher permanent staff retention rates and increased productivity of permanent staff members could result in increased efficiencies, thereby reducing the demand for both our temporary staffing and permanent placement services, which could negatively impact our revenue and profitability.

We operate in a regulated industry and changes in regulations or violations of regulations may result in increased costs or sanctions that could reduce revenue and profitability and may impact our ability to grow and operate our business.

The healthcare industry is subject to extensive and complex federal and state laws and regulations related to professional licensure, conduct of operations, costs and payment for services and payment for referrals.

Our business is generally not subject to the extensive and complex laws that apply to our hospital, healthcare facility and physician practice group clients, including laws related to Medicare, Medicaid and other federal and state healthcare programs. However, these laws and regulations could indirectly affect the demand or the prices paid for our services. For example, our hospital, healthcare facility and physician practice group clients could suffer civil and criminal penalties and be excluded from participating in Medicare, Medicaid and other healthcare programs if they fail to comply with the laws and regulations applicable to their businesses. In addition, our hospital, healthcare facility and physician practice group clients could receive reduced reimbursements, or be excluded from coverage, because of a change in the rates or conditions set by federal or state governments. Such changes in federal reimbursement program laws and regulations, or the exclusion of our hospital, healthcare facility and physician practice group clients from such programs could adversely affect our clients which in turn could also adversely affect the prices and demand for our services. Similarly, state legislation exists, such as legislation in Massachusetts that limits the hourly rate paid to temporary nursing agencies for registered nurses, licensed practical nurses and certified nurses’ aides. While our service offerings are exempt, in part, from this regulation, similar regulations may be enacted in other states in which we operate, and as a result revenue and margins could decrease. Furthermore, third party payers, such as federal and state government and health maintenance organizations, significantly impact the prices charged for medical care. Failure by hospitals, healthcare facilities and physician practice groups to obtain full reimbursement from those third party payers could reduce the demand or the price paid for our services, or result in some client solvency issues or cessation of business.

We are also subject to certain laws and regulations applicable to healthcare staffing agencies and general temporary staffing services. Like all employers, we must also comply with various laws and regulations relating to pay practices, workers compensation and immigration. There is a risk that we could be subject to payment of additional wages, insurance and employment and payroll related taxes if certain of our corporate employees classified as exempt from overtime and minimum wage requirements are re-classified as non-exempt from overtime and minimum wage requirements. Because of the nature of our business, the impact of these laws and regulations may have a more pronounced effect on our business. These laws and regulations may also impede our ability to grow our operations.

We primarily draw our supply of healthcare professionals from the United States, but international supply channels have represented a small temporary nurse supply source. Our continued utilization of this international supply channel is reliant upon an increase or exemption from current permanent immigrant visa quotas. As a result of these quotas, there are delays ranging from three to five years for foreign-trained nurses from certain countries, such as India and the Philippines, to enter into the United States on a permanent immigrant visa.

Additionally, we have incurred and will continue to incur additional legal and accounting expenses related to compliance with corporate governance and disclosure standards implemented by the Sarbanes-Oxley Act of 2002, the rules of the NASDAQ, and regulations of the Securities and Exchange Commission. If we are found in non-compliance with these laws and regulations, damages, civil and criminal penalties, injunctions and cease and desist orders may be imposed, which would negatively impact our business and operations. The costs required to comply with these laws and regulations affecting our business reduces our overall profitability, and reduces the assets and resources available for utilization in the expansion of our business operations.

Our profitability is impacted by our ability to leverage our cost structure.

We have technology, operations and human capital infrastructures to support our existing business and contemplated growth. In the event that our business does not grow at the rate that we had anticipated, our inability to reduce these costs would impair our profitability. Additionally, if we are not able to capitalize on this infrastructure, our earnings growth rate will be impacted.

The variation in pricing of the healthcare facility contracts under which we place temporary and permanent healthcare professionals impacts our profitability.

The pricing of our contracts with hospitals, healthcare facilities and physician practice groups may vary depending on circumstances, including geographic location, economic conditions and supply and demand factors. These pricing variables impact our gross margin and could result in decreased profitability if we are unable to renew existing accounts on economically favorable terms.

We may not be able to successfully implement our strategic growth, acquisition and integration strategies.

An effective growth management strategy is necessary to organically grow our current operations, and if we do not successfully execute on this growth strategy, our profitability could decline. We continue to explore strategic acquisition opportunities to supplement our organic growth strategy. Our acquisition and integration strategy involves significant risks and uncertainties, including appropriate valuation of target companies, current liquidity issues in the credit markets, the assumption of liabilities and exposure to unforeseen liabilities of acquired companies, difficulties integrating acquired personnel and corporate cultures into our business, the potential loss of key employees or customers of acquired companies, and the diversion of management attention from existing operations. We may not be able to fully integrate the operations of the acquired businesses with our own in an efficient and cost-effective manner. Acquisitions may also require significant expenditures of cash and other resources and assumption of debt that may ultimately negatively impact our overall financial performance.

Difficulties in maintaining our management information and communications systems may negatively impact our business operations and as a result, our financial performance.

Our ability to deliver our staffing services to our hospital, healthcare facility and physician practice group clients and manage our internal systems depends to a large extent upon our access to and the performance of our management information and communications systems. These systems also maintain accounting and financial information, which we depend upon to fulfill our financial reporting obligations. If these systems do not adequately support our operations, these systems are damaged or service is disrupted or if we are required to incur significant additional costs to repair, maintain or expand these systems, our business and financial results could be materially adversely affected. Although we have risk mitigation measures, these systems, and our access to these systems, are not impervious to floods, fire, storms, or other natural disasters or service interruptions, and the loss of systems information could result in disruption to our business.

The challenge to the classification of certain of our healthcare professionals as independent contractors could adversely impact our profitability.

Although it is general industry standard to treat certain healthcare professionals, such as physicians, as independent contractors, there is a risk we could be subject to additional wage and insurance claims, and employment and payroll-related taxes if federal or state taxing authorities re-classify our independent contractor physicians and certified registered nurse anesthetists as employees, which would significantly reduce our profitability. In addition, many states have laws which prohibit non-physician owned companies from employing physicians, referred to as the “corporate practice of medicine.” If our independent contractor physicians are classified as employees, we could be found in violation of state laws that prohibit the corporate practice of medicine, which would have a substantial negative impact on our profitability.

The impact of medical malpractice and other claims asserted against us could subject us to substantial liabilities.

Because our temporary and permanent healthcare professionals provide medical care and we recruit and assist in credentialing of these healthcare professionals, claims may be brought against us and our healthcare professionals relating to the recruitment and qualification of these healthcare professionals and the quality of medical care provided by our temporary healthcare professionals while on assignment or after placement at our hospital, healthcare facility and physician practice group clients. We and the healthcare professional are at times named in these lawsuits regardless of our contractual obligations, the competency of the healthcare professional, the standard of care provided by the healthcare professional or the quality of service that we provided. In some instances, we are required to indemnify hospital, healthcare facility and physician practice group clients contractually against some or all of these potential legal actions.

Also, because some of our temporary healthcare professionals are our employees, we may be subject to various employment claims and contractual disputes regarding the terms of a temporary healthcare professional’s employment. Because we are in the business of placing our temporary healthcare professionals in the workplaces of other companies, we are subject to possible claims by our temporary healthcare professionals alleging discrimination, sexual harassment and other similar activities by our hospital and healthcare facility clients or their agents. We maintain a policy for employment practices coverage. However, the cost of defending such claims, even if groundless, could be substantial and the associated negative publicity could adversely affect our ability to attract, retain and place qualified individuals in the future.

We maintain various types of insurance coverage, including professional liability, workers compensation and employment practices, through insurance carriers, and we also self-insure for these claims through accruals for retention reserves. We may experience increased insurance costs and reserve accruals and may not be able to pass on all or any portion of increased insurance costs to our hospital, healthcare facility and physician practice group clients, thereby reducing our profitability. Our insurance coverage and reserve accruals may not be sufficient to cover all claims against us, and we may be exposed to substantial liabilities.

Terrorist threats or attacks may disrupt or adversely affect our business operations.

Our business operations may be interrupted or adversely impacted in the United States and abroad in the event of a terrorist attack or heightened security alerts. Our temporary healthcare professionals may become reluctant to travel and may decline assignments based upon the perceived risk of terrorist activity, which would reduce our revenue and profitability. In addition, terrorist activity or threats may impede our access to our management and information systems resulting in loss of revenue. We do not maintain insurance coverage against terrorist attacks.

If we are unable to carry out our business strategy, our profitability could be negatively impacted.

Our success is dependent on our ability to execute our business strategy, which necessarily involves the successful operation of a number of integral components and business objectives. Our ability to execute these business objectives is dependent upon a sufficient cash flow and capital structure to support the business. If we are unable to access credit on commercially reasonable terms or our cash flow is significantly impaired, our profitability could be negatively impacted.

The loss of key officers and management personnel could adversely affect our ability to remain competitive.

We believe that the success of our business strategy and our ability to maintain our recent levels of profitability depends on the continued employment of our senior management team. If members of our senior management team become unable or unwilling to continue in their present positions, our business and financial results could be adversely affected.

RISKS RELATED TO OUR BUSINESSES AND INDUSTRIES: NURSE EDUCATION

If the Company is unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, the Company’s business, prospects, financial condition and results of operations could be adversely affected.

The Company’s success depends on its ability to enhance existing products and services, develop new products, services and technologies that address the increasingly sophisticated and varied needs of customers and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.  If the Company is unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, the Company’s business, prospects, financial condition and results of operations could be adversely affected.

If the Company fails to retain key personnel and hire, train and retain qualified employees, the Company may not be able to compete effectively, which could result in reduced sales.

The performance of the Company is substantially dependent on the services and performance of its senior management and other key personnel.  The loss of the services of, and the failure to promptly replace, any of the Company’s executive officers or other key personnel, as well as the Company’s inability to attract and retain qualified personnel, could have a negative effect on the business, prospects, financial condition and results of operations of the Company.  Competition for qualified personnel is intense, and there can be no assurance that the Company will be able to successfully attract, integrate or retain sufficiently qualified personnel.

Risks Related to Our Businesses and Industries:
Senior Healthcare Services

Continued reductions in Medicare and Medicaid reimbursement rates could have a material adverse effect on the Company’s results of operations and financial condition.

In the last quarter of 2003, Congress enacted the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “MMA”). The MMA reduced Medicare reimbursement levels for a variety of the Company’s products and services, with some reductions beginning in 2004 and others beginning in 2005. On February 8, 2006, the Deficit Reduction Act of 2005 (“DRA”) was signed into law. The DRA reduced the reimbursement of certain products provided by the Company. These reductions have had and will have a material adverse effect on the Company’s revenues, net income, cash flows and capital resources. There are also pending reimbursement cuts, as well as proposed reimbursement cuts including a reduction in the rental period on oxygen equipment that may negatively affect the Company’s business and prospects.

Reductions in reimbursement rates from third-party payors could have a material adverse effect on the Company’s revenues, net income, cash flows and capital resources.

The revenues and profitability of the Company may be impacted by the efforts of payors to contain or reduce the costs of health care by delaying payments, lowering reimbursement rates, narrowing the scope of covered services, increasing case management review of services, and negotiating reduced contract pricing. Reductions in reimbursement levels under Medicare, Medicaid or private pay programs and any changes in applicable government regulations could have a material adverse effect on the Company’s revenues and net income. Additional Medicare reimbursement reductions have been proposed that would have a substantial and material adverse effect on the Company’s revenues, net income, cash flows and capital resources. Changes in the mix of the Company’s patients among Medicare, Medicaid and private pay categories and among different types of private pay sources may also affect the Company’s revenues and profitability. There can be no assurance that the Company will continue to maintain its current payor mix, revenue mix, or reimbursement levels, a change in which could have a material adverse effect on the Company’s revenues, net income, cash flows and capital resources.

The Company is subject to extensive government regulation, and the Company’s inability to comply with existing or future laws, regulations or standards could have a material adverse effect on the Company’s operations, financial condition, business, or prospects.

The Company is subject to extensive and frequently changing federal, state, and local regulation. In addition, new laws and regulations are adopted periodically to regulate products and services in the health care industry. Changes in laws or regulations or new interpretations of existing laws or regulations can have a dramatic effect on operating methods, costs, and reimbursement amounts provided by government and other third-party payors. There can be no assurance that the Company is in compliance with all applicable existing laws and regulations or that the Company will be able to comply with any new laws or regulations that may be enacted in the future. Changes in applicable laws, any failure by the Company to comply with existing or future laws, regulations or standards, or discovery of past regulatory noncompliance by the Company could have a material adverse effect on the Company’s operations, financial condition, business, or prospects.

Because of reimbursement reductions, the Company must continue to find ways to grow revenues and reduce expenses in order to generate earnings and cash flow.

The Company has implemented, and is currently implementing, a number of expense reduction initiatives in response to existing and proposed reimbursement reductions. As described in this report, reimbursement reductions proposed in the United States government’s proposed federal budget for fiscal year 2009, if enacted, would require the Company to alter significantly its business model and cost structure, as well as the services it provides to patients, in order to avoid substantial losses. Measures undertaken to reduce expenses by improving efficiency can have a negative impact on revenues, referrals, billing, collections and other aspects of the Company’s business, any of which can have a material adverse effect on the Company’s operations, financial condition, business, or prospects.

The Company depends on retaining and obtaining profitable managed care contracts, and the Company’s business may be materially adversely affected if it is unable to retain or obtain such managed care contracts.

As managed care plays a significant role in markets in which the Company operates, the Company’s success will, in part, depend on retaining and obtaining profitable managed care contracts. There can be no assurance that the Company will retain or obtain such managed care contracts. In addition, reimbursement rates under managed care contracts are likely to continue to experience downward pressure as a result of payors’ efforts to contain or reduce the costs of health care by increasing case management review of services, by increasing retrospective payment audits, and by negotiating reduced contract pricing. Therefore, even if the Company is successful in retaining and obtaining managed care contracts, it will experience declining profitability unless the Company also decreases its cost for providing services and increases higher margin services.

Compliance with privacy regulations under HIPAA could result in significant costs to the Company and delays in its collection of accounts receivable.

HIPAA Administrative Simplification requires all entities engaged in certain electronic transactions to meet specific standards to ensure the confidentiality and security of individually identifiable health information. In addition, HIPAA mandates the standardization of various types of electronic transactions and the codes and identifiers used for these transactions. While the Company has implemented all standards issued to date, including the standards for the National Provider Identifier, there are some state Medicaid programs that are not fully compliant with the electronic transaction standards which could result in delays in collections of accounts receivable.

On February 16, 2006, the Department of Health and Human Services published the final rule relative to the enforcement of the HIPAA Administrative Simplification standards. Entities found to be in violation of an Administrative Simplification provision may be subject to a civil money penalty of not more than $100 for each violation or not more than $25,000 for identical violations during a calendar year. Prior to the imposition of a penalty, however, the Secretary will seek the cooperation of the entity in obtaining compliance and may provide technical assistance to help the entity comply voluntarily with the applicable Administrative Simplification provisions.

The market in which the Company operates is highly competitive, and if the Company is unable to compete successfully, its business will be materially adversely affected.

The home health care market is highly fragmented and competition varies significantly from market to market. There are relatively few barriers to entry in the local markets served by the Company, and it could encounter competition from new market entrants. In small and mid-size markets, the majority of the Company’s competition comes from local independent operators or hospital-based facilities. In larger markets, regional and national providers account for a significant portion of competition. Some of the Company’s present and potential competitors are significantly larger than the Company and have, or may obtain, greater financial and marketing resources than the Company.

The provision of healthcare services entails an inherent risk of liability, and the Company’s insurance may not be sufficient to effectively protect the Company from all claims.

The provision of healthcare services entails an inherent risk of liability. Certain participants in the home healthcare industry may be subject to lawsuits that may involve large claims and significant defense costs. It is expected that the Company periodically will be subject to such suits as a result of the nature of its business. The Company currently maintains product and professional liability insurance intended to cover such claims in amounts which management believes are in keeping with industry standards. There can be no assurance that the Company will be able to obtain liability insurance coverage in the future on acceptable terms, if at all. There can be no assurance that claims in excess of the Company’s insurance coverage will not arise. A successful claim against the Company in excess of the Company’s insurance coverage could have a material adverse effect upon the operations, financial condition or prospects of the Company. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect upon the Company’s ability to attract patients or to expand its business. In addition, the Company maintains a large deductible for its workers’ compensation, auto liability, commercial general and professional liability insurance. The Company is self-insured for its employee health insurance and is at risk for claims up to individual stop loss and aggregate stop loss amounts.

Collectibility of Accounts Receivable — Our Failure to Maintain Controls and Processes Over Billing and Collecting or the Deterioration of the Financial Condition of Our Payors Could Have a Significant Negative Impact on Our Results of Operations and Financial Condition.

The collection of accounts receivable is one of our most significant challenges and requires constant focus and involvement by management and ongoing enhancements to information systems and billing center operating procedures. Further, some of our payors and/or patients may experience financial difficulties, or may otherwise not pay accounts receivable when due, resulting in increased write-offs. If we are unable to properly bill and collect our accounts receivable, our results will be adversely affected.

Operating Systems and Controls — Our Failure to Successfully Design and Implement Computer and Other System Modifications to Maximize Productivity Could Ultimately Have a Significant Negative Impact on Our Results of Operations and Financial Condition.

We have identified a number of areas throughout our operations where we intend to modify the current processes or systems in order to attain a higher level of productivity. The ultimate cost savings expected from the successful design and implementation of such initiatives will be necessary to help offset the impact of Medicare and Medicaid reimbursement reductions and continued downward pressure on pricing. Our failure to successfully design and implement our planned system modifications and other productivity improvements could have a significant impact on our operations and financial condition. Further, the implementation of these system changes could have a disruptive effect on related transaction processing and operations.

Medicare/Medicaid Reimbursement Rates — Continued Reductions in Medicare and Medicaid Reimbursement Rates Could Have a Material Adverse Effect on Our Results of Operations and Financial Condition.

Medicare Reimbursement Reductions. There are ongoing legislative and regulatory efforts to reduce or otherwise adversely affect Medicare reimbursement rates for products and services we provide. Competitive bidding is intended to further reduce reimbursement for certain products. Competitive bidding is scheduled to begin in 10 of the largest metropolitan statistical areas in 2008, with 70 additional markets to be added in 2009 and nationwide implementation in 2010. In addition to these activities, certain other proposed legislative and regulatory activities may affect reimbursement policies and rates for other items and services we provide. These enacted and proposed changes, including actual or pending proposed reductions in Medicare reimbursement rates or rental periods for our products and services, could have a material adverse effect on our results of operations, cash flow, capital resources and liquidity.

Medicaid Reimbursement Reductions. There are ongoing state and federal legislative and regulatory efforts to reduce or otherwise adversely affect Medicaid reimbursement rates for products and services we provide. For a number of years, some states have adopted alternative pricing methodologies for certain drugs, biologicals and home medical equipment reimbursed under the Medicaid program. In a number of states, the changes reduced the level of reimbursement we received for these items without a corresponding offset or increase to compensate for the service costs we incurred. In light of continuing budget pressure states may continue to consider new or other reductions in Medicaid reimbursement for drugs, biologicals, and other durable medical equipment and affiliated services. In addition, changes to the federal regulations pertaining to prescription drug pricing may also impact the ultimate Medicaid reimbursement available to us. We cannot estimate the ultimate impact of all legislated and contemplated Medicare and Medicaid reimbursement changes or provide assurance to investors that additional reimbursement reductions will not be made or will not have an adverse effect on our results of operations, cash flow, capital resources and liquidity.

Other Pricing Pressures — We Believe That Continued Pressure to Reduce Healthcare Costs Could Have a Material Adverse Effect on Us.

As the result of continuing reductions in payor reimbursement, we, like many other healthcare companies, are making substantial efforts to reduce our costs in providing healthcare services and products. Certain managed care organizations, larger group purchasing organizations, and supplier groups also are regularly attempting to seek reductions in the prices at which we provide services to them and their patients. If we are unable to successfully reduce our costs, we may be unable to continue to provide services directly to patients of certain payors or through these contractual arrangements. This would have a material adverse effect on our business, results of operations, cash flow, capital resources and liquidity.

The segment of the healthcare market in which we operate is highly competitive. In each of our service lines, there are a number of national providers and numerous regional and local providers. Other types of healthcare providers, including industrial gas manufacturers, individual hospitals and hospital systems, home health agencies and health maintenance organizations have entered and may continue to enter the market to compete with our various service lines. With access to significantly greater financial and market resources than what is available to us, some of these competitors may be better positioned to compete in the market. This may increase pricing pressure and limit our ability to maintain or increase our market share and may have a material adverse effect on our results of operations, cash flow, capital resources and liquidity.

Government Regulation; Healthcare Reform — Non-Compliance with Laws and Regulations Applicable to Our Business and Future Changes in Those Laws and Regulations Could Have a Material Adverse Effect on Us.

We are subject to stringent laws and regulations at both the federal and state levels, requiring compliance with burdensome and complex billing, substantiation and record-keeping requirements. Financial relationships between us and physicians and other referral sources are also subject to strict limitations. In addition, strict licensing and safety requirements apply to the provision of services, pharmaceuticals and medical equipment. Violations of these laws and regulations could subject us to severe fines, facility shutdowns and possible exclusion from participation in federal healthcare programs such as Medicare and Medicaid. Government officials and the public will continue to debate healthcare reform. Potential new federal or state public policy changes to cover the uninsured could ultimately also affect payment rates to providers or initiate new provider fees or taxes. Changes in public policy, healthcare law, new interpretations of existing laws, or changes in payment methodology may have a significant effect on our business, results of operations, cash flow, capital resources and liquidity.

Facility and Clinician Licensure — Our Failure to Maintain Required Licensure for Our Facilities and Clinical Employees Could Impact Our Operations.

As part of our agreements with federal and managed care payors, we are required to maintain the required state and/or federal licensure for our facilities. Certain employees — primarily those with clinical expertise in pharmacy, nursing, respiratory therapy and nutrition — are required to maintain one or more licenses to practice in their home state or adjacent states. The Company manages the facility licensing function centrally and believes that it has the correct controls in place to ensure that all facilities are appropriately licensed. In addition, although individual clinical employees are responsible for obtaining, maintaining and renewing their applicable clinical licenses, the company also has processes in place designed to notify branch or pharmacy managers of renewal dates for the clinical employees under their supervision. Although we believe we have the right systems in place to monitor licensure, our failure to maintain appropriate licensure for our facilities and clinicians could result in refunds to federal payors, sanctions or fines.

Economic and Political Events, International Conflicts and Natural Disasters — Significant Global or Regional Developments That Are Out of the Company’s Control Could Have a Material Adverse Effect on Us.

Further reductions in reimbursement from Medicare and Medicaid programs could result if there is a significant change in government spending priorities. The costs of military and security activities or prolonged relief efforts in response to a natural disaster could increase pressure to reduce government expenditures for other purposes, including government-funded programs such as Medicare and Medicaid. Such further reimbursement reductions could have a material adverse effect on our business, results of operations and liquidity.

Risks Related to Our Businesses and Industries:

Senior Healthcare Facilities

We cannot assure that we will be able to effectively manage our growth.

We intend to expand our operations, directly or indirectly, through the acquisition of existing senior living communities, the expansion of some of our existing senior living communities, the development of new senior living communities and/or through an increase in the number of communities which we manage under management agreements. The success of our growth strategy will depend, in large part, on our ability to implement these plans and to effectively operate these communities. If we are unable to manage our growth effectively, our business, results of operations and financial condition may be adversely affected.

We cannot assure that we will be able to acquire additional senior living communities, develop new senior living communities or expand existing senior living communities.

The acquisition of existing communities or other businesses involves a number of risks. Existing communities available for acquisition frequently serve or target different markets than those presently served by us. We may also determine that renovations of acquired communities and changes in staff and operating management personnel are necessary to successfully integrate those communities or businesses into our existing operations. The costs incurred to reposition or renovate newly acquired communities may not be recovered by us. In undertaking acquisitions, we also may be adversely impacted by unforeseen liabilities attributable to the prior operators of those communities or businesses, against whom we may have little or no recourse. The success of our acquisition strategy will be determined by numerous factors, including our ability to identify suitable acquisition candidates; the competition for those acquisitions; the purchase price; the requirement to make operational or structural changes and improvements; the financial performance of the communities or businesses after acquisition; our ability to finance the acquisitions; and our ability to integrate effectively any acquired communities or businesses into our management, information, and operating systems. We cannot assure that our acquisition of senior living communities or other businesses will be completed at the rate currently expected, if at all, or if completed, that any acquired communities or businesses will be successfully integrated into our operations.

Our ability to successfully develop new senior living communities or expand existing senior living communities will depend on a number of factors, including, but not limited to, our ability to acquire suitable sites at reasonable prices; our success in obtaining necessary zoning, licensing, and other required governmental permits and authorizations; and our ability to control construction costs and accurately project completion schedules. Additionally, we anticipate that the development of new senior living communities or the expansion of existing senior living communities may involve a substantial commitment of capital for a period of time of two years or more until the new senior living communities or expansions are operating and producing revenue, the consequence of which could be an adverse impact on our liquidity. We cannot assure that our developments or expansion of existing senior living communities will be completed at the rate currently expected, if at all, or if completed, that such developments or expansions will be profitable.

Termination of resident agreements and resident attrition could affect adversely our revenues and earnings.

State regulations governing assisted living facilities require written resident agreements with each resident. Most of these regulations also require that each resident have the right to terminate the resident agreement for any reason on reasonable notice. Consistent with these regulations, the resident agreements signed by us allow residents to terminate their agreement on 30 days’ notice. Thus, we cannot contract with residents to stay for longer periods of time, unlike typical apartment leasing arrangements that involve lease agreements with specified leasing periods of up to a year or longer. If a large number of residents elected to terminate their resident agreements at or around the same time, then our revenues and earnings could be adversely affected. In addition, the advanced age of our average resident means that the resident turnover rate in our senior living facilities may be difficult to predict.

We largely rely on private pay residents and circumstances that adversely affect the ability of the elderly to pay for our services could have a material adverse effect on us.

We expect to continue to rely primarily on the ability of residents to pay for our services from their own or familial financial resources. Inflation or other circumstances that adversely affect the ability of the elderly to pay for our services could have a material adverse effect on our business, financial condition and results of operations.

We are subject to risks related to third-party management agreements.

We may engage in third-party management agreements. The management agreements generally have initial terms of five years, subject to certain renewal rights. Under these agreements we provide management services to third party and joint venture owners to operate senior living communities and have provided, and may in the future provide, management and consulting services to third parties on market and site selection, pre-opening sales and marketing, start-up training and management services for facilities under development and construction. In most cases, either party to the agreements may terminate them upon the occurrence of an event of default caused by the other party. In addition, subject to our rights to cure deficiencies, community owners may terminate us as manager if any licenses or certificates necessary for operation are revoked, or if we have a change of control. Also, in some instances, a community owner may terminate the management agreement relating to a particular community if we are in default under other management agreements relating to other communities owned by the same community owner or its affiliates. In addition, in certain cases the community owner may terminate the agreement upon 30 days’ notice to us in the event of a sale of the community. In those agreements, which are terminable in the event of a sale of the community, we have certain rights to offer to purchase the community. The termination of a significant portion of our management agreements could have a material adverse effect on our business, financial condition and results of operations.

The senior living services industry is very competitive and some competitors may have substantially greater financial resources than us.

The senior living services industry is highly competitive, and we expect that all segments of the industry will become increasingly competitive in the future. We compete with other companies providing independent living, assisted living, skilled nursing, home health care and other similar services and care alternatives. We also compete with other health care businesses with respect to attracting and retaining nurses, technicians, aides and other high quality professional and non-professional employees and managers. Although we believe there is a need for senior living communities in the markets where we operate residences, we expect that competition will increase from existing competitors and new market entrants, some of whom may have substantially greater financial resources than us. In addition, some of our competitors operate on a not-for-profit basis or as charitable organizations and have the ability to finance capital expenditures on a tax-exempt basis or through the receipt of charitable contributions, neither of which are available to us. Furthermore, if the development of new senior living communities outpaces the demand for those communities in the markets in which we have senior living communities, those markets may become saturated. Regulation in the independent and assisted living industry, which represents a substantial portion of our senior living services, is not substantial. Consequently, development of new senior living communities could outpace demand. An oversupply of those communities in our markets could cause us to experience decreased occupancy, reduced operating margins and lower profitability.

We rely on the services of key executive officers and the loss of these officers or their services could have a material adverse effect on us.

We depend on the services of our executive officers for our management. The loss of some of our executive officers and the inability to attract and retain qualified management personnel could affect our ability to manage our business and could adversely affect our business, financial condition and results of operations.

A significant increase in our labor costs could have a material adverse effect on us.

We compete with other providers of senior living services with respect to attracting and retaining qualified management personnel responsible for the day-to-day operations of each of our communities and skilled personnel responsible for providing resident care. A shortage of nurses or trained personnel may require us to enhance our wage and benefits package in order to compete in the hiring and retention of these personnel or to hire more expensive temporary personnel. We also will be dependent on the available labor pool of semi-skilled and unskilled employees in each of the markets in which we operate. No assurance can be given that our labor costs will not increase, or that, if they do increase, they can be matched by corresponding increases in rates charged to residents. Any significant failure by us to control our labor costs or to pass on any increased labor costs to residents through rate increases could have a material adverse effect on our business, financial condition and results of operations.

There is an inherent risk of liability in the provision of personal and health care services, not all of which may be covered by insurance.

The provision of personal and health care services in the long-term care industry entails an inherent risk of liability. In recent years, participants in the long-term care industry have become subject to an increasing number of lawsuits alleging negligence or related legal theories, many of which involve large claims and result in the incurrence of significant defense costs. Moreover, senior living communities offer residents a greater degree of independence in their daily living. This increased level of independence may subject the resident and, therefore, us to risks that would be reduced in more institutionalized settings. We currently maintain insurance in amounts we believe are comparable to those maintained by other senior living companies based on the nature of the risks, our historical experience and industry standards, and we believe that this insurance coverage is adequate. However, we may become subject to claims in excess of our insurance or claims not covered by our insurance, such as claims for punitive damages, terrorism and natural disasters. A claim against us not covered by, or in excess of, our insurance could have a material adverse effect upon us.

In addition, our insurance policies must be renewed annually. Based upon poor loss experience, insurers for the long-term care industry have become increasingly wary of liability exposure. A number of insurance carriers have stopped writing coverage to this market, and those remaining have increased premiums and deductibles substantially. Therefore, we cannot assure that we will be able to obtain liability insurance in the future or that, if that insurance is available, it will be available on acceptable economic terms.

We are subject to government regulations and compliance, some of which are burdensome and some of which may change to our detriment in the future.

Federal and state governments regulate various aspects of our business. The development and operation of senior living communities and the provision of health care services are subject to federal, state and local licensure, certification and inspection laws that regulate, among other matters, the number of licensed beds, the provision of services, the distribution of pharmaceuticals, billing practices and policies, equipment, staffing (including professional licensing), operating policies and procedures, fire prevention measures, environmental matters and compliance with building and safety codes. Failure to comply with these laws and regulations could result in the denial of reimbursement, the imposition of fines, temporary suspension of admission of new residents, suspension or decertification from the Medicare program, restrictions on the ability to acquire new communities or expand existing communities and, in extreme cases, the revocation of a community’s license or closure of a community. We believe that such regulation will increase in the future and we are unable to predict the content of new regulations or their effect on our business, any of which could materially adversely affect us.

Various states, including several of the states in which we currently operate, control the supply of licensed skilled nursing beds, assisted living communities and home health care agencies. In those states, approval is required for the construction of new health care communities, the addition of licensed beds and some capital expenditures at those communities, as well as the opening of a home health care agency. In addition, in most states, the reduction of the number of licensed beds or the closure of a community requires the approval of the appropriate state regulatory agency and, if we were to seek to reduce the number of licensed beds at, or to close, a community, we could be adversely affected by a failure to obtain or a delay in obtaining that approval.

Federal and state anti-remuneration laws, such as “anti-kickback” laws, govern some financial arrangements among health care providers and others who may be in a position to refer or recommend patients to those providers. These laws prohibit, among other things, some direct and indirect payments that are intended to induce the referral of patients to, the arranging for services by, or the recommending of, a particular provider of health care items or services. Federal anti-kickback laws have been broadly interpreted to apply to some contractual relationships between health care providers and sources of patient referral. Similar state laws vary, are sometimes vague, and seldom have been interpreted by courts or regulatory agencies. Violation of these laws can result in loss of licensure, civil and criminal penalties, and exclusion of health care providers or suppliers from participation in Medicare and Medicaid programs. There can be no assurance that those laws will be interpreted in a manner consistent with our practices.
Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet federal requirements related to access and use by disabled persons. A number of additional federal, state and local laws exist that also may require modifications to existing and planned communities to create access to the properties by disabled persons. Although we believe that our communities are substantially in compliance with present requirements or are exempt therefrom, if required changes involve a greater expenditure than anticipated or must be made on a more accelerated basis than anticipated, additional costs would be incurred by us. Further legislation may impose additional burdens or restrictions with respect to access by disabled persons, the costs of compliance with which could be substantial.

The Health Insurance Portability and Accountability Act of 1996, in conjunction with the federal regulations promulgated thereunder by the Department of Health and Human Services, has established, among other requirements, standards governing the privacy of certain protected and individually identifiable health information that is created, received or maintained by a range of covered entities. HIPAA has also established standards governing uniform health care transactions, the codes and identifiers to be used by the covered entities and standards governing the security of certain electronic transactions conducted by covered entities. Penalties for violations can range from civil money penalties for errors and negligent acts to criminal fines and imprisonment for knowing and intentional misconduct. HIPAA is a complex set of regulations and many unanswered questions remain with respect to the manner in which HIPAA applies to businesses such as those operated by us.

We may be subject to liability for environmental damages.

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at the property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean up costs incurred by those parties in connection with the contamination. These laws typically impose clean-up responsibility and liability without regard to whether the owner knew of or caused the presence of the contaminants, and liability under these laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The costs of investigation, remediation or removal of the substances may be substantial, and the presence of the substances, or the failure to properly remediate the property, may adversely affect the owner’s ability to sell or lease the property or to borrow using the property as collateral. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of the substances at the disposal or treatment facility, whether or not the facility is owned or operated by the person. Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. If we become subject to any of these claims the costs involved could be significant and could have a material adverse effect on our business, financial condition and results of operations.

We face national, regional and local competition and, if we are unable to compete successfully, we could lose market share and revenue.

The assisted living business is highly competitive, particularly with respect to private pay residents. We compete locally and regionally with other long-term care providers, including other assisted living residences, independent living providers, and congregate care providers, home healthcare providers, nursing residences, and continuing care retirement centers, including both for-profit and not-for-profit entities. We compete based on price, the types of services provided, quality of care, reputation, and the age and appearance of residences. Because there are relatively few barriers to entry in the assisted living industry, competitors could enter the areas in which we operate with new residences or upgrade existing residences. Such residences could offer residents more appealing residences with more amenities than ours at a lower cost. The availability and quality of competing residences in the areas in which we operate can significantly influence occupancy levels in our assisted living residences. The entrance of any additional competitors or the expansion of existing competing residences could result in our loss of market share and revenue.

We may not be able to compete effectively in those markets where overbuilding exists and future overbuilding in markets where we operate could adversely affect our operations.

Overbuilding in the senior living industry in the late 1990s reduced occupancy and revenue rates at assisted living residences. This, combined with unsustainable levels of indebtedness, forced several assisted living residence operators into bankruptcy. The occurrence of another period of overbuilding could adversely affect our future occupancy and resident fee rates.

We may not be able to successfully complete the acquisition of new residences or the expansion of existing residences which could adversely affect our operations.

Our growth strategy includes the acquisition of new residences as well as the expansion of existing residences. We select acquisition and expansion candidates with the expectation that they will add value to ALC. However, there is no assurance that we will be successful in selecting the right residences to acquire or expand, that acquisitions or expansions will be completed without unexpected negative surprises, or that we will be successful in filling new residences. Failure to successfully complete acquisitions or expansions could adversely affect our operations and financial results.

If we fail to cultivate new or maintain existing relationships with resident reference sources in the communities in which we operate, our occupancy percentage, payer mix and resident rates may deteriorate.

Our ability to increase our overall occupancy percentage, payer mix and resident rates, depends on our reputation in the communities we serve and our ability to successfully market to our target population. A large part of our marketing and sales efforts is directed towards cultivating and maintaining relationships with key community organizations who work with seniors, physicians and other healthcare providers in the communities we serve, whose referral practices significantly affect the choices seniors make with respect to their long-term care needs. If we are unable to successfully cultivate and maintain strong relationships with these community organizations, physicians and other healthcare providers, our occupancy rates and revenue could decline.

Events which adversely affect the ability of seniors to afford our resident fees could cause occupancy and revenues rates to decline.

Costs to seniors associated with independent and assisted living services are not generally reimbursable under government reimbursement programs such as Medicare and Medicaid. In 2008, approximately 100% of our total revenues were derived from private pay sources. Economic downturns, changes in demographics, or changes in social security payment levels could limit the ability of seniors to afford our resident fees. In addition, downturns in the housing markets could limit the ability of seniors to afford our resident fees as our customers frequently use the proceeds from the sale of their homes to cover the cost of our fees. Our occupancy rates and revenues could decline if we are unable to retain or attract seniors with sufficient income, assets or other resources required to pay the fees associated with assisted living services.

Events which adversely affect the perceived desirability or safety of our residences to current or potential residents could cause occupancy and revenues to decline.

Our success depends upon maintaining our reputation for providing high value assisted living services. In addition, our residents live in close proximity to one another and may be more susceptible to disease than the general population. Any event that raises questions about the quality of the management of one or more of our residences or that raises issues about the health or safety of our residents could cause occupancy or revenues to decline.

Decisions by residents to terminate their residency agreements could adversely affect our revenues, earnings and occupancy levels.

State regulations governing assisted living residences require a written residency agreement with each resident. These regulations also require that residents have the right to terminate their residency agreements for any reason on reasonable notice. Accordingly, our residency agreements allow residents to terminate their agreements upon 0 to 30 days’ notice. If multiple residents terminate their residency agreements at or around the same time, our revenues and occupancy rates could decrease, which could adversely affect our financial condition and results of operations.

Labor costs comprise a substantial portion of our operating expenses. An increase in wages, as a result of a shortage of qualified personnel or otherwise, could substantially increase our operating costs.

We compete with other healthcare providers for residence directors and nurses and with various industries for healthcare assistants and other employees. A national shortage of nurses and other trained personnel, a shortage of workers in some of the communities we serve, and general inflationary pressures have forced us to enhance our wage and benefits packages in order to compete for qualified personnel. In order to supplement staffing levels, we periodically may be forced to use more costly temporary help from staffing agencies. Because labor costs represent a substantial portion of our operating expenses, increases in wage rates could have a material adverse effect on our future operating results.

We operate in an industry that has an inherent risk of personal injury claims. If one or more claims are successfully made against us, our financial condition and results of operations could be materially and adversely affected.

Personal injury claims and lawsuits can result in significant legal defense costs, settlement amounts and awards. In some states, state law may prohibit or limit insurance coverage for the risk of punitive damages arising from professional liability and general liability or litigation. As a result, we may be liable for punitive damage awards in these states that either are not covered or are in excess of our insurance policy limits. We insure against general and professional liability risks with affiliated and unaffiliated insurance companies with levels of coverage and self-insured retention levels that we believe are adequate based on the nature and risk of our business, historical experience and industry standards. We are responsible for the costs of claims up to a self-insured limit determined by individual policies and subject to aggregate limits. We accrue for self-insured liabilities based upon an actuarial projection of future self-insured liabilities, and have an independent actuary review our claims experience and attest to the adequacy of our accrual on an annual basis. Claims in excess of our insurance may, however, be asserted and claims against us may not be covered by our insurance policies. If a lawsuit or claim arises that ultimately results in an uninsured loss or a loss in excess of insured limits, our financial condition and results of operation could be materially and adversely affected. Furthermore, claims against us, regardless of their merit or eventual outcome, could have a negative effect on our reputation and our ability to attract residents and could cause us to incur significant defense costs and our management to devote time to matters unrelated to the day-to-day operation of our business.

We self-insure a portion of our general and professional liability, workers’ compensation, health and dental and certain other risks.

We insure against general and professional liability and workers’ compensation risks with levels of coverage and self-insured retention levels that we believe are adequate based upon the nature and risk of the business, historical experience, and industry standards. In addition, for the majority of our employees, we self-insure our health and dental coverage. Our costs related to our self-insurance are a direct result of claims incurred, some of which are not within our control. Although we employ risk management personnel to manage liability risks, maintain safe workplaces, and manage workers’ compensation claims and we use a third-party provider to manage our health claims, any materially adverse claim experience could have an adverse affect on our business.

We operate in a regulated industry. Failure to comply with laws or government regulation could lead to fines and penalties.

The regulatory requirements for assisted living residence licensure and participation in Medicaid programs generally prescribe standards relating to the provision of services, resident rights, qualification and level of staffing, employee training, administration and supervision of medication needs for the residents, and the physical environment and administration. These requirements could affect our ability to expand into new markets, to expand our services and residences in existing markets and, if any of our presently licensed residences were to operate outside of its licensing authority, may subject us to penalties including closure of the residence. Future regulatory developments as well as mandatory increases in the scope and severity of deficiencies determined by survey or inspection officials could cause our operations to suffer.

Compliance with the Americans with Disabilities Act, Fair Housing Act, and fire, safety and other regulations may require us to make unanticipated expenditures which could increase our costs and therefore adversely affect our earnings and financial condition.

Our residences are required to comply with the Americans with Disabilities Act, or ADA. The ADA generally requires that buildings be made accessible to people with disabilities. We must also comply with the Fair Housing Act, which prohibits us from discriminating against individuals on certain bases in any of our practices if it would cause such individuals to face barriers in gaining residency in any of our residences. In addition, we are required to operate our residences in compliance with applicable fire and safety regulations, building codes and other land use regulations and food licensing or certification requirements as they may be adopted by governmental agencies and bodies from time to time. We may be required to make substantial capital expenditures to comply with those requirements.

We face periodic reviews, audits and investigations under our contracts with federal and state government agencies, and these audits could have adverse findings that may negatively impact our business.

As a result of our participation in the Medicaid programs, we are subject to various governmental reviews, audits and investigations to verify our compliance with these programs and applicable laws and regulations. Private pay sources may also reserve the right to conduct audits. An adverse review, audit or investigation could result in refunding amounts we have been paid, fines, penalties and other sanctions, loss of our right to participate in the Medicaid programs or one or more private payer networks, and damage to our reputation. We also are subject to potential lawsuits under a federal whistleblower statute designed to combat fraud and abuse in the healthcare industry. These lawsuits can involve significant monetary and award bounties to private plaintiffs who successfully bring these suits.

Failure to comply with laws governing the transmission and privacy of health information could materially and adversely affect our financial condition and results of operations.

We are subject to state laws to protect the confidentiality of our resident’s health information. In addition, we are subject to the Health Insurance Portability and Accountability Act of 1996, or HIPAA. HIPAA requires us to comply with standards relating to the privacy of protected health information, the exchange of health information within our company and with third parties, and the confidentiality and security of protected electronic health information. Our ability to comply with the transaction and security standards of HIPAA is, in part, dependent upon third parties, such as the state that provides us the software to electronically invoice and other fiscal intermediaries and state program payers. If we do not comply with the HIPAA standards or state laws, we could be subject to civil sanctions, which could materially and adversely affect our financial condition and results of operations.

State efforts to regulate the construction or expansion of healthcare providers could impair our ability to expand through construction and redevelopment.

Several states have established certificate of need processes to regulate the expansion of assisted living residences. If additional states implement certificate of need or other similar requirements for assisted living residences, our failure or inability to obtain the necessary approvals, changes in the standards applicable to such approvals, and possible delays and expenses associated with obtaining such approvals could adversely affect our ability to expand and, accordingly, to increase revenues and earnings.

Competition for the acquisition of strategic assets from buyers with lower costs of capital than us or that have lower return expectations than we do could limit our ability to compete for strategic acquisitions and therefore to grow our business effectively.

Several real estate investment trusts, or REITs, have similar acquisition objectives as we do, as well as greater financial resources and lower costs of capital than we may be able to obtain. This may increase competition for acquisitions that would be suitable to us, making it more difficult for us to compete and successfully implement our growth strategy. There is significant competition among potential acquirers in the senior living industry, including REITs, and we may not be able to successfully implement our growth strategy or complete acquisitions as a result of competition from REITs.

Costs associated with capital improvements could adversely affect our profitability.

Numerous factors, many of which are beyond our control, may influence the ultimate costs and timing of various capital improvements, including: availability of financing on favorable terms; increases in the cost of construction materials and labor; additional land acquisition costs; litigation, accidents or natural disasters affecting construction; national or regional economic changes; environmental or hazardous conditions; and undetected soil or land conditions.

RISKS RELATED TO OUR BUSINESSES AND INDUSTRIES: Biotechnology

Early stage of technology development and of stem cell therapies: risk of technological obsolescence

We have only a limited operating history upon which an evaluation of our business and prospects can be based. An investment in our shares should not be based upon financial history. Typical ratios and averages have no relevant investment meaning. To achieve profitable operations, we must successfully develop, test, receive any regulatory approvals, negotiate partnership or licensing agreements, and market and sell technology.

Potential technology that appears to be promising at early stages of development may not reach the market for a number of reasons. We cannot assure you that we independently or through collaborations will successfully develop, commercialize, manufacture, or market any technology. Moreover, stem cell therapy is a new and rapidly developing technology and is expected to undergo significant change in the future. Rapid technological development could result in our expected technology or methods of therapy becoming obsolete prior to successful commercialization of our technology.

Uncertainty of market acceptance

Our success is dependent on acceptance of adult stem cell therapy technology that we successfully develop for the market. We believe that recommendations by physicians and healthcare payors will be essential for market acceptance of stem cell therapy technology. We cannot assure you that physicians and healthcare payors will conclude that such technology is safe. We cannot assure you that our technology will achieve or maintain significant market acceptance among patients, physicians, or healthcare payors, even if necessary regulatory and reimbursement approvals are obtained.

The results of our research and development are unpredictable

Successful biotechnology technology development is highly uncertain and is dependent on numerous factors, many of which are beyond our control. Technology that appears promising in the early phases of development may fail to reach the market for numerous reasons, including, but not limited to being precluded from commercialization by the proprietary rights of others or by competing technologies for the same indication.

Success in preclinical and early clinical trials does not ensure that large-scale clinical trials will be successful. Clinical results are frequently susceptible to varying interpretations that may delay, limit, or prevent regulatory approvals. The length of time necessary to complete clinical trials and to submit an application for marketing approval for a final decision by a regulatory authority varies significantly and may be difficult to predict.

Factors affecting our research and development expenses include, but are not limited to: the number of and the outcome of clinical trials that may or must be conducted by us and/or our collaborators; in-licensing activities, including the timing and amount of related development funding or milestone payments; and future levels of revenues.

Lack of manufacturing capability

We do not have internal manufacturing capabilities. Our current strategy is to rely upon collaborative partners to license our technologies. We cannot assure you that we will be able to establish such relationships on commercially acceptable terms.

Limited sales and marketing capability

We limited internal marketing and sales capabilities. Our current strategy is to rely upon collaborative partners to market and sell any technology that we successfully develop for the market. If we have to market and sell our technology, we will have to develop a marketing and sales force with technical expertise and distribution capability. The creation of infrastructure to commercialize medical therapy technology is an expensive and time-consuming process. Alternatively, we could contract with other companies with distribution and direct sales forces. We cannot assure you that we will be able to establish marketing and sales capabilities or be successful in gaining market acceptance for our technology.

Competition can be intense

We are unaware of competitors conducting research on adult stem cells derived from peripheral blood for the purpose of tissue regeneration and chemotherapy side effects reduction. We cannot be assured that we will not have vigorous competition. Competitive factors that could affect our sales include, but are not limited to: the timing of FDA approval of competitive technology; the pricing decisions of competitive technology; the degree of patent protection afforded our and our competitor's products; the outcome of any litigation affecting our patents; the development of alternative technology; and the rate of market penetration of competitive technology.

A number of biotech companies involved in stem cell research have failed. These companies have primarily focused on embryonic stem cell research, and the added cost and time delays of having to respond to moral, ethical, and legal questions has been more than they could absorb. Our technology is devoted to adult stem cell research and should not experience the same moral, ethical, and legal concerns. Even if our technology is shown to be successful, we cannot assure you that we can compete with another company that thereafter develops a competitive product.

Other competitive factors could affect our sales

Other competitive factors that could affect our product sales include, but are not limited to: the timing of FDA approval, if any, of competitive technology; our pricing decisions and the pricing decisions of competitors; the degree of patent protection afforded to particular technology; the outcome of litigation involving our patents and patents of other companies for products and processes related to production and formulation of those products; the increasing use and development of alternate therapies; and the rate of market penetration by competing technology.

Delays in clinical testing could result in increased costs to us and delay our ability to generate revenue.

Significant delays in clinical testing could materially impact our product development costs. Clinical trials can be delayed for a variety of reasons, including delays in obtaining regulatory approval to commence and continue a study, delays in reaching agreement on acceptable clinical study terms with prospective sites, delays in obtaining institutional review board approval to conduct a study at a prospective site, and delays in recruiting patients to participate in a study.

Inability to obtain a suitable manufacturing facility or inability to manufacture on a commercial scale may delay or disrupt our commercialization efforts.

Before we can obtain FDA approval for any new product, the manufacturing facility for the product must be inspected and approved by the FDA. In order to obtain approval, we will need to ensure that all of our processes, methods, and equipment are compliant with the current Good Manufacturing Practices, or cGMP, and perform extensive audits of vendors, contract laboratories, and suppliers. The cGMP requirements govern quality control of the manufacturing process and documentation policies and procedures. In complying with cGMP, we will be obligated to expend time, money, and effort in production, record keeping, and quality control to assure that the product meets applicable specifications and other requirements. If we fail to comply with these requirements, we could experience product liability claims from patients receiving our vaccines, we might be subject to possible regulatory action and we may be limited in the jurisdictions in which we are permitted to sell any new drug.

Preparing a facility for commercial manufacturing may involve unanticipated delays, and the costs of complying with state, local, and FDA regulations may be higher than we anticipated. In addition, any material changes we make to the manufacturing process may require approval by the FDA and state or foreign regulatory authorities. Obtaining these approvals is a lengthy, involved process, and we may experience delays. Such delays could increase costs and adversely affect our business. In general, the FDA views cGMP standards as being more rigorously applied as products move forward from development to commercialization. In seeking to comply with these standards, we may encounter problems with, among other things, controlling costs and quality control and assurance.

We have no experience manufacturing our products at a cost that would enable widespread commercial use.

To date, we have only manufactured products in quantities necessary to support our ongoing research and clinical trials. We have no experience in manufacturing our products, for the number of patients and at a cost that would support commercial use. In addition, since no other company has manufactured for commercial sale anything similar to our products, derived from the patient’s own body, there are no precedents from which we could learn. If we or a third-party are unable to manufacture sufficient quantities of our products at a reasonable cost to support commercial use, we will not be able to commercialize our products and generate revenue, despite significant development expenditures.

Some of our specialty pharmaceutical products are not the subject of FDA-approved new drug applications.

New drugs must be the subject of an FDA-approved NDA, or ANDA, application demonstrating safety and effectiveness before they may be marketed in the United States. Some prescription and other drugs marketed by pharmaceutical companies are not the subject of an approved marketing application because new drug applications requiring demonstration of safety and effectiveness were not required at the time that these active ingredients were initially marketed. While the FDA reviewed classes of these products in the 1960s and 1970s as part of the Drug Efficacy Study Implementation (DESI) program, there are several types of drugs, including some cold and cough drugs, which the FDA has not yet evaluated and remain on the market without FDA approval.

FDA has adopted a risk-based enforcement policy concerning unapproved drugs. The agency has articulated that, in enforcing the new drug application requirements, it prioritizes drugs that pose potential safety risks, lack evidence of effectiveness and prevent patients from seeking effective therapies, and those that are marketed fraudulently. In addition, the FDA has indicated that approval of an NDA for one drug within a class of drugs marketed without FDA approval may also trigger agency enforcement of the new drug requirements. Once the FDA issues an approved NDA for one of the drug products at issue or completes the efficacy review for that drug product, it may require us to also file a NDA or ANDA application for that same drug in order to continue marketing it in the United States. While the agency generally provides sponsors a one year grace period, the agency is not statutorily required to do so. In addition, although we may be given time to submit a marketing application before the agency would take enforcement action, the time it takes us to complete the necessary clinical studies and submit an application to FDA may exceed this time period, resulting in an interruption of marketing. It is also possible that the FDA could disagree with our determination that this product is identical, related, or similar to products that have existed in the marketplace without an NDA or ANDA.

Our proprietary rights may not adequately protect our technologies and product candidates.

Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our technologies and product candidates as well as successfully defending these patents against third-party challenges. We will only be able to protect our technologies and product candidates from unauthorized use by third parties to the extent that valid and enforceable patents or trade secrets cover them. Furthermore, the degree of future protection of our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage.

The patent positions of life sciences companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in such companies’ patents has emerged to date in the United States. The patent situation outside the United States is even more uncertain. Changes in either the patent laws or in interpretations of patent laws in the United States or other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents.

We also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. While we use reasonable efforts to protect our trade secrets, our or our strategic partners’ employees, consultants, contractors, or scientific and other advisors may unintentionally or willfully disclose our information to competitors. If we were to enforce a claim that a third party had illegally obtained and was using our trade secrets, it would be expensive and time consuming, and the outcome would be unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, if our competitors independently develop equivalent knowledge, methods, and know-how, it will be more difficult for us to enforce our patent rights and our business could be harmed. If we are not able to defend the patent or trade secret protection position of our technologies and product candidates, then we will not be able to exclude competitors from developing or marketing competing products, and we may not generate enough revenue from product sales to justify the cost of development of our products and to achieve or maintain profitability.

If we are sued for infringing intellectual property rights of third parties, such litigation will be costly and time consuming, and an unfavorable outcome would have a significant adverse effect on our business.

Our ability to commercialize our products depends on our ability to sell such products without infringing the patents or other proprietary rights of third parties. Numerous United States and foreign issued patents and pending applications, which are owned by third parties, exist in the various areas in which we have products or are seeking to create products. The interpretation of patent claims is complex and uncertain. The legal standards governing claim interpretations are evolving and changing. Thus, any significant changes in the legal standards would impact the way that we interpret the claims of third-party patents in our product areas. In addition, because patent applications can take several years to issue, there may be currently pending applications, unknown to us, which may later result in issued patents that our product candidates may infringe. There could also be existing patents of which we are not aware that our product candidates may inadvertently infringe. If a third party claims that we infringe on their patents or other proprietary rights, we could face a number of issues that could seriously harm our competitive position. Such actions could harm our competitive position and our ability to generate revenue and could result in increased costs.

The market may not be receptive to our products upon their introduction.

The biopharmaceutical products that we may develop may not achieve market acceptance among physicians, patients, health care payors, and the medical community. The degree of market acceptance will depend upon a number of factors, including

•	the receipt of regulatory approvals;

•	limited indications of regulatory approvals;

•	the establishment and demonstration in the medical community of the clinical efficacy and safety of our products and their potential advantages over existing treatment methods;

•	the prices of such products;

•	reimbursement policies of government and third-party payors;

•	the prevalence and severity of any side effects;

•	potential advantages over alternative treatments;

•	ability to produce our products at a competitive price;

•	stocking and distribution;

•	relative convenience and ease of administration;

•	the strength of marketing and distribution support; and

•	sufficient third-party coverage or reimbursement.

The failure of our product pipeline to gain market acceptance could impair our ability to generate revenue, which could have a material adverse effect on our future business, financial condition and results of operations.

Risk Factors Related to Our Operations

The failure to attract and retain skilled personnel could impair our product development and commercialization efforts.

Our performance is substantially dependent on the performance of our senior management and key scientific and technical personnel. The loss of the services of any member of our senior management, scientific, or technical staff may significantly delay or prevent the achievement of product development and other business objectives by diverting management’s attention to transition matters and identification of suitable replacements, and could have a material adverse effect on our business, operating results, and financial condition. We are not aware of any plans by our key personnel to retire or leave us in the near future.

We also rely on consultants and advisors to assist us in formulating our research and development strategy. All of our consultants and advisors are either self-employed or employed by other organizations, and they may have conflicts of interest or other commitments, such as consulting or advisory contracts with other organizations, that may affect their ability to contribute to us.

In addition, we believe that we will need to recruit additional executive management and scientific and technical personnel. There is currently intense competition for skilled executives and employees with relevant scientific and technical expertise, and this competition is likely to continue. The inability to attract and retain sufficient scientific, technical, and managerial personnel could limit or delay our product development efforts, which would adversely affect the development of our product candidates and commercialization of our potential products and growth of our business.

We expect to expand our development, clinical research, and marketing capabilities, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

We expect to have significant growth in expenditures, the number of our employees and the scope of our operations, in particular with respect to those product candidates that we elect to commercialize independently or together with a partner. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational, and financial systems, expand our facilities, and continue to recruit and train additional qualified personnel. Due to our limited resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The physical expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations.

We have a limited operating history and financial results are uncertain.

We have a limited history as a consolidated company and face many of the risks of a new business. As a result of our limited operating history, it is difficult to accurately forecast our potential revenue. Our revenue and income potential is unproven and our business model is still emerging. Therefore, we cannot assure you that we will provide a return on investment in the future. An investor in our common stock must consider the challenges, risks, and uncertainties frequently encountered in the establishment of new technologies and products in emerging markets and evolving industries. These challenges include our ability to:

•	execute our business model;

•	create brand recognition;

•	manage growth in our operations;

•	create a customer base cost-effectively;

•	retain customers;

•	access additional capital when required; and

•	attract and retain key personnel.

We cannot be certain that our business model will be successful or that it will successfully address these and other challenges, risks, and uncertainties.

We may occasionally become subject to commercial disputes that could harm our business by distracting our management from the operation of our business, by increasing our expenses and, if we do not prevail, by subjecting us to potential monetary damages and other remedies.

From time to time, we are engaged in disputes regarding our commercial transactions. These disputes could result in monetary damages or other remedies that could adversely impact our financial position or operations. Even if we prevail in these disputes, they may distract our management from operating our business and the cost of defending these disputes would reduce our operating results. If we do not prevail in these litigation matters or if we are required to expend a significant amount of resources defending such claims, our operating results, financial position, and cash flows could be adversely impacted.

Our level of indebtedness reduces our financial flexibility and could impede our ability to operate.

As of March 31, 2009, our debt was $33,407,747 . We believe a substantial portion of principal and interest will be paid with our common stock. Our level of debt affects our operations in several important ways, including the following:

•	a significant portion of our cash flow from operations may be dedicated to the payment of the principal of and interest on our indebtedness that is not paid in our common stock;

•	our ability to obtain additional financing in the future for working capital, capital expenditures or acquisitions may be limited;

•	we may be unable to refinance our indebtedness on terms acceptable to us or at all;

•	our cash flow may be insufficient to meet our required principal and interest payments; and

•	we may default on our obligations and the lenders may foreclose on their security interests that secure their loans.

•	To the extent we pay principal or interest in common stock, our existing shareholders other than the debt holders will experience dilutions.

We have incurred significant costs in our development efforts to date and may never generate significant revenue from commercial sales of our product candidates, if approved.

If product candidates fail in clinical trials or do not gain regulatory approval or gain regulatory approval for more restricted indications than we have anticipated, we may not generate significant revenues from any of our product candidates. In addition, we may continue to experience net losses for the foreseeable future, in which case our accumulated deficit will continue to increase, and we may exhaust our resources and be unable to complete the development of our product candidates. If we are unable to fund the continuing development of our product candidates or if we fail to generate significant revenues from any of our product candidates, you could lose all or part of your investment.

We anticipate that we will need substantial additional funding in the future, and if we are unable to raise capital when needed, we would be forced to delay, reduce, or eliminate our product development programs or commercialization efforts.

Developing new products, conducting clinical trials, establishing manufacturing capabilities, and marketing developed products is expensive. We anticipate that we will need to raise substantial additional capital in the future in order to complete the commercialization of our product candidates. We have received a report from our independent registered certified public accounting firm on our consolidated financial statements for our fiscal years ended September 30, 2007, in which our auditors have included explanatory paragraphs indicating that our significant net losses and working capital deficiency cause substantial doubt about our ability to continue as a going concern.

We expect to finance future cash needs through public or private equity offerings, debt financings, or corporate collaboration and licensing arrangements. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience additional dilution, and debt financing, if available, may involve restrictive covenants. We cannot be certain that additional funding will be available on acceptable terms, or at all. If adequate funds are not available from the foregoing sources, we may consider additional strategic financing options, including sales of assets or business units that are non-essential to the ongoing development or future commercialization of products, or we may be required to delay, reduce the scope of, or eliminate one or more of our research or development programs or curtail some of our commercialization efforts. We may seek to access the public or private equity markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time.

Risks Related to Our Common Stock

Immediate And Substantial Dilution

Purchasers of the Common Stock in the Offering will suffer immediate and substantial dilution of more than $15 per share in the net book value of the Common Stock from the initial public offering price of $18.00 per share, assuming all the shares are sold (See, Dilution on Page 45)..

Concentration Of Stock Ownership; Control By Management And Existing Shareholders

Upon completion of the Offering, assuming the maximum numbers of shares are sold, the present directors, executive officers and principal stockholders of the Company will beneficially own approximately 87% of the outstanding Common Stock. Further, our Chairman, Henry Jan, personally holds shares representing more than 8.5% of the outstanding stock before taking into account the shares offered in this offering. As a result, if all or certain of the current stockholders were to act together, they would be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of the Company that may be favored by other stockholders.

No Dividends Are Presently Intended

We presently intend to retain any earnings and pay no dividends. Future dividends, if any, will depend on our profitability, financial condition, capital requirements, and other considerations determined by our Board.

Our stock price may be volatile, and your investment in our stock could decline in value.

The market prices for securities of biotechnology companies in general have been highly volatile and may continue to be highly volatile in the future. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common stock:

•	results from and any delays in the clinical trials programs;

•	failure or delays in entering additional product candidates into clinical trials;

•	failure or discontinuation of any of our research programs;

•	delays in establishing new strategic relationships;

•	delays in the development of our product candidates and commercialization of our potential products;

•	market conditions in the pharmaceutical and biotechnology sectors and issuance of new or changed securities analysts’ reports or recommendations;

•	actual and anticipated fluctuations in our quarterly financial and operating results;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	introduction of technological innovations or new commercial products by us or our competitors;

•	issues in manufacturing our product candidates or products;

•	market acceptance of our products;

•	third-party healthcare reimbursement policies;

•	FDA or other United States or foreign regulatory actions affecting us or our industry;

•	litigation or public concern about the safety of our product candidates or products; and

•	additions or departures of key personnel.

These and other external factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management.

Only a part of the shares may be sold, which could lower our growth rate and future income

Our shares are being sold on a best efforts basis. That means that we will use our best efforts to locate investors. No individual or company is guaranteeing to invest any specific amount of money. There is no way for us to predict the number of our shares that will be purchased. To the degree that we are unsuccessful in selling less than the maximum shares offered, our fixed expenses will be a larger part of our income and we will have to limit spending for the purpose of attracting new business.

No public trading market exists for the shares

Healthcare of Today realizes the need for the development of a trading market for its shares and will explore avenues to make this a reality. We will do our best to arrange with registered broker-dealers to provide an order matching service for persons wishing to buy or sell shares after this offering is complete. If that does not happen, shareholders will have to find a prospective buyer and negotiate a price and terms of sale until a trading market or order matching service exists.

Fluctuations in our operating results could affect the price of our common stock

Our operating results may vary substantially from period to period for several reasons including, but not limited to: the overall competitive environment for our technology; the availability of third-party reimbursements for the cost of therapy; the rate of adoption and use of our technology for approved indications and additional indications. Any one or more of these factors could cause the price of our common stock to decline.

Our growth strategy is expected to generate losses in the near future

We fully expect losses in the upcoming quarters as we increase our expenditures for business development and research. The "Use of Proceeds" and "Business" sections of this prospectus describe these expenditures and our objectives.

A variety of factors could adversely affect our cash position

Factors that could adversely affect our cash position include, but are not limited to, future levels of our royalty and contract revenues, expenses, in-licensing activities (including the timing and amount of related development funding or milestone payments), acquisitions, increasing staff and professional fees, capital expenditures, and the amount of any stock repurchased under any stock repurchase program.

Our business model is unproven and may not prove profitable

We are making a number of assumptions in regard to the viability of our technology and the acceptance by the market. We have also made assumptions regarding medical research that is highly speculative and may easily never produce marketable technology.

We depend on skilled personnel and key relationships

The success of our business depends, in large part, on our ability to attract and retain highly qualified management, scientific, manufacturing, and sales and marketing personnel and strategic partners, and on our ability to develop and maintain important relationships with leading research institutions and key distributors. Competition for these types of personnel and relationships is intense. We do not yet have a company employee stock option plan although we do plan to implement one in the future. However, the lack of incentives at this time may make it more difficult for us to obtain and keep qualified personnel or to maintain key strategic relationships. We cannot assure you that we will be able to attract or retain adequate skilled personnel or maintain key strategic relationships.

Protecting our proprietary rights is difficult and costly

The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. Accordingly, the breadth of claims allowed in these companies' patents cannot be predicted. Patent disputes are frequent and can preclude commercialization of technology. We may in the future be involved in material patent litigation. Patent litigation is costly in its own right and could subject us to significant liabilities to third parties and, if decided adversely, we may need to obtain third-party licenses at a material cost or cease using the technology or product in dispute. The presence of patents or other proprietary rights belonging to other parties may lead to the termination of the research and development of a particular product. We believe that we have strong patent protection or the potential for strong patent protection for a number of our products and processes that we are developing through our patent license agreement with NASA. However, if we do become involved in litigation over one or more patents, the courts will determine the ultimate strength of patent protection of our products and those on which we may in the future earn royalties.

If the ownership of our common stock continues to be highly concentrated, it may prevent you and other stockholders from influencing significant corporate decisions and may result in entrenchment of management or conflicts of interest that could cause our stock price to decline.

As of March 31, 2009, our executive officers, directors, greater-than-10% shareholders and their affiliates beneficially own or control approximately 87% of the outstanding shares of our common stock (after giving effect to the exercise of all outstanding vested and unvested options and warrants). Accordingly, these persons and their affiliates, acting as a group, will have substantial influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions. These stockholders may also delay or prevent a change of control of our company, even if such a change of control would benefit our other stockholders. The significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that entrenchment of management or conflicts of interest may exist or arise.

Future sales of our common stock could lower the market price of our common stock.

Sales of substantial amounts of our shares in the public market could harm the market price of our common stock, even if our business is doing well. An aggregate of 86,812,326 shares of our common stock were outstanding as of March 31, 2009. Approximately 1,500,000 shares of our common stock outstanding as of March , 2009 were eligible for sale in the public market under SEC Rules 144 and 701, subject in some cases to volume and other limitations. Due to the foregoing factors and due to registration rights held by other persons, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

Evolving regulation of corporate governance and public disclosure may result in additional expenses and continuing uncertainty.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations, and NASDAQ Capital Market rules are creating uncertainty for public companies. As a result of these new rules, we will incur additional costs associated with our public company reporting requirements. In addition, these new rules could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and this could make it difficult for us to attract and retain qualified persons to serve on our board of directors.

We are presently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional costs we may incur or the timing of such costs. These new or changed laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new or changed laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and we may be harmed.

We have limited experience attempting to comply with public company obligations, including Section 404 of the Sarbanes-Oxley Act of 2002.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC has adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports on Form 10-K. In addition, the registered certified public accounting firm auditing a public company’s financial statements must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. The requirement for a report of management, as currently in effect, will first apply to our annual report on Form 10-K for our fiscal year ending September 30, 2009. The requirement for our auditor to attest on management assessment will apply for the fiscal year ending September 30, 2010. If we are unable to conclude that we have effective internal controls over financial reporting, or if our independent auditors are unable to provide us with an unqualified report as to the effectiveness of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities.

We have never paid dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have paid no cash dividends on our common stock to date. We currently intend to retain our future earnings, if any, to fund the development and growth of our businesses, and we do not anticipate paying any cash dividends on our capital stock for the foreseeable future. In addition, the terms of existing or any future debts may preclude us from paying dividends on our stock. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Some provisions of our amended and restated articles of incorporation, bylaws, and State law may inhibit potential acquisition bids that you may consider favorable.

Our corporate documents contain provisions that may enable our board of directors to resist a change in control of our company even if a change in control were to be considered favorable by you and other stockholders. These provisions include:

•	the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•	advance notice procedures required for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders;

•	limitations on persons authorized to call a special meeting of stockholders;

•	a staggered board of directors;

•	a requirement that vacancies in directorships are to be filled by a majority of directors then in office and the number of directors is to be fixed by the board of directors; and

•	no cumulative voting.

These and other provisions contained in our amended and restated articles of incorporation and bylaws could delay or discourage transactions involving an actual or potential change in control of us or our management, including transactions in which our stockholders might otherwise receive a premium for their shares over then current prices, and may limit the ability of stockholders to remove our current management or approve transactions that our stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

In addition, we are subject to control share acquisitions provisions and affiliated transaction provisions of the Florida Business Corporation Act, the applications of which may have the effect of delaying or preventing a merger, takeover or other change of control of us and therefore could discourage attempts to acquire our company.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. Also, our management may make forward-looking statements orally to investors, analysts, the media and others. Forward-looking statements express our expectations or predictions of future events or results. They are not guarantees and are subject to many risks and uncertainties. There are a number of factors beyond our control that could cause actual events or results to be significantly different from those described in the forward-looking statements. Any or all of our forward-looking statements in this report or in any other public statements we make may turn out to be wrong. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

In light of the significant uncertainties inherent in the forward-looking statements made in this prospectus, particularly in view of our early stage of operations, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives, future results, levels of activity, performance or plans will be achieved.   We caution that these statements are further qualified by important factors that could cause actual results to differ materially from those contemplated in the forward-looking statements, including, without limitation, the following:

•	our failure to achieve significant revenues;

•	our failure to service our debt and preferred stock;

•	our ability to procure additional funding;

•	regulation by federal and state regulatory authorities in the healthcare industry;

•	our failure to develop and commercialize our laser clinic model;

•	ability of holders to exercise warrants offered;

•	the effect of competition in our industry;

•	our ability to protect our intellectual property;

•	our exposure to litigation;

•	our dependence on our key management and other personnel;

•	a decline in demand for our securities;

•	volatility in the market for our securities;

•	ability of holders to effect resales of securities if we are delisted from the NASDAQ;

•	our ability to regain compliance with the NASDAQ listing standards if we become ineligible for listing;

•	our ability to pay dividends on common stock under California law; and

•	the effect of adverse economic conditions generally, and on discretionary spending of consumers.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or words of similar meaning. They may also use words such as, “would,” “should,” “could” or “may”. Factors that may cause our actual results to differ materially from those described in forward-looking statements include the risks discussed elsewhere in this prospectus under the caption “Risk Factors”.

DETERMINATION OF OFFERING PRICE

The offering price of our common stock was determined by our management and was based upon consideration of various factors including our history and prospects, the background of our management and current conditions in the securities markets and the price at which our shares were issued in recent private offerings and in connection with recent acquisitions. As a result, the price of our common stock does not necessarily bear any relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price of the common stock be regarded as an indicator of any future market price of our securities.

USE OF PROCEEDS

Gross proceeds from the sale of the Common Stock by the Company, assuming the offering price of our stock is $18.00 per share, is anticipated to be $225,000,000 prior to the payment of estimated expenses of this offering of $300,000. Absent unforeseen circumstances, the anticipated net proceeds of approximately $224,700,000 will be applied substantially as follows:

Use	Amount (in thousands)	Percent
Develop existing operations (1)	$85,000	37.8%
Notes Payable from Previous Acquisitions (2)	$32,000	14.2%
Future and Present Acquisitions and Developments (3)	65,000	28.9%
General corporate purposes, including working capital, sales and marketing activities, and general and administrative matters and capital expenditures.	42,700	19.1%
Total	$224,700,000	100%

(1) Consists of working capital and expansion for subsidiaries.

(2) Per prior acquisition agreements.

(3) To be allocated as leverage for future acquisitions.

The amounts and timing of our actual expenditures will depend on numerous factors, including the results of sales by our contracting physician(s), our marketing activities, competition and the amount of cash generated or used by our operations, as well as the other factors described in “Risk Factors.” We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the balance of the net proceeds. We have not yet determined the amount or timing of expenditures for the corporate purposes listed above.

Any proceeds received upon exercise of the over-allotment option or the warrants included in the Units will be used for general working capital purposes. There is no assurance that the over-allotment option or any of the warrants will be exercised.

Pending the uses described above, we may invest the net proceeds in certificates of deposit, short-term obligations of the United States government, or other money-market instruments that are rated investment grade or its equivalent.

DIVIDEND POLICY

We have never paid cash dividends or made distributions to our shareholders. We do not expect to pay cash dividends on our Common Stock in the immediate future, but, instead, intend to utilize available cash to support the development and expansion of our business. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including, but not limited to, future operating results, capital requirements, financial condition and the terms of any credit facility or other financing arrangements we may obtain or enter into, future prospects and other factors our board of directors may deem relevant at the time such payment is considered. There is no assurance that we will be able or will desire to pay dividends in the near future or, if dividends are paid, in what amount.

DILUTION

If you invest in the shares of Common Stock being sold in this offering, your ownership interest in us will be diluted to the extent of the difference between the public offering price per share and the pro forma net tangible book value per share of Common Stock after this offering.

Our net book value as of March 31, 2009 is determined by subtracting the total amount of our liabilities from the total amount of our assets as of March 31, 2009. Our net book value as of March 31, 2009 was approximately $6,559,000 or $0.076 per share.

After giving effect to our sale in this offering of 12,500,000 shares at an assumed offering price to the public of $18.00 per share and after deducting our estimated offering expenses, our pro forma net tangible book value as of March 31, 2009 would be an aggregate of approximately $ 231,000,000 million, or $2.32 per share of Common Stock. This amount represents an immediate increase of $2.25 per share to our existing shareholders and an immediate dilution of $15.68 per share to new investors purchasing shares of Common Stock included in the offering. The following table below illustrates this per share dilution to new investors:

  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

 The following Discussion and Analysis of Financial Condition and Results of Operations presents a review of the operating results of the Company from inception to March 31, 2009.

[GRAPHIC OMITTED]

Overview

We were organized in May 21, 2008 as a California Corporation to acquire and develop vertically-integrated Companies primarily within the Healthcare Industry. Through our subsidiaries, we are engaged in businesses including: nurse staffing, assisted living, skilled nursing, insurance, pharmaceuticals, residential care facilities for the elderly (“RCFE”), assisted living residences (“ALRs”), independent living communities (“ILCs”), senior apartments, continuing care retirement communities (“CCRC”), home healthcare services, real estate brokerage/relocation services, adult daycare, a private chef network, healthcare information technology, nurse education, culinary education, real estate development, and stem cell technology.

Our five core sectors within the Healthcare industry are: Healthcare Staffing, Nurse Education, Senior Healthcare Services, Senior Healthcare Facilities, and Biotechnology.

On June 9, 2008, we acquired 100% of the outstanding shares of Skyhill Living, Inc; Skyhill Medical, Inc; Nurses of Today, Inc; ILN Insurance, Inc; Locate Space, Inc; and ILN Pharmaceuticals, Inc, all California Corporations, in exchange for 25,000,000 shares of our Common stock.

On July 2, 2008, we acquired 100% of the outstanding shares of Nurses of Tomorrow, Inc; Presto! Gourmet, Inc; and Sunnyfield Adult Daycare, Inc, all California Corporations, in exchange for 25,000 shares of our Common stock.

On July 25, 2008, we acquired 100% of the outstanding shares of Matriarch Healthcare Systems, Inc, a California Corporation, in exchange for 1,000 shares of our Common stock.

On August 31, 2008, we acquired 100% of the outstanding shares of Professional Respiratory Network, Inc (“PRN”), a California Corporations, in exchange for 468,750 shares of our Common stock at $8/share. In accordance to the Acquisition Agreement, the pre-acquired shareholders (“PRN Sellers”) of PRN may request Buyer to repurchase up to 62,500 shares at $5/share per three month period commencing after the 180th day of our Initial Public Offering (“IPO”) Registration with the Securities and Exchange Commission. PRN Sellers must notify us in writing within 180 days of our IPO Registration filing.

On October 1, 2008, we acquired 100% of the assets and liabilities of Artisan Operating, LP, a Texas Limited Partnership; Artisan Lifestyle Homes, LLC, a Texas Limited Liability Company; and Artisan LH, LLC, a Texas Limited Liability Company, in exchange for 1,200,000 shares of our Common stock.

On October 27, 2008, we acquired 100% of the outstanding shares of Universal Building Maintenance, Inc, a California Corporation, in exchange for 15,000 shares of our Common stock at $11/share.

On October 28, 2008, we acquired 100% of the outstanding shares of Angels Holding Corporation, a Wisconsin Corporation, in exchange for 45,500 shares of our Common stock at $11/share and $500,000 (USD). Upon the execution of this agreement, we had paid the pre-acquired shareholders (“Angels Sellers”) $20,000 (USD). We agreed to pay the balance of $480,000 to the Sellers within 30 days of trading on any exchange. The acquisition included 100% ownership of the following subsidiaries: Northwood’s College, LLC; Northwood’s Village Assisted Living, LLC; Northwood’s Village Development Company, LLC; Cookie Depot, LLC; Caring Nurses Educational Institute, LLC; and Northwood’s Culinary Institute, LLC. The acquisition also included the real property (formally Sacred Heart Hospital) located at 313 E Washington Ave, Tomahawk, WI.

On November 6, 2008, we acquired 100% of the membership units of Want-A Nurse, LLC, a Wisconsin Limited Liability Company, in exchange for 4,500 shares of our Common stock at $18/share.

On January 27, 2009, we acquired 100% of the membership units of Advanced Developers, LLC a Florida Limited Liability Company, in exchange for a total of $5,000,000 (USD) in capital and $5,000,000 worth of shares of our Common stock (“Healthcare Shares”) at IPO registration price. The cash consideration will be delivered to Sellers within 30 days of us trading on any public exchange. 25% of the Healthcare shares will be released to Seller within 6 months following the IPO. An additional 25% of the Healthcare Shares will be released to Seller within 9 months following the IPO. An additional 25% of the Healthcare Shares will be released to Seller within 12 months following the IPO. The final 25% of the Healthcare Shares will be released to Seller within 15 months following the IPO.

On March 17, 2009, we acquired 100% of the outstanding shares of Classic Care Medical, Inc, an Illinois Corporation, in exchange for a total of $1,000,000 (USD) and 39,474 shares of our Common stock at $38/share.

On March 21, 2009, we acquired 100% of the membership units of ZAP Healthcare, LLC, a Delaware Limited Liability company and Clinic First, LLC, an Illinois Limited Liability Company in exchange for $300,000 (USD) and 75,000 shares of our Common stock at $38/share.

On March 22, 2009, we acquired 100% of the outstanding shares of HealthStaff Training, Institute, Inc, a California Corporation in exchange for 5,265 shares of our Common stock at $38/share.

On March 26, 2009, we acquired 100% of the outstanding shares of Calcare, Inc d/b/a Atherton Healthcare, a California Corporation in exchange for $11,000,000 (USD) in Capital (“Cash Consideration”) and 31,250 shares of our Common stock at $48/share. The cash consideration will be delivered to Sellers within 20 days of us trading on any public exchange.

On March 31, 2009, we acquired Bergstrom Home Medical, Inc (“Bergstrom”) in exchange for $50,000 (USD) in Capital and 4,000 shares of our Common stock at $48/share. The cash consideration will be delivered to Sellers within 10 days of us trading on any exchange.

On June 30th, 2009, we acquired Magnolia Foundation, Inc ("Magnolia"), a California Corporation.  Magnolia is a licensed operator of Magnolia Senior Living located in Long Beach, California.  Magnolia is currently licensed in the state of California by the Department of Social Services as a Residential Care Facility for the Elderly ("RCFE") to serve 200 non-ambulatory residents.  The acquisition consideration was a total of $10,000,000, made up of a note payable in 24 equal monthly installments commencing 30 days after the initial trading of our common stock on NASDAQ or other public exchange; a $7,000,000 note secured by real estate, payable 30 days after the initial trading of our common stock on NASDAQ or other public exchange; a $2,000,000 note payable in 12 equal monthly installments commencing 30 days after the initial trading of our common stock on NASDAQ or other public exchange; and $500,000 in common stock, at the expected offer price in this offering of $18.00 per share, or a total of 27,778 shares.

BUSINESS

Unless the context specifies otherwise, “we”, “our”, “us”, the “Company” and similar expressions refer to the business of Healthcare of Today, Inc (“Healthcare”) .

Our five core sectors within the Healthcare industry are: Healthcare Staffing, Nurse Education, Senior Healthcare Services, Senior Healthcare Facilities, and Biotechnology.

We plan to systematically optimize our underlying processes to achieve more efficient results and create corporate (financial benefit), management (intellectual capital), revenue (generate more income) and cost (reduce or eliminate expenses) synergies between all of our core businesses.

BIOTECHNOLOGY – STEM CELLS

The biotechnology industry is characterized by rapidly evolving technology and intense competition. Possible competitors include major pharmaceuticals and chemical and specialized biotechnology companies. In addition, many biotechnology companies have formed collaborations with large, established firms to support research, development and commercialization of products that may be competitive with our expected technology. Academic institutions, governmental agencies, and other public and private research organizations are also conducting research activities and seek patent protection, and many commercialize products on their own or through joint ventures. The initial stem cell market is currently dominated by the bone marrow collection methods technologies that have been practiced for some time. We believe our adult stem cell technology is superior to current practices.

There are two basic types of stem cells: embryonic and adult. Briefly defined, embryonic stem cells are taken from the embryo pre-birth, usually in the first few days after the egg is fertilized. This destruction of the fertilized egg is considered by many people to be the destruction of life thus the objection that many people have to its use.

Adult stem cells are always taken post birth thus avoiding the objection regarding the destruction of life. Cord blood stem cells, being post birth, are classified as adult stem cells. For some yet undiscovered reason, immediately upon birth, the genetic coding of the cells tells them to change their reproduction and multiplication method.

Embryonic Stem Cells

Embryonic stem cells are programmed to go from two cells (conception) to billions of cells (9 pounds or so) in nine months (a baby). This process is called differentiation where cells turn into everything in the body. This is very good for research since it provides unlimited choices of how to direct what the cells can be used for. However, this very good ability has a significant downside. If the cells can turn into anything, and you don’t know how to stop the process, they will literally turn into everything. Thus, if you inject embryonic cells into the heart to repair it, the cells turn into hair, bone, teeth and so forth as they grow. The rapid uncontrolled growth (from two cells to nine pounds in nine months) is what is generally referred to in medicine as cancer.

Some companies try to imitate embryonic cells by various methods such as nuclear somatic transfer. This process takes a piece of tissue, genetically modifies it, and implants it into an egg to mimic an embryonic cell. However, this meets with the same moral objection and has additional problems. Anytime you see the use of genetic modification in a process, the process has major potential problems because the modification may start mutations which create major changes in the body such as additional organs.

The FDA may tolerate side effects such as nausea, headaches, etc. but when the side effects are cancer or growing six additional arms, FDA is going to require at least 20 and maybe 40 years of limited controlled clinical studies before anything can go to market. That is why most embryonic companies (Advanced Cell Technology ACT) have unhappy investors. There is no ROI or exit strategy. That is also why they want the states and federal government to fund the research. Governments do not require a ROI.

Adult Stem Cells

The preferred method of stem cell transplantation for tissue regeneration is from a person back into himself. This is called an autologous process. If the donor is another person, called an allogeneic process, it can work provided there is a match of blood type and the like. Otherwise, there are problems that are referred to as graft versus host disease.

Cord blood stem cells are adult stem cells. They are very rich in stem cell density. However, the ability to get them occurs only once in a person’s life, at birth. Consequently, for now the major market is in non-cord blood adult stem cells.

Thus far the approximate 70 therapies that use adult stem cells successfully use stem cells derived from the bone marrow. This process, called bone marrow apheresis, requires drilling holes in the hip bone and extracting about one quart of bone marrow and blood and separating the stem cells from it. This is costly (over $100,000), painful, and about 5% of the people die from infection and related problems. It is the last thing you would prefer to do after a heart attack, but since it works, it is being used.

Everyone’s goal is to take circulating blood that can be easily removed (called peripheral blood) and use it to regenerate tissue. However, circulating blood is not rich enough in stem cells to regenerate tissue so it would take too much blood to be removed for a therapeutic amount of cells. The ultimate goal then is to take blood from the arm, as one would give a blood sample, and grow (referred to as expand) the cells to a therapeutic amount of cells.

SUBSIDIARY:                     Regenetech, Inc

On July 10, 2009 we entered into a merger agreement between our wholly-owned Texas subsidiary, Regen Acquisition Corp., and Regenetech, Inc (“Regenetech”). Regenetech is a biotech company based in Houston, Texas, and founded by individuals using technology from the U.S. National Aeronautics and Space Administration (“NASA”) for the purpose of commercializing technology derived from cell studies conducted on the Mir Space Station and several Space Shuttle flights during the 1990’s. The merger agreement will close upon the effectiveness of this registration statement, and a total of up to 5,555,555 shares of our common stock to be issued in the merger are included in the shares to be sold by the Selling Shareholders in this offering. The merger is subject to the approval of two-thirds of the shareholders of Regenetech under Texas law, and that process has already begun.

NASA discovered that three dimensional (3D) stem cells multiply rapidly in a weightless environment, and that this “cell expansion” effect is further aided by interaction with the Earth’s magnetic field. The science has resulted in the duplication of these effects through creation of a unique and patented bioreactor that mimics the effects of weightlessness and utilizes a patented collar that mimics the effects of the Earth’s magnetic field. Regenetech’s bioreactors have accelerated the cell expansion of non-embryonic human stem cells by a significant factor over that achieved by competitive techniques.

PRODUCTS AND PATENTS

Regenetech is continuing to advance its research efforts to optimize the extraction, cellXpansion™ (multiplication), and reintroduction of adult stems cells into the same patient's body (autologous) for therapeutic purposes, of which there are many possible applications. Regenetech’s research results indicate that adult stem cells can be harvested from a filtered extraction of the patient's own blood and grown to larger, therapeutic quantities thus eliminating the most critical problem in conventional adult stem cell therapies – availability of adult stem cells rapidly, safely, and at reasonable cost. This minimally invasive procedure reintroduces the patient’s own stem cells to provide red and white blood cells, platelets, and connective tissues. Since it uses a patient’s own blood, there is no problem with rejection.

Regenetech’s product line is its proprietary and patented processes for cell extraction, cellXpansion™ and reintroduction of adult stems cells which will be licensed to major research institutes, pharmaceutical and biotech companies for experimentation and therapeutic applications.

Regenetech has also discovered that the magnetic coil technology (TVEMF sleeve) used to aid in cell expansion shows serious promise in accelerating the healing of bone fractures in animal studies undertaken with Texas AM University, which creates a second significant revenue opportunity for the Company in veterinary and potentially human orthopedic therapies. Regenetech has discovered that the medium generated in the Company’s unique bioreactors following cell expansion contains a high proportion of very valuable bio-molecules, which if separated (and initial input from scientists at Texas AM indicate this is technically feasible) could be sold as additional products for medical experiments and treatments.

Regenetech has three major product lines to commercialize:

Its proprietary and patented processes for cell extraction, cellXpansion™ and reintroduction of adult stems cells which will be licensed to major research institutes, pharmaceutical and biotech companies for experimentation and therapeutic applications.

Its proprietary and patented TVEMF sleeve will be licensed to a major veterinary supplier for experimentation and therapeutic applications in veterinary and human orthopedic medicine.

Bio-molecules produced and extracted from cell expansion media in the Company’s bio-reactors, which may be sold directly to cosmetic companies initially and then to skin wound card facilities for skin rejuvenation (cosmeceuticals) and regeneration (burn victims). Regenetech may also license its proprietary discoveries and production techniques to pharmaceutical companies for use in producing biomolecules on a wide scale for various applications such as increased growth factors at the site of needed tissue regeneration.

Intellectual Property

Regenetech currently has the exclusive rights to thirteen (13) NASA patents involving cell expansion in a simulated weightless environment granted under a license agreement from NASA through its technology transfer program. These cell expansion patents involve the use of a device, patented by NASA, which provides simulated weightlessness in the laboratory. While a third party company has been licensed by NASA to actually produce the bioreactors used in Regenetech’s research and development, Regenetech has the contractual right to acquire the bioreactor or cause the bioreactor to be manufactured for its requirements and the requirements of its customers at reasonable cost. In addition to the licensed patents, Regenetech has applied for over 300 additional patents in its own name for the expansion of blood cells to be used in tissue repair, tissue regeneration and reduction of chemotherapy side effects. In addition, Regenetech plans to apply for additional patents covering its technology in different applications as they are discovered.

In February 2009, three international patents were published on behalf of Regenetech principals by the World Intellectual Property Organization. One of these patents is for the use of adult stem cells that have been expanded by our Bioreactor for the treatment of diabetes. Another patent is for repairing and regenerating tissue for the skin, mouth and inner ear. The third of these patents is for a process that expands adult stem cells and uses them for repairing and regenerating heart tissue.

Regenetech has one patent and six patent applications covering the use of TVEMF to increase bone healing and regenerate tissue. The same TVEMF coil can also be placed around the bioreactor to accelerate tissue growth. The TVEMF coils are currently being produced by a professor at University of North Carolina, Chappel Hill and bids are being accepted for large scale production.

Regenetech has two patent applications covering the biomolecules. The artificial version production of biomolecules is performed by using a recombinant DNA method. These artificially produced biomolecules are priced at several million dollars per gram, but therapeutic levels are in the one-millionth of a gram. These molecules can be produced naturally by Regenetech in the bioreactor for a nominal cost. Regenetech currently has approximately 7000 grams of the biomolecules in cryogenic storage for later sale once the procedure has been developed for their separation. However, Regenetech is now negotiating with a cosmetics company for use of the molecules without separation which could provide a market entry for the molecules in 2009.

THE MARKET FOR REGENETECH’S PRODUCTS

Market for Licensing of Cell Expansion Technologies

Research in adult stem cell therapy (non-embryonic) has shown: (i) that specific adult stem cells are in fact capable of tissue repair and regeneration in various organs in the human body; and (ii) injection of stem cells can reduce the side effects from chemotherapy and radiation treatment in cancer patients. There are several known therapies that use bone marrow derived adult stem cells for tissue regeneration. The most prominent of these is heart regeneration being performed at Texas Heart Institute by Drs. Willerson and Perin, and it is recognized as successful. Drs. Willerson and Perin use bone marrow as a supply of stem cells which has its problems. The cells are obtained by a process called apheresis which is drilling into the hip and extracting cells. This is expensive (about $125,000), painful, and has a mortality rate of about 5%. Regenetech’s model is to take a blood sample and expand the stem cells present in the blood in Regenetech’s bioreactor system so as to replace bone marrow stem cells for therapeutic purposes.

The market for heart regeneration procedures is approximately $60 million and is expected to exceed $100 million per year by 2013. This translates to a market for Regenetech’s expansion technology for research and treatment of $6 million increasing to $10 million by 2013. Use of Regenetech’s cells for heart regeneration would add less than 1% of cost to the total process. The market for pancreas regeneration research and treatment procedures (diabetes “cure”) is estimated to be $1 million currently and is expected to exceed $100 million per year by 2013. Use of Regenetech’s cells in pancreas regeneration will substantially reduce the cost of diabetes care and treatment. The market for all organ repair or regeneration research and therapies is expected to exceed $50 billion per year by 2013.

Within this market, the estimated cost of cell expansion research and treatment services is assumed to be $10,000,000 currently and is expected to reach $2 billion by 2013. Assuming a reasonable royalty of 5% of the total costs of cell expansion services, the total market potential for the licensing of Regenetech’s technology could be as large as $100 million per year by 2013. Regenetech believes it can capture at least 10% of this market through its research and licensing.

Regenetech plans to reach this market by licensing its technology to research institutes and organizations, pharmaceutical companies and other biotech companies that are focusing their experimentation and development efforts on different potential stem cell therapy applications. There are estimated to be 3,500 potential customers for Regenetech’s technology currently, and this figure is expected to grow to 6000 by 2013. Regenetech will seek to license its technology widely to as many customers as possible, giving some territorial or other exclusivity to front-running organizations on a selective basis, in order to participate in the customer’s success as the customer’s commercial therapeutic applications expand into the marketplace.

Market for Licensing of TVEMF Sleeve

There are currently 10 million bone repair procedures performed by veterinarians in the U.S. each year. Over 1 million of these would use the TVEMF sleeve due to the low cost in relation to the overall procedure. Regenetech expects to capture at least 10% of this market with a profit of $80-$100 per procedure.

Market for Licensing and Sale of Bio-Molecules

The market for recombinant molecules is currently over $90 billion. These molecules are used in all major surgical procedures and virtually all cell studies. Regenetech believes it can capture a minimum of 0.5% of this market. Amgen is currently the leader in the recombinant molecules market. Regenetech has approximately 7,000 grams of bio-molecules which it owns.

THE MARKET FOR DIABETES

According to the International Diabetes Federation diabetes is one of the world’s most important causes of expenditure, mortality, disability and lost economic growth.

Global health expenditures to treat and prevent diabetes and its complications total at least US $232 billion in 2007. By 2025, this number will exceed US $302 billion.

The world suffers huge losses in the form of foregone economic growth as a result of diabetes. Lost economic growth may be a relatively greater problem in poorer countries. Between 2005 and 2015, the World Health Organization (WHO) predicts net losses in national income from diabetes and cardiovascular disease of some $557 billion in China, $303 billion in the Russian Federation, $336 billion in India, $49 billion in Brazil and $2 billion in the United Republic of Tanzania (2005 ID).

These losses arise from the premature death and disability that untreated diabetes causes. Perhaps 25 million years of life are lost annually to mortality caused by diabetes. Reduced quality of life may reach a similar magnitude among the living.

If Regenetech captures only 2% of the market, it could have an income of US $4.64 billion in 2010 or very shortly thereafter and over US $6 billion by 2025. Since economic loss will be offset by Regenetech’s nominal treatment cost, Regenetech’s profit will be essentially the same as health expenditure cost.

STEM CELL EXPANSION FACILITIES

We are planning to develop state-of-the-art Stem Cell Expansion Facilities throughout the world. These facilities will provide doctors and research laboratories adult stem cell expansion services.

Each lab facility will be comprised of approximately 3 doctors, 6 nurses, and 8-10 lab technicians. Logistically, our plan of expansion will target major medical centers and universities. Using Regenetech's Cell Expansion technology, we are expecting to make Regenetech a world class provider of adult stem cell Expansion services.

HEALTHCARE STAFFING

Healthcare Staffing remains one of the fastest growing sectors in the healthcare industry. As the current nursing industry experiences high demand due to shortages and increasing health needs of baby boomers, the American Hospital Association estimates that up to 126,000 position vacancies exist for registered nurses, representing 10% of the hospital-based nursing workforce. Estimates project the workforce to be 20% below projected requirements by 2020. With this increasing demand for what has become a shrinking supply of nurses, hospitals and clinics are dependent upon using temporary staffing agencies to help them meet crucial staffing requirements.

RELATED SUBSIDIARIES:          Professional Respiratory Network, Inc

Nurses of Today, Inc

Want-A-Nurse, LLC

On August 31, 2008, we acquired Professional Respiratory Network, Inc (“PRN”) a temporary staffing agency providing healthcare personnel specifically in the area of Respiratory Therapy. PRN provides staffing 24 hours a day, 7 days a week, 365 days a year to its client base of hospitals and healthcare facilities. In addition to providing staff for general adult respiratory care, PRN specializes in the areas of newborn and pediatric intensive care. In 2003, PRN began staffing and has seen significant growth of up to 50% every year thereafter. They are currently contracted with over 20 individual healthcare facilities from San Diego to San Luis Obispo, and have system-wide contracts with Kaiser Permanente and the Los Angeles County Health System.

In addition to temporary staffing, PRN will begin placing travel nursing as well as permanent placement. Travel nursing jobs vary from 4 to 52 week travel assignments throughout the United States and nurses are provided fully furnished apartments, medical benefits, relocation assistance and licensure reimbursement . Permanent placement will provide nurses the opportunity for full time work in a position they desire. PRN will assist in all contract negotiations and helps maintain constant communication with nurse employers.

On June 9, 2008, we acquired Nurses of Today, Inc (“Nurses of Today”), a nurse recruiting company, to recruit potential candidates for job placement in the fields of home health, medical staffing, dental assisting, pharmacy tech, and wellness service industries throughout the world. Nurses of Today will market and brand its identity worldwide through a variety of media channels (ie. radio, tv, print, and internet). Through its website www.nursesoftoday.com, users can create profiles and upload resumes to assist in placement. Nurses of Today will work in conjunction with Want-A-Nurse, LLC (“Want-A-Nurse”).

On November 6, 2008, we acquired Want-A-Nurse, another domestic and foreign nurse placement company in its developmental stages. Want-A-Nurse is developing programs to bring qualified nurses from overseas locations to the United States. Prior to placement at a contracted acute care hospital or long term care facility, all nurses will complete a program which will address areas such as Medication, Medical Equipment, I.V. Therapy, Surgical Procedures, Legal Requirements, and policies and procedures, as per US standards. Want-A-Nurse will develop an internal nurse placement agency providing housing for nurses and assisting them to complete all required state board processing. Want-A-Nurse will process payroll and taxes for each nurse under contract.

Want-A-Nurse is working in collaboration with Nurses of Today to find suitable individuals for placement. Currently Nurses of Today have members from the countries including: United States, China, Taiwan, and the Philippines.

In keeping with our vertical integration model, the subsidiaries within the Healthcare Staffing sector of our Company will integrate with the other sectors within our Company. All candidates within the staffing sector will have opportunities to be considered for positions within our future facilities nationwide.

We plan to continue acquire and/or develop other vertically integrated Companies within this Sector.

NURSE EDUCATION

With more than 2.9 million registered nurses practicing nationwide, nursing is the nation's largest health care profession. Despite its large size, many more nurses are needed into the foreseeable future to meet the growing demand for nursing care. According to the National Center for Education Statistics (NCES), the number of students projected to be enrolled in postsecondary institutions is estimated to rise from 18 million in 2007 to 18.8 million by 2010. Total revenue for all degree-granting postsecondary institutions was over 385 billion for the 2004-2005 school year.  With the current workforce shortage, there is great demand for qualified Nurse Education Programs.

RELATED SUBSIDIARIES:          Angels Holding Corporation

Northwood’s College, LLC

Caring Nurses Education Institute, LLC

                         Nurses of Tomorrow, Inc
                         HealthStaff Training Institute, Inc

On October 28, 2008, we acquired Angels Holding Corporation. Northwood's College, LLC (“Northwood’s College”), a wholly-owned subsidiary of Angels Holding Corporation, is the parent company of Caring Nurses Education Institute, LLC (“CNEI”).

CNEI is headquartered in Tomahawk, Wisconsin and was acquired to provide education and development programs for Certified Nursing Assistants and Home Health Aide Professionals. By training and certifying individuals interested in an entry-level health care career, CNEI also plans to develop a LPN-RN ladder program by the end of 2009.

On July 2, 2008, we acquired Nurses of Tomorrow, Inc (“Nurses of Tomorrow”). Nurses of Tomorrow is focusing on becoming a regionally accredited provider of online postsecondary education services in the healthcare industry. In addition to online programs, Nurses of Tomorrow will offer hands-on programs in conjunction with Northwood's College programs.

Nurses of Tomorrow will utilize print, radio, internet and television to market, recruit, and retain students. The company will focus on recruiting and educating working adults, defined as students age 25 or older who are pursuing a degree while employed. With the flexibility and convenience of online schooling, Nurses of Tomorrow looks to attract working adults who otherwise would not be able to accommodate their schedules of a traditional schooling. Nurses of Tomorrow also believes that working adults will be able to finance their education, recognize the benefits of a postsecondary degree, and have a more successful completion rate.

Nurses of Tomorrow will seek for its programs/classes to be regionally accredited by the Higher Learning Commission of the North Central Association of Colleges and Schools, or the Higher Learning Commission, and the Distance Education and Training Council. In addition, they will seek specialized accreditations for certain programs for the Commission on Collegiate Nursing Education.

Nurses of Tomorrow will seek to begin its online programs and degree offerings in 2009. They will develop and offer additional programs that they believe have attractive demand characteristics. Their aim will be to launch 10 new online programs in 2009. Additional programs will offer students the opportunity to pursue specific educational objectives, with new programs building upon previous Nurses of Tomorrow offerings, all the while allowing them to expand the program and accommodate student demand as it grows and changes.

On March 22, 2009, we acquired HealthStaff Training Institute, Inc “HealthStaff”. HealthStaff is a private vocational educational institution, training health care and professional personnel. HealthStaff’s courses offer entry-level qualifications to those who would like to build careers in the medical and healthcare fields. HealthStaff currently offers the following approved programs/courses: Clinical Medical Laboratory Assistant, Clinical and Administrative Medical Assistant, Medical Assistant (Front/Back) Office, Drug Alcohol Counseling, Medical Billing Coding, Pharmacy Technician, Phlebotomy Technician CPT-1 and Computerized Office Accounting. Also pending is the implementation of Certified Nursing Assistant/Home Health Aide certification programs.

Each education entity will work together to create multiple opportunities for students.  Graduating students will also provide resources for the Company's Nurse Staffing sectors.  In addition, nurse graduates are prime candidates for the Senior Healthcare Services, and Senior Healthcare Facilities sectors within our Company.

We are actively seeking to acquire and/ develop additional nursing schools healthcare programs throughout the United States.

SENIOR HEALTHCARE SERVICES

The market for Senior Healthcare Services is expected to continue to grow as the elderly population of the United States increases. With this growth, government reimbursement policies require increased cost control which proves to be a great opportunity through the Company’s cost-effective services. Estimates by The American Health Care Association show there are approximately 16,300 nursing homes in the United States with about 1.78 million beds and 1.45 million residents.  As the senior housing market continues its growth, a proportional increase is also expected within Senior Healthcare Services.

RELATED SUBSIDIARIES:          Skyhill Medical, Inc
                         Body Fusion 150
                         Sunnyfield Adult Daycare, Inc

On June 9, 2008, we acquired Skyhill Medical, Inc (“Skyhill Medical”). Skyhill Medical is a Home Health Agency which will staff care givers, physical therapists, occupational therapists, nurses, and fitness professionals. In December 2008, Skyhill Medical launched Body Fusion 150 (a D/B/A of Skyhill Medical). Body Fusion 150 currently employs a team of dedicated fitness professionals that work with clients on a one-to-one basis or in group settings. Specific programs addressing muscular strength and range movement, cardio, pool, and yoga have been designed specifically for seniors. Each program provides a combination of physical exercise, healthy living education and positive motivation for the clients.

On July 2, 2008, we acquired Sunnyfield Adult Daycare, Inc (“Sunnyfield”). Sunnyfield will provide care and companionship for seniors who need assistance or supervision during the day. The programs will offer relief to family members or caregivers, allowing them the freedom and flexibility to go to work or handle other personal business while knowing their loved ones are safe and well cared-for. Sunnyfield will aim to delay or prevent institutionalization of clients by providing alternative care; in this environment, it may enhance self-esteem and encourage socialization of its charges. Services provided may include: counseling, education, evening care, exercise, health screening, meal provision, medical care, physical therapy, recreation, socialization, entertainment, supervision, transportation, and medication management. Sunnyfield Adult Daycare will establish centers to be open during working hours, and staffed so as to be capable of providing or monitoring a variety of the services listed above. Sunnyfield is currently awaiting approval from government approval to establish its downtown Los Angeles location.

The healthcare services provided by Skyhill Medical and Sunnyfield Adult Daycare will necessitate a well-educated, focused staff. For this reason, it stands to work well in conjunction within the many companies held by us, as well as the outside community.

We are actively seeking to acquire and/or develop other vertically integrated Companies within this Sector.

SENIOR HEALTHCARE FACILITIES

The US Healthcare facility industry includes several sectors that serve different areas of human healthcare needs. Included in this group are skilled nursing facilities, assisted living residences, independent living communities, and continuing care retirement communities.

SKILLED NURSING FACILITIES

Skilled nursing facilities (“SNFs”), or nursing homes, provide residents with routine long-term care, including daily dietary, social, and recreational services, and a full range of pharmaceutical services and medical supplies. Sub-acute care is generally for patients who have been discharged from an acute care hospital but are too sick to return home and need continued complex and intensive medical services. Skilled nursing units resemble hospital rooms with most residents residing in semi-private rooms.

ASSISTED LIVING RESIDENCES

Assisted living residences (“ALRs”) are hotel-like facilities which serve elderly individuals who need

\assistance with the tasks or activates of daily living but do not require 24-skilled nursing care. Many facilities offer separate areas of for Alzheimer’s disease or other forms of dementia, as these individuals do not require round-the clock skilled nursing care but do require more intensive supervision that typical assisted living residents. The object of assisted living is to maintain or enhance residents’ ability to live as independently as possible in a homelike environment that offers on-site medical services. Services are provided largely to private-pay, long-term residents, but many states are developing regulatory structures to provide some assisted living reimbursement under Medicaid for lower income seniors.

Looking ahead, Standard Poor’s expects the assisted living sector to grow, as individuals age 85 and older (a group representing the largest number of users of long- term healthcare services) are currently the fastest growing segment of the US population.

RESIDENTIAL CARE FACILITIES FOR THE ELDERLY

Residential Care Facilities for the Elderly (“RCFEs”) provide room, board, housekeeping, supervision, and personal care assistance with basic activities like personal hygiene, dressing, eating, and walking.

This level of care and supervision serve elderly individuals who need assistance with the tasks or activates of daily living but do not require 24-skilled nursing. They are considered non-medical facilities and are not required to have nurses, certified nursing assistants or doctors on staff. Other terms used to refer to this level of care are board and care homes and rest homes.

INDEPENDENT LIVING COMMUNITIES

Independent living communities (“ILCs”) significantly grew in popularity in the 1980s due to the increasing demand for senior accommodations. They operate identically to assisted living residents but to not provide assistance with activities of daily living. They often contain all of the same amenities as assisted living residents but may also include swimming pools, covered parking, and higher quality dining experiences. ILCs are physically similar to hotels with the most notable difference being a large dining room and commercial kitchen. They typically range in size from 150 units to 300 units.

Similar to apartment complexes, units contain separate bedroom and kitchens. However, most residents choose to used the community dining room which typically prepares three meals per day with one or two meals per day included in residents monthly fees. Additional resident meals and guest meals can almost always be purchased separately. Monthly fees typically include two daily meals, all utilities except telephone, maintenance, weekly housekeeping and linen service, social activities and use of community amenities.

The primary difference between ILCs and ALRs is that residents who locate in an independent living community must be physically and mentally capable of performing all the activities of daily living (“ADLs”). Marketing is most intensive and independent living communities because occupancy is less need driven and more of a personal lifestyle choice for seniors. Modern development trends include cottage or villas style units apart from a main building housing more hotel-like independent and/or assisted living units. Furthermore, most communities offering independent living also provide some form of assisted living component to offer a continuum of care.

SENIOR APARTMENTS

Senior apartments are typically referred to as rental active adult communities. Physically and operationally, the properties are a blend between apartment complexes and independent living communities. Unit doors are typically accessible via the exterior of the building, and meals or housekeeping services are not offered. However, social activities are almost always available. Unit amenities typically include a full kitchen, washer and dryer, balcony or patio, and window treatments.

Senior apartments can be either market rate apartments or subsidized, affordable housing alternatives. Affordable senior apartments are age-restricted apartments that generally take two forms of age restriction. One type is for seniors age 55 or older, these apartments complexes require that at least one person in each apartment be 55 or older and that no more that 20% residents in the entire complex be under the age of 55 years. The second type is restricted to seniors of age 62 years or older, and no residents may be under this age. Rental rates for these affordable senior apartments are typically 30% of a resident’s income with various levels of income qualifications depending on the facility and location.

CONTINUING CARE RETIREMENT COMMUNITIES

A Continuing Care Retirement Community (“CCRC”) is a senior housing community offering a continuum of care among all three traditional levels of senior housing: independent living, assisted living and skilled nursing. CCRCs are designed so that residents typically move into the community’s independent living component and age in place through to the assisted living and skilled nursing components.

RELATED SUBSIDIARIES:          Angels Holding Corporation

Skyhill Living, Inc

                         Northwood’s Village Assisted Living, LLC
                         Artisan Operating, LP
                         Advanced Developers, LLC
                         Atherton Healthcare

                         Magnolia Foundation, Inc.

On June 9, 2008, we acquired Skyhill Living, Inc (“Skyhill Living”), an integrated network of residential care facilities for the elderly (“RCFE”). Licensed by the state of California, Skyhill Living currently has 2 facilities, and 3 more in development. Skyhill Living strives to offer beautiful, exquisitely furnished and decorated environments with hospitality in mind.  In addition to its current developments, Skyhill Living is also seeking additional locations for future RCFE sites.

We are also actively seeking to acquire and develop Continuing Care Retirement Communities (“CCRCs”) throughout the US (“Skyhill Villages” or “Senior Communities”). Our senior communities will include all or a variation of the following: skilled nursing, assisted living, independent living, and senior housing. We also plan to incorporate, whenever possible, within each of these communities, a Nursing School. Our Skilled Nursing facilities will also serve as externship sites for Nurses of Tomorrow and CNEI.

Through our acquisition of Angels Holding Corporation, we have also acquired Northwood’s Village Assisted Living, LLC, and the real property 313 E Washington Ave in Tomahawk, WI (formally Sacred Heart Hospital). We plan to redevelop this property into a Senior Community and a Nursing Campus.

Through our acquisition of Artisan Operating, LP and Advanced Developers, LLC, our real estate development companies (see discussion of ‘Other Healthcare of Today Subsidiaries’ below), we are also in contract to develop and operate a Senior Communities in Texas, South Carolina, and Florida. We plan to incorporate a Nursing School in this Community.

On March 26, 2009, we acquired 100% of Calcare, Inc d/b/a Atherton Healthcare. Atherton is a full service skilled nursing and rehabilitation facility located in Menlo Park. Atherton Healthcare offers both temporary and long-term housing to seniors. Residents are offered a full spectrum of general medical services and rehabilitation services, as well as interdisciplinary orthopedic care, where applicable. Client’s health services are complemented by routine social activities.

On June 30, 2009, we acquired Magnolia Foundation, Inc ("Magnolia"), a California Corporation.  Magnolia is a licensed operator of Magnolia Senior Living located in Long Beach, California.  Magnolia is currently licensed in the state of California by the Department of Social Services as a Residential Care Facility for the Elderly ("RCFE") to serve 200 non-ambulatory residents.  The acquisition included the real estate and improvements, state license and the business operations.

We are actively seeking to acquire, develop, and operate other Healthcare Facilities and Senior Communities throughout the United States.

OTHER HEALTHCARE OF TODAY SUBSIDIARES

In addition to the endeavors listed above, we have acquired and developed further companies that we believe complement those within the core four sectors of our healthcare concentration.  Each company is unique in that it adds an increased level of production, service quality, and synergy to its sister companies.

OTHER SUBSIDIARIES:               Locate Space, Inc
                         Northwood’s Culinary Institute, LLC
                         Northwood’s Village Development Company, LLC
                         Cookie Depot, LLC
                         Presto! Gourmet, Inc
                         Artisan Operating, LP
                         Universal Building Maintenance, Inc
                         ILN Pharmaceuticals, Inc
                         Matriarch Healthcare Systems, Inc
                         ILN Insurance, Inc
                         Healthcare of Today Properties, Inc
                         Advanced Developers, LLC
                         Classic Care Medical, Inc
Zap HealthCare, LLC
Clinic First, LLC
                         Bergstrom Home Medical, Inc

On June 9, 2008, we acquired Locate Space, Inc (“LocateSpace.com” or “Locate Space”), an online home, rental, and assisted living search optimization company aimed at providing renters, home buyers, home sellers, and assisted living facilities the resources to connect to clients over the internet. In addition, Locate Space is a full-service real estate brokerage licensed in the State of California

.
As an online site accessible to anyone, Locate Space's technological capabilities allow all end users to search, list, and save properties to their own personal online profiles. Pictures may be uploaded and detailed maps are provided for every search listing as well. Users may also elect to have any listing featured or premiered by paying an additional charge. Locate Space operates with rental and home listings in Southern California and assisted living facilities nationwide.

Through our acquisition of Angels Holding Corporation, we acquired its wholly-owned subsidiary Northwood’s Culinary Institute, LLC (“Northwood’s Culinary Institute”). Currently, in its developmental stage, Northwood’s Culinary Institute will be offering programs to prepare its students for professional-level quality food service. Using an engaging, fast-paced and Chef-designed curriculum, graduates of the program will be able to apply for positions ranging from highly skilled chefs and cooks to institutional or private household chefs. The institute will feature teaching/lecture kitchen labs and classrooms with industry-current commercial equipment designed for maximum efficiency, usability and comfort. The Institute will also offer specialty training in the disciplines of pastry and banquet services.

On July 2, 2008, we acquired Presto Gourmet!, a food service network providing private chef services to clients who would like the satisfaction of a nutritious and hot home-cooked meal without the hassles of cooking or preparing it. With its network of professional chefs, Presto! Gourmet will provide its services to residential as well as assisted living facilities. Chefs will be available to cater parties, weddings, classes, and other events. Presto! Gourmet has an active website for clients to send inquiries regarding its catering. Presto! Gourmet will partner with Northwood's Culinary Institute to survey possible candidates (culinary school graduates) who are looking to join its network of chefs. Presto! Gourmet will also work in conjunction with all Skyhill Living and Skyhill Village facilities.

On October 1, 2008, we acquired Artisan Operating, LP (“Artisan Lifestyle Communities” , “Artisan Lifestyle and Homes”, and “Artisan”) a Texas-based developer of stylized facilities that caters to homebuyers looking for stylized, fully- customized living environments suited to their lifestyles. Focusing on the development of ideal living and working facilities, Artisan has recently expanded into the building of senior communities, assisted living facilities, skilled nursing facilities, and nursing campuses for us. With its current operating entity in Texas, Artisan will shortly begin developments in Wisconsin as well. Artisan Operating includes a veteran team of construction managers, designers, architects, real estate agents, and finance professionals to provide customers with complete full-service implementation from concept to completion of any home, building or facility. Artisan will be one of our main developers for future Healthcare Facility developments.

On October 27, 2008, we acquired Universal Building Maintenance (“UBM”), a full-service building maintenance and office cleaning provider, currently servicing over 5 million sq. ft. of space each week. It attends to office, manufacturing, pharmaceutical, educational, health and fitness centers, retirement community and construction needs, offering regular cleanup services by a team of professional cleaning technicians. UBM's staff is trained in earth-friendly practices; the company uses eco-friendly products and equipment to enhance the green quality of the companies and locations it serves making it fully Green-Clean Certified.

On June 9, 2008, we acquired ILN Pharmaceuticals, Inc (“ILN Pharmaceuticals”). This company was acquired to develop and bring to market various medical pharmaceuticals and/or medical devices.  To date, ILN Pharmaceuticals is in its research and development stage (RD) of a liquid nutritive product for seniors.

On July 25, 2008, we acquired Matriarch Healthcare Systems, Inc (“Matriarch Healthcare Systems” or “Matriarch”), a provider of managed IT solutions, website design and software development technologies. Matriarch Healthcare Systems’ range of infrastructure management and applications is designed to help clients achieve business goals by providing quality end-to-end technology solutions. Matriarch conceives, develops and implements websites for its clients. Services within Matriarch's web and interactive development practice include content management and technology development and implementation, quality assurance testing, user research and testing, user interface design and development, site design and development; and custom application development. Matriarch is currently contracted to handle the business technologies for all of Healthcare of Today subsidiaries.

On June 9, 2008, we acquired ILN Insurance, Inc (“ILN Insurance”). ILN Insurance is a full service insurance brokerage licensed in the State of California offering a wide array of products including: automobile and homeowners’ insurance, health Insurance, life insurance, and other business insurance coverages.

On October 27, 2008, we created Healthcare of Today Properties, Inc (“Healthcare of Today Properties, Inc”). This Company was formed to hold our Real Estate Assets and Leases including the Real Property of our Healthcare Facilities.

On January 27, 2009, we acquired Advanced Developers, LLC (“Advanced Developers”). Advanced Developers is a company focused on the development of senior community properties.

Among Advanced Developers' active projects is Villa Bella, senior residences comprised of Independent Living Facilities and Assisted Living Facilities, as well as nursing campuses. The facilities are built with stylish rooms, nature walks, putting greens, and indoor courtyards, these are just a few of the amenities to be found at Villa Bella. Quality and comfort are unparalleled at these Independent and Assisted Living Resort Communities for seniors. Inspired by Italian resorts, all of the Villa Bella communities are built with the likes of barrel tile roofs, keystone, and travertine stone walkways. Spacious floor plans boast high ceilings and 10 ft wide hallways.

The newest Villa Bella property will reside in Sebring, Florida. Located on 20 acres, it is currently in Phase One of development as 6 duplex units are already complete. Upon completion the Villa Bella: Sebring, Florida community will consist of 16 Duplex Units, representing 32 (3bed/2 bath/ 1 car garage) independent living facilities and a 40,000 sq ft assisted living facility, along with an additional 40,000 sq ft facility projected for an adult day care facility. Future plans for a rehab facility have also been discussed.

In addition, another Villa Bella development is underway in Lehigh Acres, Lee County, Florida. A 6.38 acre site, the Lehigh Acres location will consist of 8 duplex units which will represent 16 Independent Living Facility units (3 bed/2 bath/1 car garage each side) and a 40,000 sq ft Assisted Living Facility.

On March 17, 2009, we acquired Classic Care Medical (“Classic Care”). Classic Care is responsible for the distribution and sales of a variety of medical and healthcare products.  Classic Care offers a wide spectrum of health care products, including Oxygen Therapy Equipment, Nebulizers, Wheelchairs, CPAP/BIPAP Sleep Therapy Machines, and a variety of other home health care supplies and devices.

On March 21, 2009, we acquired Zap Healthcare, LLC (“ZAP”). ZAP owns Sears Home Health Care (“SHHC”). Currently, SHHC has Beta Tested in the Detroit Metro market with six retail stores, all located within Sears, operated as a licensed business. Retail stores product offerings consist of a variety of products that enable individuals to continue their lives with added comfort and ease. Product categories include Mobility, Bathroom Safety, Adjustable Beds, Lift Chairs, Stairway Lifts, Incontinence, Compression Hosiery and Aids for Daily Living.

The Licensed Business Model provides the following benefits to SHHC:

• Revenue Share in return for space/location within Sears store

• Sears Branding

• Database of Names

• Direct mail to Sears customer list

• Sears commercial sales opportunity in Senior Living communities

• Media rates buys at Sears pre-negotiated rates

• Utilize existing Sears Point of Sale

• Private label product branding

• Cross marketing/promoting SHHC product w/ Sears product

•Ability to utilize Sears logistics/delivery service

SHHC also has developed an arrangement with Invacare to place kiosks in each SHHC location enables immediate access to an additional 10,000 products not currently carried in SHHC’s Also, Zap HealthCare has an agreement to place Kiosks in Sears “Dealer” Stores.

SHHC primarily offers products in the “Life Enhancement” (LE) segment of the medical equipment product market. Product categories include the following:

•Mobility

• Bathroom Safety

• Adjustable Beds

• Seat Lifts

• Incontinence

• Stairway Lifts

• Compression Hosiery

• Aids for Daily Living

LE products offer value to consumers by improving their quality of life, enabling individuals to continue their lives with added comfort and ease. Many of the products are not strictly required for treatment because they are either reimbursement-restricted or not reimbursable through health insurance; however, they are viewed by consumers as a value-add when included in their daily activities. Additionally, such products generally offer a higher per purchase price and have higher profit margins.

Equipment

SHHC has worked to develop inventory practices that provide a reasonable range of reimbursable and more “medical equipment” oriented products, but on a higher scale. For example, SHHC offers a brand-name adjustable bed (e.g., Serta) which goes beyond the “basic requirements of a hospital bed, offering the consumer greater comfort and better aesthetics, more in alignment with the consumer’s use of the product in a home setting.

SHHC’s immediate expansion efforts include the Phoenix/Scottsdale, Arizona metropolitan market.

On March 21, 2009, we also acquired Clinic First, LLC (“CLINIC”). CLINIC, is a developmental stage Company in the business of rolling out walk-in clinics within a major retail chains.

CLINIC plans to leverage its presence in retailers/hosts to promote SHHC retail locations, catalogs, and online offerings. Services will include treatments for Common Illnesses (allergies, bladder infections, bronchitis, ear infections, pink eye and styes, sinus infections, and strep throat), Skin Conditions (athlete’s foot, cold sores, minor burns and rashes, minor sunburns, poison ivy, wart removal), Vaccines (Diphtheria, Tetanus, Pertussis, Influenza, Hepatitis A B, Meningitis, Measles, Mumps, Rubella, and Pneumonia).

CLINIC plans to incorporate a home health agency, and offer skilled nursing and custodial care. CLINIC will also act as an externship site for Healthcare of Today’s nursing and healthcare educational subsidiaries.

On March 31, 2009, we acquired Bergstrom Home Medical, Inc (“Bergstrom”). Bergstrom is responsible for the distribution and sales of a variety of medical and healthcare products.  Bergstrom an array of hospital beds, wheelchairs, walkers, and commodes for home-bound patients. Additionally, the company sells supplies for daily living and home care, including blood pressure units, stethoscopes, first aid, cushions and countless other supplies.

OUR GROWTH STRATEGY

Our mission is to build and acquire companies that are vertical to our core businesses. To achieve our goal, we intend to pursue the following strategies for growth:

•	We plan to expand our businesses via mergers and acquisitions.

•	We plan to develop our own Health Maintenance Organization (HMO) and Preferred Provider Organization (PPO).

We plan to develop/acquire/operate senior communities throughout the United States. These communities may include all or variations of the following: independent living, assisted living, skilled nursing, and nursing/culinary schools.

•

We plan to continue to acquire/develop/operate Healthcare Facilities including: Skilled Nursing Facilities, Assisted Living Residences, Residential Care Facilities for the Elderly, Independent Living Communities, Senior Apartments, and Continuing Care Retirement Communities.

•	We plan to acquire/develop/operate Adult Daycares, specifically for the Elderly.

•	We plan to acquire/develop/operate Nursing/Culinary Schools.

•	We plan to acquire/develop home health and staffing agencies.

•	We plan to acquire/develop pharmacies and medical supply companies.

•	We plan to acquire/develop healthcare products.

•	We plan to acquire/develop our own in-house marketing team.

•	We plan to acquire/develop pharmacies and medical supply companies.

•	We plan to develop Stem Cell Expansion Facilities.

•	We plan to systematically optimize our underlying processes to achieve more efficient results and create corporate, management, revenue and cost synergies between all of our core businesses.

OUR MARKETING STRATEGY

We will be focusing on branding the company as the newest entrant into the healthcare field. We have already begun this process through redesign and restructuring of the corporate website as well as those (in progress) of various subsidiaries, including Regenetech and Building Maintenance of Today. We have also newly established a blog to serve as a forum discussing developments in the healthcare arena (blog.healthcareoftoday.com). We have also issued a number of press releases regarding important company developments on our website that are further distributed, where applicable.

In order to further the company’s marketing strategy and branding, going forward we plan to engage in (or where applicable, continue) a series of advertising and marketing activities including: press releases regarding new acquisitions, new products, and new personnel; billboards in major metropolitan areas and other targeted markets; radio ads; print advertisements in appropriate media; internet advertisements; public support of athletic events and fundraisers (through our BodyFusion 150 subsidiary and support of the missions of the non-profit Real Medicine Foundation); distribution of media kit to appropriate media sources in support of public relations, and more.

In addition to the marketing efforts on behalf of the corporation itself, we support the marketing activities of our subsidiaries. It may be worth noting that, these subsidiaries each identify themselves in their marketing efforts and elsewhere as “A Healthcare of Today Company”.

Intellectual Property

Our subsidiary Regenetech currently has the exclusive rights to thirteen (13) NASA patents involving cell expansion in a simulated weightless environment granted under a license agreement from NASA through its technology transfer program. These cell expansion patents involve the use of a device, patented by NASA, which provides simulated weightlessness in the laboratory. In addition to the licensed patents, Regenetech has applied for over 100 additional patents in its own name for the expansion of blood cells to be used in tissue repair, tissue regeneration and reduction of chemotherapy side effects. In addition, Regenetech plans to apply for additional patents covering its technology in different applications as they are discovered.

Company Structure/Employees

As of March 31, 2009, we employed 10 persons, of whom 5 were full-time employees.  We consider our relations with our employees, independent contractors and vendors to be good.

Our expansion plan, which we intend to implement following receipt of the proceeds from the offering, will include the hiring of several key managers before the end of the calendar year.

State Regulation

Although we are a California corporation, we have acquired and will continue to acquire business entities in other states. We are currently operating in California, Texas, Florida, Wisconsin, and South Carolina.

LEGAL PROCEEDINGS

Neither we nor any of our direct or indirect subsidiaries is a party to, nor is any of our property the subject of, any legal proceedings other than ordinary routine litigation incidental to our respective businesses. There are no proceedings pending in which any of our officers, directors, promoters or control persons is adverse to us or any of our subsidiaries or in which any of these persons is taking a position or has a material interest that is adverse to us. There are no proceedings pending in which any of our officers, directors, promoters or control persons is adverse to us.

We are not a party to any administrative or judicial proceeding arising under U.S. federal, state or local environmental laws.

MANAGEMENT

The following table sets forth information about our executive officers and directors as of June 30, 2009:

Name	Age	Position
Walter K. Lim	82	Director
Joe Blackstone	47	Director
Chuck Myers	70	Director
Henry L. Jan	36	Chief Executive Officer, President and Chairman
Robert Hipple	64	Chief Financial Officer and General Counsel
Kelvin Pan	29	Chief Operating Officer
Peter Ondi	48	Chief Information Officer
Jim Gray	64	VP Healthcare Services
Stewart Simpson	70	VP Education and Healthcare Facilities
Lilly Ghahremani	31	VP Marketing
Artemus Mayor	41	VP Sales
Michael Chon	34	VP Vender Management Services
Eric Agustin	31	VP Business Development, East Coast
Richard Yamakawa	51	VP Insurance
Jose Garcia	38	VP of East Coast Facilities Development
Jeffrey Place	44	VP of Consumer Direct and Licensed Businesses

Our board of directors oversees our business affairs and monitors the performance of our management. Our board of directors currently consists of four members, of which three are independent. Each director and executive officer will hold office until his successor is duly elected and qualified, until his resignation or until he shall be removed in the manner provided by our By-laws. All officers serve at the discretion of the Board and are elected annually at the annual meeting of our Board held after each annual meeting of shareholders. Below are descriptions of the backgrounds of our current executive officers, directors and key employees and their principal occupation for at least the last five years:

Joe Blackstone, Director

Joe Blackstone has served as an independent director on our Board and audit committee since June 2009. Mr. Blackstone is the President of Blackstone Consulting Inc., the operator of major contracts with Northrop Grumman Corporation, General Services Administration, the Dept. of the Army, the Dept. of the Navy, the Dept. of the Air Force, and several private sector operations.

Mr. Blackstone holds an MBA from Southern Methodist University and a Bachelor’s degree in Mechanical Engineering from the University of Southern California. He is also a Certified Director through his participation in UCLA’s Anderson Graduate School of Management Director Training and Certification Program.

Walter K. Lim, Director

Walter Kenneth Lim has served as an independent director on our Board and audit committee since June 2009. Mr. Lim founded Aerosol Services Company Inc, a contract manufacturer or toiletries, cosmetics, household products, and pharmaceuticals in 1966 in Southern California. Aerosol Services Company Inc. was acquired by Outsourcing Services Group (“OSG”) in 1994. Mr. Lim served as Chairman of the Board and a Director, and helped led the company’s growth to ten manufacturing companies with sales of $350M annually in 2001. During his tenure, Mr. Lim has also served as President of the Western Aerosol Information Bureau, a national non-profit association providing insight and support to members in dealing with regulators and legislators.

A graduate of University of California, Los Angeles (UCLA ‘50) , Mr. Lim holds a Bachelor of Science in Chemistry. Walter is an inventor with 21 patents. He is also a founder and investor in other companies such as Cardlogix, Walbert Labs and X-Savant Innovations, LLC.

Chuck Myers, Director, Audit Committee Chair

Chuck Myers has served as an independent director on our Board and audit committee since June 2009. Chuck Myers has over forty years experience in commercial banking. Mr. Myers began his career with Security Pacific National Bank. There he managed several high profile major offices: including Beverly Hills and downtown Los Angeles. He also was credit administrator in a major lending function. Since leaving Security Pacific he has been with seven banks, two regional banks –five community banks with varying roles including: regional vice president, chief banking officer, credit administration manager, chief credit administrator, and chief credit officer. Mr. Myers was treasurer and finance chair over fifteen years for a major church. Mr. Myers taught finance and accounting to both undergraduate and graduate students over a twenty five year period at California State University, Los Angeles and Pasadena City College. Mr. Myers currently mentors MBA students at USC. He has been active in volunteer non-profit activities throughout his entire professional life.

Mr. Myers holds a Bachelor of Science degree from San Jose State University and an MBA, accounting –finance, from the University of Southern California.

Henry L. Jan, President/CEO/Chairman

As founder of Healthcare of Today, Henry Jan has served as our Chief Executive Officer, President, and Chairman of the Board since inception. Over the past 9 years, he had developed fully reporting/public companies and performed reverse mergers for companies including: Eneftech Corporation, Move Films Inc, United Film Partners Inc, Neptune Industries, and DMFI Inc. He was also CEO and Founder of for-profit and nonprofit companies including: Presto! Coffee LLC, Matriarch Advertising, ILN Insurance Inc, Clarity One Financial Inc, Media Arts Entertainment, ILN Industries Inc, Evolving Minds Communications, Merge Magazine Inc, Nurses of Today Inc, Locate Space Inc, and Skyhill Living, Inc.

Mr. Jan sits on the Board of Directors of Real Medicine Foundation. He received his BS from the University of Southern California, attended South Texas College of law, and is a licensed Real Estate Broker in the State of California.

Robert Hipple, Chief Financial Officer and General Counsel

Robert Hipple has provided services as Chief Financial Officer and General Counsel since October 2008 through a consulting agreement between the Company and CF Consulting, LLC, by which he is employed. He serves is these functions on a consulting basis and is not an employee, officer or director of the Company. Mr. Hipple is an attorney, law professor and senior executive with 35 years experience as president and chief executive officer, chief financial officer and general counsel, as well as a director, for several public (NYSE, AMEX and NASDAQ) companies. He also has extensive experience with public mergers, acquisitions and capital raising, along with personal relations with investment banks, broker/dealers, and market makers, and has taught both taxation and federal securities law at Georgetown University Law School, Emory University Law School, the University of San Diego School of Law and Florida AM University College of Law. Mr. Hipple also has been a Visiting Professor of Law at Florida AM University College of Law, was President and CEO of International Trust Financial Systems, Inc., a publicly traded financial services company in 2002 and 2003 and was Senior Vice President and General Counsel of Enesco, Inc., a New York Stock Exchange listed company based in the Chicago area from August 1999 to April 2001. He was also contract Chief Financial Officer for Neptune Industries, Inc., an OTC BB traded (NPDI) company in the aquaculture business based in Boca Raton, Florida through December 2008, and contract Chief Financial Officer of United EcoEnergy Corp., a BDC concentrating in the alternative energy market.

Kelvin Pan, Chief Operating Officer

Kelvin Pan served as Chief Operating Officer of the Company since inception. From 2000-2005, Mr. Pan was responsible for more than $30 million in loan consolidations as a senior loan consultant for Feded Loans and One Easy. From 2005-2007, Mr. Pan was Director of Operations and oversaw sales and marketing operations for Priority Student Loans. During his tenure, he was responsible for more than 80 million in student loan consolidations.  From 2006-2008, as Consultant, and later, President, Mr. Pan helped oversee the marketing team and 200 plus sales consultants to consolidate more than 250 million in loans for Omnis Student Loans. In 2008, Mr. Pan was the President of Northstar Credit Solutions, a debt counseling organization. Mr. Pan graduated in 2000 from The University of Michigan, Ann Arbor with a Bachelor of Fine Arts.

Peter Ondi, Chief Information Officer

Peter Ondi has served as our Chief Information Officer since February 2009. He comes to Healthcare of Today with over 16 years of global experience in operations, business analysis, application development and process management. Most recently he served as a Senior Consultant with ITech, Inc. Previously, he was with The Hertz Corporation for nearly 20 years. He has held the position of Senior Director of Hertz’s eBusiness Technology, where he collaborated with Senior Executive Management to budget, plan, and coordinate strategic IT investments including responsibility for a $1.3B online transactional website, data warehouse systems, and CRM systems for the $6B rental market segment. In his work there he designed, developed, and implemented a global, geographic and language agnostic website architecture for Hertz.com. Throughout his tenure at Hertz he demonstrated a strong ability to support strategic marketing and business initiatives through his work.

Mr. Ondi is a graduate of University of Miami, where he earned a Bachelor of Business Administration in Marketing.

Dr. Jim Gray, VP Healthcare Services

Dr. Jim Gray has served as VP Healthcare Services since August 2008. He is a Medical Anthropologist by training and a professional educator for over 30 years. Dr. Gray has maintained a vital interest in health and human behavior. He has lent his expertise as a Trustee and Board Member to such institutions as: Sutter Medical Center, Santa Rosa, California, San Francisco Family Health Practice, and the Area Health Education Centers in San Francisco. As an anthropologist, he has provided Cultural Diversity and Sensitivity Training to both the Sonoma County (CA), Sheriff's Department, and the Kensington (CA), Police Department.

Dr. Stewart Simpson, VP Education and Healthcare Facilities

Dr. Stewart Simpson has served as VP Education and Healthcare Facilities since August 2008. He has amassed domestic and global business experience in management, marketing, negotiating, administration and operations. He combines his work history with substantial expertise as a consultant in the corporate and private sectors, healthcare, education and the "not-for-profit" arenas. He is also a member of the Canadian College of Health Service Executives. From 1999 to 2008, Dr. Simpson was President of Royalcedar Consulting and Counseling. From 1997-2000, he was President and Chief Executive Officer of Asia Pacific International University and Graduate School of Management. Dr. Simpson was also Professor and Head of International and Intercultural Studies for Judson College, President of Okanagan Bible College, and Vice President of The Servicemaster Company.

Lilly Ghahremani, VP Marketing

Lilly Ghahremani has served as VP of Marketing since September 2008. A graduate of University of Michigan and UCLA School of Law, she is expected to receive her MBA in Marketing from San Diego State University in 2009.

Ms. Ghahremani has advised a variety of clients on their marketing campaigns and business development, and has negotiated licensing and collaboration deals for her clients to work with entities such as Bank of America, T-Mobile, and Time Warner. She was formerly the interim Director of Marketing for Priority Student Loans, based in California. There, she was responsible for all marketing campaigns, purchasing print and online media and planning for further distribution of their multi-million dollar marketing budget. She oversaw the development of all marketing materials, including media packets, and was responsible for branding and participating in the strategic development of the company. Ms. Ghahremani is also co-founder of Full Circle Literary, a full-service agency providing career management and marketing services for its publishing clients. In addition to her marketing pursuits, Ms Ghahremani remains an active member of the California Bar.

Artemus Mayor, VP Sales

Artemus Mayor has served as our Vice President of Sales since inception.  From 2004-2007, Mr. Mayor was Director of Sales for ILN Industries, Inc, a real estate services company.  From 2007-2008, Mr. Mayor was VP of Sales at ILN Motors, a concierge auto brokerage. In 2008, Mr. Mayor was VP of Sales at Omnis Student Loans, Northstar Credit Solutions, and ILN Century Corp.

Eric Agustin, VP of Business Development, East Coast

Eric Agustin is VP of Business Development, East Coast region. A 2000 graduate of University of Michigan's engineering program, Mr. Agustin has become the lead exec in many operations. In 1999, working with GM Specialty Vehicles, he was a Lead Engineer and Program Manager for the 2000/2001 Grand Prix Pace Car Replica. In 2001 Mr. Agustin moved on to aid the parametrics team at Global Portfolio Development Center in development of several GM vehicles. Thus Launching his career with GM in 2002, Mr. Agustin has been involved with many teams varying from main interface engineer with world wide development of GM operations involving Zeta Architecture GMX282-286 Programs as well as perfecting General Arrangement, Occupant Packaging, and Dimensional Techniques for vehicle development in 2004. He has worked with high level execs preparing comparison studies for GM Vice Chairman, Bob Lutz as well as educating GM Daewoo VP, Kijoon Yu on North American Vehicle Architecture Process.

Thru the years of 2002-2008, Mr. Agustin has served as a lead design engineer, supervising and managing development teams to create iterations and improvements on several vehicles within the GM fleet.

Richard Yamakawa, VP Insurance

Richard Yamakawa has served as our Vice President of Insurance since inception. From 2007 to present, Richard was President of ILN Insurance, Inc, a residential and business insurance brokerage. Prior to that, he was an agent with AHTKY Insurance Agency.

Jose Garcia, VP of East Coast Facilities Development

Jose Garcia has served as our VP of East Coast Facilities Development since January 2009. Mr. Garcia founded Advanced Developers, a Florida-based company, where he has served as CEO. Mr. Garcia was formerly a partner in the Miami Dade Medical Center and operated MSO Medical Centers, a total of 13 major facilities. Throughout his career, Garcia has been involved in various aspects of the healthcare industry, including state of the art rehabilitation facilities for athletes and dental facilities.

More recently, Garcia has participated in various residential real estate ventures throughout Florida and the south. Advanced Developers’ independent and assisted living luxury Villa Bella communities are currently underway. He is a graduate of the University of Miami.

Jeffrey Place, VP of Consumer Direct and Licensed Businesses

Jeffrey Place has served as our VP of Consumer Direct and Licensed Businesses since March 2009. Mr Place has over 20 years experience in the health care product and distribution industry. Most recently, Jeff was Vice President of Retail at Arcadia Resources, Inc a publicly traded company, which included the opening of the Sears Home HealthCare retail stores along with the Wal-Mart Home HealthCare retail stores and operating the direct to consumer mail order catalog and internet business.

Prior to Arcadia Resources, Jeff founded Rite at Home Products LLC in 1009, a direct to consumer mail order catalog and internet business operating under the Sears Health and Wellness name which he sold to Arcadia Resources, Inc in 2005. In 1996 he started the Home Health Care division of Dik Drug Company, a Chicagoland based drug wholesaler which sold direct to HME/DME providers that grew that division to over $30 million. In addition, Jeff worked for Binson’s Hospital Supplies for 6 years as Service Manager and Assistant Director of Operations where he oversaw the wheelchair repair, rehab sales and home modification business along with the store operations.

Norman Bullock, Controller

Norman Bullock has served as our Controller since January 2009. Mr. Bullock brings over 15 years experience in strategic leadership, fundraising, finance, real estate development, and organizational development to the organization. He spent ten years in public accounting with a large regional CPA firm performing financial statement audits, reviews and compilations and providing management advisory services and tax consulting for the non-profit and for-profit sector. He has also served as Chief Executive Officer of a non-profit corporation and recently has been providing management consulting services in the areas of finance, real estate development, strategy, resource and organizational development to the non-profit and for-profit sector. Mr. Bullock possesses an undergraduate degree from UCLA in Sociology and Economics with a concentration in Business. He holds masters degrees from Claremont Graduate University and Claremont School of Theology and is currently a doctoral candidate. Mr. Bullock provides volunteer leadership to many professional and community organizations including the International Council of Shopping Centers and the 100 Black Men of Los Angeles, Inc.

Arrangements, Understandings, Material Proceedings

We are in the process of identifying and discussing with certain director candidates the possibility of them serving on our board of directors. At this time, we do not have any written arrangements or understandings for the appointment of new directors following the offering.

There are no material proceedings to which any director, director nominee, executive officer or affiliate of our Company, any owner of record or beneficially of more than five percent of any class of voting securities of our Company, or any associate of any such director, officer, affiliate or security holder is a party adverse to us.

Director Independence

Subject to certain exceptions, under the listing standards of the NASDAQ (“NASDAQ Standards”), a listed company’s board of directors must consist of a majority of independent directors. Currently, a majority of our directors are considered to be independent.

Committees of the Board

In preparation for our anticipated listing on the NASDAQ, our board of directors established an audit committee, which currently comprises of three independent members of the board of directors. Our board of directors has not yet established a nominating or compensation committee, however, it is anticipated that that a majority of the independent members of our board of directors will perform the nominating and compensation determination functions until such time as those committees are established.

Indemnification and Limitation of Director and Officer Liability

Our organizational documents contain provisions indemnifying our directors and officers to the fullest extent permitted by law. Generally, the California Business Code provides that we may indemnify any person who was or is a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except for an action by or in right of our Company, by reason of the fact that he is or was a director, officer, employee or agent of our Company. It must be shown that he acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interests. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his duty to our Company.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required under California law. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (“Securities Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

The following table sets forth certain information concerning the compensation earned by or paid to our principal executive officers for the period of inception to September 30, 2008, the end of our fiscal year and through June 30, 2009. For the 2008 fiscal year, none of our directors have received compensation as a director.

Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards ($)	Total

Henry L. Jan, Chief Executive Officer, President, Chairman	2008	$ 36,650	0	0
Robert Hipple, Chief Financial Officer	2008	0	0	0
Kelvin Pan, Chief Operating Officer (1)	2008	$ 33,023	$ 400,000	$ 433,023
Peter Ondi, Chief Information Officer	2008	0	0	0
Stewart Simpson, VP Education and Healthcare Facilities (1)	2008	$ 11,725	$ 50,000	$ 61,725
Lilly Ghahremani, VP Marketing	2008	0	$ 60,000	$ 60,000
Artemus Mayor, VP Sales (1)	2008	$ 66,200	$ 400,000	$ 466,200
Michael Chon, VP Sales (1)	2008	0	$ 400,000	$ 400,000
Eric Agustin, VP Business Development	2008	0	0
Richard Yamakawa, VP Insurance	2008	0	$ 400,000	$ 400,000
Jose Garcia, VP East Coast Facilities Development	2008	0	0	0
Jeffrey Place, VP of Consumer Direct and Licensed Businesses	2008	0	0	0
Jim Gray, VP Healthcare Services	2008	0	$ 80,000	$ 80,000

(1)	Price was determined by the most recent practical date capitalized by subscription or acquisition at the time stock grant was issued.

DIRECTOR COMPENSATION

Our directors will receive an annual fee for their services and attendance at meetings. We will reimburse out-of-pocket expenses incurred by directors in attending board and committee meetings, once committees are established. As of the date of this filing, no director fees or other compensation have been determined or set.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock the following persons:

•	each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our Common Stock,

•	each director and executive officer named in the Summary Compensation Table in this prospectus, and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Unless otherwise noted below, and subject to applicable property laws, to our knowledge each person has sole investment and sole voting power over the shares shown as beneficially owned by them. The following table is based on (i) 86,812,326 shares of Common Stock issued and outstanding as of March 31, 2009, after giving retroactive effect to the three-for one forward split in April, 2009. Unless otherwise noted, the principal address of each of the directors and officers listed below is 2219 W. Olive Ave #266, Burbank, CA 91506.

	Amount and Nature	Percentage of
	of	Outstanding Shares Owned
Ownership
Principal Shareholders:
Henry L. Jan, Chief Executive Officer President, Chairman	72,470,571	83.5%
Robert Hipple, Chief Financial Officer(1)	396,036	0.5%
Kelvin Pan, Chief Operating Officer	672,564	0.8%
Peter Ondi, Chief Information Officer	4,962	0.0%
Jim Gray, VP Healthcare Services	77,055	0.1%
Jeffrey Place, VP of Consumer Direct and Licensed Businesses	319,500	0.4%
Stewart Simpson, VP Education and Healthcare Facilities	56,250	0.1%
Lilly Ghahremani, VP Marketing	22,500	0.0%
Artemus Mayor, VP Sales (2	816,174	0.9%
Michael Chon, VP Vender Management	165,000	0.2%
Eric Agustin, VP Business Development	15,156	0.0%
Richard Yamakawa, VP Insurance	750,000	0.9%
Jose Garcia, VP East Coast Facilities Development	0	0.0%
	-----------------	--------------------
Officers Directors as a Group:	75,765,768	87.30%
	===========	=============

There are no other shareholders holding more than 5 percent of the outstanding shares.

(1)

Mr. Hipple provides services to the company as chief financial officer and corporate counsel as an independent consultant through CF Consulting, LLC, by which he is employed, and owns no stock directly. The shares reported are held by CF Consulting, LLC or by Mr. Hipple’s wife.

(2)	Total holdings including affiliated companies.

Selling Shareholders

The table below shows the number of shares owned by the selling shareholders based upon information they have provided to us. Percentages of shares beneficially owned by any person is calculated by dividing the number of shares beneficially owned by that person by the sum of the number of common shares outstanding as of the date of this prospectus and the number of common shares as to which that person has the right to acquire voting or investment power as of the date of this prospectus, or within 60 days thereafter. Unless otherwise indicated, the selling shareholders have the sole power to direct the voting and investment over the shares they own. We cannot estimate the number of shares the selling shareholders will hold after completion of this offering because they may sell all or a portion of the shares and there are currently no agreements, arrangements or understandings with respect to the number of shares to be sold by them. We have assumed for purposes of this table that none of the shares offered by this prospectus will be held by the selling shareholders after the completion of this offering. This information is based solely on information provided by or on behalf of the selling shareholders set forth below, and we have not independently verified the information. In addition, the selling shareholders identified below may have sold, transferred or disposed of all or a portion of their shares since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

Except as provided below, to our knowledge, no selling shareholder nor any of their affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us within the past three years other than as a result of the ownership of our securities, unless disclosed otherwise in this prospectus. Unless otherwise described below, the selling shareholders have confirmed to us that they are not broker-dealers or affiliates of a broker-dealer within the meaning of Rule 405 of the Securities Act.

[GRAPHIC OMITTED]	[GRAPHIC OMITTED]	[GRAPHIC OMITTED]	[GRAPHIC OMITTED]	[GRAPHIC OMITTED]	[GRAPHIC OMITTED]
	Common Shares Beneficially Owned Prior to the Offering			Common Shares Beneficially Owned After the Offering
Selling Shareholder	Number of Shares Beneficially Owned	Percent of Class(%)	Number of Shares Being Offered	Number of Shares Beneficially Owned	Percent of Class(%)
Pre-Equity Transfer Investors

SELLING SHAREHOLDERS TO BE ADDED BY AMENDMENT

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 300,000,000 shares of Common Stock, par value $.0001 per share, and 20,000,000 shares of preferred stock, no par value per share. As of March 31, 2009, there were 86,812,326 shares of Common Stock held by approximately 138 shareholders of record. The following is a description of our capital stock as set forth in our Articles of Incorporation and our By-laws, which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Voting Rights. The holders of shares of our Common Stock are entitled to one vote per share on all matters. The Common Stock does not have cumulative voting rights, which means that holders of the shares of our Common Stock with a majority of the votes to be cast for the election of directors can elect all directors then being elected.

Dividends. Each share of our Common Stock has an equal and ratable right to receive dividends to be paid from our assets legally available therefore when, as and if declared by our board of directors. We do not anticipate paying cash dividends on the Common Stock in the foreseeable future.

Liquidation. In the event we dissolve, liquidate or wind up, the holders of our Common Stock are entitled to share equally and ratably in the assets available for distribution after payments are made to our creditors and to the holders of any outstanding preferred stock, including such preferred stock we may designate and issue in the future with liquidation preferences greater than those of the Common Stock.

Other. The holders of shares of our Common Stock have no preemptive, subscription or redemption rights and are not liable for further call or assessment. All of the outstanding shares of our Common Stock are, and the shares of our Common Stock offered hereby will be, fully paid and non-assessable. Prior to the date of this prospectus, there has been no established public trading market for our Common Stock.

Forward Split. The Company undertook a 3 for 1 forward split of its common stock in April 2009 by the filing of a notification with the California Department of Corporations and issuing two new common shares for each common share then outstanding. The financial statements and other information contained in this Prospectus reflect the results of this forward split on a retroactive basis.

Preferred Stock

Under our Articles of Incorporation, our Board is authorized, without shareholder approval, to issue from time to time up to 20,000,000 shares of preferred stock, including dividend rights, and liquidation preferences, that the Board may determine. The rights of the holders of shares of our Common Stock will be affected by, and may be adversely affected by, the rights of holders of any preferred stock that we may issue in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for others to acquire, or of discouraging others from attempting to acquire, a majority of our outstanding voting stock.

Registration Rights

We have previously agreed to register certain shares of our Common Stock pursuant to registration rights agreements and piggy-back registration rights granted in connection with certain subsidiary acquisitions. Accordingly, we are registering 2,500,000 additional shares of Common Stock for resale by existing shareholders. Registration of these shares under the Securities Act will result in their becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of this registration statement.

Transfer Agent

Stalt, Inc. has been appointed as the transfer agent for our Common Stock and will serve as the transfer agent for our Common Stock. Our transfer agent is located at 671 Oak Grove Avenue, Suite C, Menlo Park, CAA 94025 and its telephone number is (650) 321-7111.

Shares Eligible For Future Sale

Prior to this offering, there has been no public market for our Common Stock. We cannot predict the effect, if any, that market sales of shares, or the availability of shares for sale, will have on the market price of our Common Stock prevailing from time to time. Sales of our Common Stock in the public market after the restrictions described below lapse, or the perception that those sales may occur, could cause the prevailing market price to decline or to be lower than it might be in the absence of those sales or perceptions.

Upon completion of this offering, we will have outstanding 99,312,326shares of Common Stock. See “Description of Securities” on page 68 of this prospectus.

All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144, may generally only be sold in compliance with the limitations of Rule 144, which is summarized below. The remaining shares of our Common Stock that are outstanding after this offering, or approximately 85,000,000 shares, are restricted shares under the terms of the Securities Act, which may be eligible for sale pursuant to Rule 144 as described below, and following the expiration of lock-up agreements between our officers, directors and shareholders and the underwriters.

Rule 144

The SEC adopted amendments to Rule 144 which became effective on February 15, 2008, and apply to securities acquired both before and after that date. Under these amendments, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months is entitled to sell their securities provided that: (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale; (2) we are subject to the Exchange Act reporting requirements for at least 90 days before the sale; and (3) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, are subject to additional restrictions, by which such person is entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which as of March 31, 2009 would equal approximately 868,123 shares; or

•

the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale (however, if our securities are listed on the NASDAQ, then our shareholders would be able to rely on the market-based volume limitation, rather than on the percentage based volume limitation);

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144. As of the date of this prospectus, none of our issued and outstanding shares may currently be sold in reliance on Rule 144. The selling shareholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

We cannot estimate the number of shares our existing shareholders will sell under Rule 144, as this will depend on the market price for our shares, the personal circumstances of the shareholders, and other factors.

PLAN OF DISTRIBUTION

The Company has not retained underwriters to assist in this offering and will offer the shares through its executive officers and directors.

The Selling Sshareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. Sales may be made initially at a price of $18.00 per share until our common shares are listed on the NASDAQ Global Market, and thereafter at prevailing market prices or privately negotiated prices. The offering price per share of $18.00 is our estimate of the value of our common stock with an adjustment factor of 50% to account for the absence of a public trading market. Industry average multiples were estimated using a sampling of U.S. listed China industrial companies. The estimated average price earnings ratio was calculated by dividing the sum of the price earnings ratios of the sampled companies by the number of companies sampled. The use of a discount factor reflects that most stocks do not initially trade at industry average multiples. The use of 50% as a discount was an estimate we believed to be realistic for initial trading. The selling shareholders may use any one or more of the following methods when selling the shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	cover short sales made after the date this registration statement is declared effective by the Securities and Exchange Commission;
•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell our common shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

To the extent required under the Securities Act, the aggregate amount of selling shareholders’ shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate. Any underwriters, dealers, brokers or agents participating in the distribution of the common shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling shareholder and/or purchasers of selling shareholders’ shares, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions). Neither we nor any selling shareholder can presently estimate the amount of any such compensation.

The selling shareholders also may transfer and donate our common shares in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the securities will be paid by the selling shareholder and/or the purchasers. Each selling shareholder has represented and warranted to us that it acquired the common shares subject to this registration statement in the ordinary course of such selling shareholder’s business and, at the time of its purchase of such common shares such selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute any such common shares.

We have advised each selling shareholder that we may not use shares registered on this registration statement to cover short sales of our common shares made prior to the date on which this registration statement is declared effective by the Securities and Exchange Commission. If a selling shareholder uses this prospectus for any sale of our common shares, it will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholders will be responsible to comply with the applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, including, without limitation, Regulation M, as applicable to such selling shareholders in connection with re-sales of their respective shares under this registration statement.

We are required to pay all fees and expenses incident to the registration of our common shares, but we will not receive any proceeds from the sale of the common shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of our common shares being offered by our selling shareholders and by the Company and certain other legal matters as to the law of the State of California will be passed on for us by William Haseltine, Esquire

EXPERTS

TBD, an independent registered public accounting firm, has audited, as set forth in their report thereon appearing elsewhere herein, our financial statements as of and for the years ended September 30, 2008 that appear in the prospectus. The financial statements referred to above are included in this prospectus in reliance upon the auditors’ report given on the authority of said firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed for such purpose on a contingency basis, or had, or is to receive, in connection with this offering, a substantial interest, direct or indirect, in us or any of our subsidiaries, nor was any such person connected with us or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the shares offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by the SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. Where a contract or other document is an exhibit to the registration statement, you should review the provisions of the exhibit to which reference is made. You may obtain these exhibits from the SEC, as discussed below.

We will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC after the effective date of our registration statement. You may read and copy these filings, as well as the registration statement of which this prospectus forms a part, at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may request copies of these documents by writing to the SEC and paying the required fee for copying. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information filed electronically with the SEC. The address of that site is www.sec.gov. The information on this website is not and should not be considered part of this prospectus and is not incorporated by reference in this document, other than that information specifically incorporated by reference below. This website is and is only intended to be an inactive textual reference.

We will deliver without charge a copy of all of the information incorporated by reference in this prospectus to each person receiving a copy of this prospectus. If you need an additional copy of these documents, or if you would like to receive a copy of the other items referenced above, you may request copies, at no cost, by writing or telephoning us at the following address and number:

Henry L. Jan

Chief Executive Officer

Healthcare of Today, Inc

2219 W Olive Ave #266

Burbank, CA 91506

Telephone Number: (866) 963-2417

Copies of our SEC filings and other information about us will also be available after the effective date of our registration statement free of charge on our website at www.healthcareoftoday.com. The information on our website is neither incorporated into, nor a part of, this prospectus and should not be considered in making a decision about the investment in our securities offered pursuant to this prospectus.

1

HEATHCAREOF TODAY, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Director and Stockholders of
Healthcare of Today, Inc. and Subsidiaries

HEALTHCARE OF TODAY, INC.
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2008

ASSETS

CURRENT ASSETS
     Cash and cash equivalents                                                                                     $      129,863
     Accounts receivable, net of allowance of $ 4,606)                                                         587,912

          Total current assets                                                                                                                                717,775

     Property, plant and equipment
          Furniture and fixtures                                                                                        $       83,695
          Office equipment                                                                                                       97,012
                                                                                                                                         180,707
          Less: accumulated depreciation                                                                                (17,319)
          Property, plant and equipment, net                                                                                                        163,388

     Other assets
          Goodwill on acquisition of PRN                                                                        $  3,231,584

          Prepaid expenses                                                                                                      15,000

          Loan receivable                                                                                                          3,000
          Organization expense                                                                                                  2,000

                                                                                                                                                                   3,251,584

TOTAL ASSETS                                                                                                                                     $ 3,989,798

Liabilities and stockholders’ equity

current liabilities:
     accounts payable and accrued expenses                                                                $   120,977
     Note payable-bank                                                                                                      63,406
     Due to related party                                                                                                       7,000
     Due to stockholder                                                                                                      73,900
          Total current liabilities                                                                                                                          265,283

LONG-TERM LIABILITIES:

     Due to stockholder                                                                                                      5,852
     Due to related parties                                                                                                 26,059
     Notes payable-related party                                                                                       76,606

Total long-term liabilities                                                                                                           108,517

TOTAL LIABILITIES                                                                                                                                  373,800

COMMITMENTS AND CONTINGENCIES (NOTES 7 AND 8)

Stockholders’ equity

     Common Stock, $0.0001 par value), 300,000,000
     shares authorized, 79,616,766 shares issued and outstanding                                     7,962

     Additional paid-in capital                                                                                   3,334,062
     Less: stock subscription receivable                                                                        (16,200)
     Retained earnings                                                                                                 290,174

Total Stockholders’ equity                                                                                                   3,615,998

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY                                                                $ 3,989,798

The accompanying notes are an integral part of these financial statements

HEALTHCARE OF TODAY, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED SEPTEMBER 30, 2008

Revenues:

           Total Income                                   $      1,037,848

EXPENSES:
     Selling, general and administrative          $      1,457,258
     Depreciation and amortization                            17,319
     Taxes                                                                44,372

          Total expenses                                        1,518,949

NET INCOME (LOSS)                            $      (481,100)

The accompanying notes are an integral part of these financial statements

Note 1 Organization and Summary of Significant Accounting Policies

Organization

Healthcare of Today, Inc. (the “Company”), is a holding company organized on May 21, 2008 as a California corporation to acquire and develop vertically-integrated companies primarily within the healthcare industry. It has elected a financial year ended September 30.

The accompanying pro forma consolidated financial statements include the assets, liabilities, income and expenses of all subsidiaries of the Company acquired as of the date of these financial statements, and includes the results of operations of each acquired subsidiary for the period commencing October 1, 2007, regardless of the date of acquisition of each subsidiary or the date of formation of the Company, as a common holding company, in order to reflect the full operating results of the consolidated group for the fiscal year ended September 30, 2007.

Effective as of the date of inception (May 21, 2008), the Company acquired all of the outstanding stock of Skyhill Medical, Inc, Nurses of Today, Inc., Locate Space, Inc., and ILN Pharmaceuticals, Inc., all of which were development stage California corporations; Skyhill Living, Inc., an active California corporation in its first year of operations; and ILN Insurance, Inc. which began operations in 2006, in exchange for 25 million unregistered and restricted shares of its common stock, valued at $0.02 per share,

Subsequently, the Company acquired all of the outstanding shares of Nurses of Tomorrow, Inc., Presto! Gourmet, Inc., Sunnyfield Adult Daycare, Inc., all California corporations, in exchange for 25,000 unregistered and restricted shares of the Company’s common stock at $.02 per share. All three entities were in the development stage when acquired.

The Company acquired all of the outstanding shares of Matriarch Healthcare Systems, Inc, an active California corporation, in exchange for 1,000 unregistered and restricted shares of its common stock at $.02 per share. This entity was in the development stage when acquired.

The transactions resulting in these initial acquisitions, are summarized as follows, before giving effect to the subsequent 3 for 1 forward split.

Company                                                      Shares issued        Acquisition cost

Skyhill Living, Inc.                                            5,000,000          $ 100,000
Skyhill Medical, Inc,                                            500,000              10,000
Nurses of Today, Inc.                                       6,250,000            125,000
ILN Insurance, Inc.                                          5,750,000            115,000
Locate Space, Inc.                                           6,250,000            125,000
ILN Pharmaceuticals, Inc.                                1,250,000              25,000
Nurses of Tomorrow, Inc.                                     12,500                   250
Presto! Gourmet, Inc.                                              6,250                  125
Sunnyfield Adult Daycare, Inc.                                6,250                   125
Matriarch Healthcare Systems, Inc.                         1,000                     20

                                                                     25,026,000         $ 500,520

Note 1 Organization and Summary of Significant Accounting Policies (continued)

On August 31, 2008, the Company acquired all of the outstanding shares of Professional Respiratory Network, Inc. (“PRN”), a California corporation, from its then shareholders in exchange for 468,750 unregistered and restricted shares of the Company’s common stock at an agreed and negotiated price of $8 per share. The Acquisition Agreement also provided the pre-acquisition shareholders of PRN with the option to require the Company to redeem up to 62,500 of the common shares of the Company issued in the acquisition at $5 per share at any time during the three month period commencing 180 days after the Company’s planned Initial Public Offering (“IPO”). The Company plans to undertake an initial public offering during the next fiscal year. The acquisition was reported on the basis for purchase accounting, with the actual values of the assets acquired reported at $518,416, and the balance of the acquisition value ($3,231,584, reported as good will.

During the period from October 1, 2008 through March 31, 2009, the Company acquired 8 additional subsidiaries.

Nature of Operations

Healthcare of Today, Inc. is a holding company with eighteen subsidiaries, as of June 15, 2009, that provide various services primarily within the healthcare industry. These services are comprised of nurse staffing, assisted living, skilled nursing, insurance, pharmaceuticals, residential care facilities for the elderly (“RCFE”), assisted living residences (“ALRs”), independent living communities (“ILCs”), senior apartments, continuing care retirement communities (“CCRC”), home healthcare services, real estate brokerage/relocation services, adult daycare, a private chef network, healthcare information technology, nurse education, culinary education, and real estate development through its acquisitions.

As of September 30, 2008, three of the eleven subsidiaries were operating and providing skilled respiratory therapy and nursing services, leasing residential care facilities for the elderly (“RCFE”s) and selling insurance policies. The remaining subsidiaries are expected to commence operations in the next fiscal year and will provide various healthcare services, leasing of healthcare facilities, pharmaceutical sales, nursing and culinary education, and real estate development. The Company’s business plan includes the acquisition of additional healthcare-related operating companies in a “roll-up” of related companies, in order to increase revenues and reduce expenses through the expected cost savings from central administration, purchasing, marketing and advertising.

Basis of Accounting

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reported period. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ.

Note 1 Organization and Summary of Significant Accounting Policies (continued)

Accounting for Acquisitions

On various dates during the period from the date of inception (May 21, 2008) through September 30, 2008, the Company acquired 100% of the outstanding stock of various entities. These acquisitions have been accounted for under the purchase method of accounting. (See, Note 8)

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Healthcare of Today, Inc., and its wholly-owned subsidiaries, Skyhill Living, Inc., Skyhill Medical, Inc., Nurses of Today, Inc., Locate Space, Inc., ILN Insurance, Inc., ILN Pharmaceuticals, Inc., Nurses of Tomorrow, Inc., Presto! Gourmet, Inc., Sunnyfield Adult Daycare, Inc., Matriarch Healthcare Systems, Inc., and Professional Respiratory Network, Inc., all acquired on or before September 30, 2008.

Revenue Recognition

Revenue for various healthcare and other services are recognized in the month in which the service is provided based on customer contracts. Additionally, the Company collects rents for housing provided to individuals based on tenant agreements that are recognized in the month earned. Amounts invoiced and collected in advance of services and housing provided are recorded as deferred revenue.

Cash and Equivalents

The Company considers all highly liquid debt instruments with an original maturity of three months or less at the date of purchase to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Trade and other receivables are reported at fair market value, less any provisions for uncollectible accounts considered to be necessary. Accounts receivable primarily include trade receivables from customers in connection with the Company’s healthcare staffing division. The Company estimates doubtful accounts on an item-by-item basis and includes over-aged accounts as part of the allowance for doubtful accounts, which are generally accounts that are ninety days or more overdue. Bad debt expense for the period from the date of inception (May 21, 2008) through September 30, 2008 was $4,606.

Property and Equipment

Property and equipment is recorded at cost. Expenditures for major betterments and additions are charged to the property accounts, while replacements, maintenance, and repairs that do not improve or extend the lives of the respective assets are charged to expense currently. Depreciation is computed principally using the straight-line method, based on the estimated useful life of the assets as follows:

Note 1 Organization and Summary of Significant Accounting Policies (Continued)

     Furniture and fixtures                7 years
     Office equipment                    5 years

Income Taxes

Income taxes are computed under the provisions of the Financial Accounting Standards Board Statement (“SFAS”) No. 109, “Accounting for Income Taxes”. SFAS No. 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of the differences in events that have been recognized in the Company’s consolidated financial statements compared to the tax returns. Current and deferred taxes are allocated to members of the consolidated group by applying SFAS No. 109 to each member as if it were a separate taxpayer.

The Company applies the provisions of FASB, Interpretation No. 48, or FIN 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement 109.” FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

In December 2008, the FASB provided for a deferral of the effective date of FIN 48 for certain non-public enterprises to annual financial statements for fiscal years beginning after December 15, 2008. The Company has not elected this deferral and accordingly has adopted FIN 48 for its September 30, 2009 financial statements.

Fair Value

In September 2006, the Financial Accounting Standards Board (the ‘FASB’) issued Statement of Financial Accounting Standards (‘SFAS’) No. 157, ‘Fair Value Measurement’ (‘SFAS 157’). This statement defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosure about fair value measurements. This statement is effective for financial statements for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. The Company adopted SFAS 157 on January 1, 2008. Adoption of this statement did not have a material impact on the financial statements of the Company.

Share-Based Compensation

Effective May 21, 2008, the Company adopted SFAS No. 123(R), “Share-Based Payment” and related interpretations which superseded APB No. 25. SFAS 123 (R) requires that all stock-based compensation be recognized as an expense in the financial statements and that such cost be measured at the fair value of the award. This statement was adopted using the modified prospective method, which requires the Company to recognize compensation expense on a prospective basis.

Note 1 Organization and Summary of Significant Accounting Policies (Continued)

Goodwill

The Company records goodwill, the excess of purchased price over the fair value of the identifiable net assets acquired. SFAS No. 142, “Goodwill and the Other Intangible Assets,” prescribes a two-step process for impairment testing of goodwill, which is performed annually, as well as when an event triggering impairment may have occurred. The first step tests for impairment, while the second step, if necessary, measures the impairment. The Company has elected to perform its annual analysis during the fourth quarter of each fiscal year as of September 30.

After estimating the value of the goodwill at September 30, 2008, using standard valuation techniques and comparing that value to the carrying costs, the Company has determined that there has been no impairment loss for the period from the date of inception (May 21, 2008) through September 30, 2008 because all of the acquired companies are operating as of September 30, 2008 or are expected to begin operations in the next fiscal year, and generate positive cash flow by the end of the next fiscal year. Total goodwill recorded on the acquisition of 11 subsidiary companies as of September 30, 2008 was $3,231,584, all of it attributable to the acquisition of Professional Respiratory Network, Inc.

Basic and Fully Diluted Net Loss Per Common Share

The Company follows the provisions of SFAS 128, “Earnings per Share” (“EPS”). SFAS

No. 128 requires companies to present basic earnings (loss) per share (EPS) and diluted EPS, instead of primary and fully diluted EPS presentations that were formerly required. Basic EPS is computed by dividing net income or loss by the weighted average number of common shares outstanding during each year. Certain debt instruments and related interest may be paid in cash or shares. Any convertible shares have been added to the denominator in calculating diluted EPS.

Compensated Absences

Employees of the Company and its subsidiaries are entitled to paid vacation and sick days, depending on length of services and other factors. It is impractical to estimate the amount for future absences, and accordingly, no liability has been recorded in the accompanying consolidated financial statements. The Company’s policy is to recognize the costs of compensated absences when actually paid to employees.

Concentrations of Credit Risks and Economic Dependence

The Company provides healthcare and other services in several locations throughout the United States as well as housing in the State of California. Consequently, the Company’s ability to collect open credit amounts due from customers may be affected by fluctuations in the healthcare and real estate industries, its geographical location and natural disasters.

The following concentrations existed as of and for the period from the date of inception (May 21, 2008) through September 30, 2008:

Note 1 Organization and Summary of Significant Accounting Policies (Continued)

Skyhill Living, Inc. – Approximately 100 percent of total revenue was derived from two customers through September 30, 2008.

Professional Respiratory Network, Inc. - Approximately 40 percent of total revenue was derived from four customers through September 30, 2008 and three customers represented 57 percent of total accounts receivable at September 30, 2008.

Impairment of Long-Lived Assets

The Company follows SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets”. SFAS No. 144 requires that long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset. Long-lived assets to be disposed of, if any, are reported at the lower of carrying amount or fair value less cost of sell.

Fair Value of Financial Instruments

Cash, accounts receivable, accounts payable, accrued expenses, and other liabilities are carried at amounts which reasonably approximate their fair value due to the short-term nature of these amounts or due to variable rates of interest which are consistent with current market rates.

Advertising

Advertising costs are charged to operations in the period incurred. Advertising expense from the date of inception (May 21, 2008) through September 30, 2008 amounted to $12,259.

Recent Accounting Pronouncements

In September 2006, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 108, " Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements " ("SAB 108"). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify errors using both a balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. The provisions of SAB 108 were effective for the Company's fiscal year ending for the period from the date of inception (May 21,2008) through September 30, 2008, the adoption of SAB 108 did not have a material impact on the Company's consolidated financial statement.

In September 2006, the FASB issued FAS No. 157, Fair Value Measurements, which establishes a framework for reporting fair value and expands disclosure about fair value measurements. FAS 157 was effective for our 2008 fiscal year. The adoption of this statement did not have a material effect on the Company's financial statements.

Note 1 Organization and Summary of Significant Accounting Policies (Continued)

In February 2007, the FASB issued FAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115. FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. FAS 159 was effective for our 2008 fiscal year. The adoption of this statement did not have a material effect on the Company's financial statements.

In December, 2007, the FASB issued FAS No. 141(R), Business Combinations, and SFAS No. 160, Accounting and Reporting of Non-controlling Interests in Consolidated

Financial Statements, an amendment of ARB No. 51. FAS No. 141(R) is required to be adopted concurrently with SFAS No. 160. These standards are effective for fiscal years beginning after December 15, 2008 and will apply prospectively to business combinations completed on or after that date. Early adoption is prohibited. FAS 141(R) requires changes in accounting for acquisitions and FAS 160 will change the accounting for minority interests. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In May 2008, the FASB issued FAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles". FAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. It is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles". The adoption of this statement is not expected to have a material effect on the Company's financial statements.

Note 2 Property and equipment

Property and equipment consisted of the following at September 30, 2008:

Furniture and fixtures                         $ 83,695
Office equipment                                  97,012

                                                          180,707
Accumulated depreciation                    17,319
Property and equipment, net             $163,388

Depreciation expense for the period of date of inception through September 30, 2008 was $10,203.

Note 3 Accounts payable and accrued liabilities

Accounts payable and accrued liabilities consisted of the following at September 30, 2008:

Accounts payable                                   $ 10,315
Accrued Interest                                            500
Accrued payroll and payroll taxes              77,402
Accrued contractors                                 32,760
                                                           $ 120,977

Note 4 Credit Arrangements

The Company has a line of credit agreement with a bank for advances up to $250,000, secured by the assets of Professional Respiratory Network, Inc., and by the personal guarantee of two directors of PRN. Interest is charged at the bank’s prime rate plus 3.125% and is due monthly. The credit arrangement expires on September 1, 2009, at which time it is expected to be renewed. The line of credit is available to fund day-to-day working capital needs. The minimum and maximum amount of borrowings outstanding at any month subsequent to August 31, 2008 (the date of acquisition of PRN) through September 30, 2008 was $100,000. The average interest rate during that period was 8.125%. Interest expense from the date of acquisition (August 31, 2008) through September 30, 2008, amounted to $551.

Note 5 Income Taxes

As of September 30, 2008, the Company had a net operating loss carry-forward of approximately $430,577. This loss may be carried forward to offset federal income taxes in various future years through the year 2028. A deferred tax asset has been provided to record the effect of the cumulative tax losses. Due to the uncertainty as to whether these losses will be realized, the Company has provided a valuation allowance equal to the amount of the deferred tax asset.

The provision for income taxes is summarized as follows:

Current tax, net of utilization of net operating loss carry-forward

Federal                                        $     -
State                                          ____-___

Total current tax                          $_ _-___

The Company has filed a consolidated income tax return for the Company and its eleven subsidiaries for the year ended September 30, 2008. Deferred income taxes and benefits for 2008 are provided for certain income and expenses which are recognized in different periods for tax and financial reporting purposes.

Note 6 Related party transactions

During the period from the date of inception (May 21, 2008) through September 30, 2008, a stockholder of the Company advanced approximately $183,321 to the Company. Advances due to stockholder s amounted to $79,752 as of September 30, 2008. The advances are due within one year of advance dates and are non-interest bearing. Imputed interest for the period from date of inception (May 21, 2008) through September 30, 2008 was not material. Advances due to related parties amounted to $197,583 as of September 30, 2008.

Occupancy Leases

As of August 31, 2008 (the date of acquisition), a lease agreement between PRN and an officer of PRN was in effect for office space that expires on December 31, 2010. The agreement is non-cancellable and calls for monthly payments of $3,500. At September 30, 2008, PRN had accrued approximately $ 105,000 in rents due to the related party, which are included in Accrued expenses –

Note 6 Related party transactions (continued)

related party. From August 31, 2008 (the date of acquisition of PRN) through September 30, 2008, rent expense to related parties amounted to $3,500.

Future minimum lease commitments of PRN to related parties under this lease agreement for fiscal years subsequent to September 30, 2008, are as follows:

Years ending September 30,

2009                         $ 42,000
2010                            42,000
2011                            10,500
                                $ 94,500

Note 7 Commitments

Operating Leases

As of September 30, 2008, Skyhill Living, Inc., had entered into various lease agreements with unrelated property owners for elderly housing and care properties as follows:

Victory. Effective September 1, 2008 through October 1, 2018; non-cancellable; monthly payments are equivalent to the lessor’s monthly mortgage principal plus a variable interest payment requirement that ranges from $4,521 to $4,709, but not to exceed $4,709.

Wyoming – Effective August 31, 2008 through August 1, 2017; non-cancellable; monthly payments are equivalent to the lessor’s monthly mortgage principal plus a variable interest payment requirement that ranges from $4,613 to $4,763, not to exceed $4,763.

Verdugo – Effective August 31, 2008 through February 1, 2018; non-cancellable; monthly payments are equivalent to the lessor’s monthly mortgage principal plus a variable interest payment requirement that ranges from $6,344 to $6,854, not to exceed $6,854.

Grand – Effective August 31, 2008 through July 1, 2036; non-cancellable; monthly payments are equivalent to the lessor’s monthly mortgage principal plus a variable interest payment requirement that ranges from $5,550 to $6,735, not to exceed $6,735.

Future minimum lease commitments of Skyhill Living, Inc. to the unrelated parties for years subsequent to September 30, 2008, are as follows:

Years ending September 30:

2009                             $          208,332
2010                                         208,332
2011                                         208,332
2012                                         208,332
2013 and thereafter                2,353,251

                                     $      3,186,579

Note 7 Commitments (Continued)

For the period of inception through September 30, 2008, rent expense of Skyhill Living, Inc. to these unrelated parties amounted to $53,486.

Healthcare Staffing Contracts

The Company’s healthcare staffing division enters into contracts with hospitals, medical centers, clinics, and private practices for services to be rendered. The contracts are non-exclusive, range from one to two years in duration and generate revenue based on an established rate, depending on the qualifications of individuals, on a temporary, per-diem basis and are subject to the customers’ needs for the services available. The contracts may be terminated by either party, at any time, for any reason, upon thirty days written notice. Revenues generated from these contracts from August 31, 2008 (date of acquisition) through the period ended September 30, 2008 amounted to approximately $300,000.

Tenant Admission Agreements

At September 30, 2008, the Company’s elderly housing and care division had two non-cancellable tenant admission agreements in effect. The agreements provide housing, care and supervision, meals and transportation, among other services. Monthly rental income from these tenants range from $3,500 to 4,000 and are subject to rate changes with sixty days prior written notice should certain conditions arise. The agreements terminate upon death or until the tenants’ belongings are removed after death. Revenues generated from these contracts from August 31, 2008 (date of acquisition) through the period ended September 30, 2008 amounted to approximately $9,500.

Payroll Taxes

For the period from date of inception (May 21, 2008) through September 30, 2008, the Company and two operating subsidiaries retained certain individuals to provide services on a consulting basis. Accordingly, for these individuals, neither the employee nor employer portions of state and federal payroll taxes were collected or withheld, and the Company did not withhold any amounts from the consulting payments for federal or state income taxes. Each consultant also agreed to assume full responsibility for any employment and income taxes due on the consulting payments. Accordingly, no payroll tax returns were filed during the period from inception through September 30, 2008. While the Company is satisfied that these individuals were not employees of the Company, if it later should be determined that any of these consultants meet the definition of an employee for federal or state income tax purposes, then the Company will be responsible for unpaid employment taxes on the amounts paid.

Note 8 Stock issuance

In addition to the shares issued for the acquisition of other entities, as noted in Note 1, the Company issued the following shares of its stock during the period from inception through September 30, 2008:

Note 8 Stock issuance (continued)

Shares Issued for Services

The Company issued a total of 679,250 restricted shares of common stock (2,037,750 after the 3 for 1 forward split) for various technical and consulting services, for investor relations, corporate restructuring, private placements and financing projects. The total value for the services exchanged was estimated to be approximately $13,585 based on the estimated fair value of the services provided and is included in the consolidated statement of income.

Shares Issued for Cash

During the period from inception (May 21, 2008) through September 30, 2008, the Company received approximately $455,000 in cash contributions in exchange for 364,922 shares of common stock (1,094,766 post 3 for 1 forward split).

Shares Issued for Acquisitions

In connection with the various acquisitions that closed during the period from the date of inception (May 21, 2008) through September 30, 2008, the Company applied the purchase basis of accounting. This treatment establishes a new basis of accounting for the purchased assets and liabilities, while the remaining net asset value (excess of purchase price over fair value of net assets acquired) represents goodwill.

Consideration for the acquisitions was based on stock for stock exchanges at various negotiated values per common share of the Company. The Company’s investment in each subsidiary’s common stock was recorded at the Company’s par value of $0.0001 for the common stock, with the excess allocated to additional paid-in capital.

For the subsidiaries with no activity, the Company determined that there was no goodwill since neither the Company nor the Subsidiary had exchanged any consideration and the only substance to the transaction was the change in ownership. Therefore, upon an exchange of consideration or activity within each Subsidiary in the future, the proper allocations to the assets and liabilities will be made and the goodwill recorded. These cash balances are included in the consolidated balance sheet of the Company.

Note 9 Subsequent Events

Acquisitions:

The Company has continued its roll-up strategy during the fiscal year beginning October 1, 2008 and through June 30, 2009, has acquired an additional 9 subsidiary companies in the healthcare and related market segment. It also has initiated the required integration of financial reporting, administration, purchasing, marketing and related activities which are expected to result in significant cost savings during fiscal 2009 and later years. The acquisitions to date include:

Note 9 Subsequent Events (continued)

On October 1, 2008, the Company formed a wholly-owned corporation, Artisan Corporation, as part of an acquisition agreement to acquire 100% of the assets and liabilities of Artisan Operating, LP (“Artisan”), a Texas Limited Partnership, Artisan Lifestyle Homes, LLC, a Texas Limited Liability

Company; and Artisan LH, LLC, a Texas Limited Liability Company in exchange for 1,200,000 unregistered and restricted shares of its common stock (3,600,000 shares posdt-split). Artisan may rescind the agreement if the Company does not file its initial registration statement within 45 days of the agreement or its not trading on a public exchange within 210 days. Artisan has not rescinded the agreement. On the date of acquisition, total unaudited assets of the Artisan companies which were acquired were approximately $8.9 million and total unaudited liabilities were approximately $3 million.

On October 27, 2008, the Company acquired 100% of the outstanding shares of Universal Building Maintenance, Inc., a California corporation, in exchange for 15,000 shares of its common stock (45,000 shares post-split) at an agreed price of $11 per share. Universal provides maintenance services to healthcare entities and will provide this services to the Company’s as well as to unrelated existing customers.

On October 28, 2008, the Company acquired 100% of the outstanding shares and real property of Angels Holding Corporation, (“Angels”) a Wisconsin Corporation, in exchange for 45,500 shares of unregistered and restricted common stock (135,000 shares post-split)at an agreed and negotiated stock price of $11 per share, plus $500,000 in cash. Upon the execution of this agreement, the Company paid the pre-acquisition shareholders (“Angels’ Sellers”) $20,000 and agreed to pay the balance of $480,000 to Angels’ Sellers within thirty days of the initial trading of the Company’s stock on a public exchange. Angels’ Sellers may rescind the acquisition if the Company does not file its initial registration with the SEC or is not trading on a public exchange within 180 days of the effective date of the agreement. Angels’ Sellers have not rescinded the agreement. The acquisition included 100% ownership of the following subsidiaries: Northwood’s College, LLC, Northwood’s Village Assisted Living, LLC, Northwood’s Village Development Company, LLC, Cookie Depot, LLC, Caring Nurses Educational Institute, LLC, and Northwood’s Culinary Institute, LLC.

On November 6, 2008, Nurses of Today, Inc., a subsidiary of the Company, acquired 100% of the membership units of Want-A Nurse, LLC, (“Nurses”) a Wisconsin Limited Liability Company, in exchange for 4,500 unregistered and restricted shares of Company common stock (13,500 shares post-split) at a negotiated and agreed value for the common stock of $18 per share. Nurses may rescind the acquisition if the Company does not file its initial registration statement within ninety days of the effective date or its not trading on a public exchange within 180 days. Nurses has not rescinded the agreement.

On January 27, 2009, the Company acquired 100% of the membership units of Advanced Developers, LLC a Florida Limited Liability Company, in exchange for a total of 5,000,000 shares (15,000,000 shares post-split) of its unregistered and restricted common stock at a negotiated and agreed value for the common stock of $48 per share ($16 post-split).

On March 17, 2009, the Company acquired 100% of the outstanding shares of Classic Care Medical, Inc, an Illinois Corporation, in exchange for $1,000,000 in capital and 39,474 shares of its

Note 9 Subsequent Events (continued)

unregistered and restricted common stock (118,422 shares post-split) at a negotiated and agreed value for the common stock of $38 per share ($12.67 post-split).

On March 21, 2009, the Company acquired 100% of the membership units of ZAP Healthcare, LLC, a Delaware Limited Liability company and Clinic First, LLC, an Illinois Limited Liability Company in exchange for $300,000 in cash and 75,000 shares of its unregistered and restricted common stock (225,000 shares post-split) at a negotiated and agreed value for the common stock of $38 per share ($12.67 post-split).

On March 22, 2009, the Company acquired 100% of the outstanding shares of HealthStaff Training Institute, Inc, a California corporation in exchange for 5,265 shares of its common stock (15,795 shares post-split) at a negotiated and agreed value for the common stock of $38 per share ($12.67 post-split).

On March 26, 2009, the Company acquired 100% of the outstanding shares of Calcare, Inc d/b/a Atherton Healthcare, a California corporation in exchange for $11,000,000 in cash (“Cash Consideration”) and 31,250 shares of its unregistered and restricted common stock (93,750 shares post-split) at a negotiated and agreed value for the common stock of $48 per share ($16 post-split).. The Cash Consideration will be delivered to Sellers within 20 days of the Company’s initial listing for trading on a public exchange.

On March 31, 2009, the Company acquired 100% of the outstanding shares of Bergstrom Home Medical, Inc a Michigan Corporation in exchange for $50,000 in cash (“Cash Consideration”) and 4,000 shares of its unregistered and restricted common stock (12,000 shares post-split) at $48 per share ($16 post-split). The Cash Consideration will be delivered to the Seller within 10 days of the Company’s initial listing for trading on a public exchange.

Forward Stock Split

In April, 2009, the Company undertook a 3 for 1 forward split of its common stock by issuing a dividend of two common shares for every one common share already outstanding. The financial statements included in this report reflect the forward split on a retroactive basis.

HEALTHCARE OF TODAY, INC.
AND SUBSIDIARIES
BALANCE SHEET

MARCH 31, 2009

ASSETS

CURRENT ASSETS
     Cash and cash equivalents                                                                                             $      920,228
     Accounts receivable, net of allowance of $ 4,606)                                                              1,610,043

          Total current assets                                                                                                       2,530,271

     Property, plant and equipment
          Furniture and fixtures                                                      $    225,852
          Buildings                                                                              850,000

Medical Equipment                                                2,157,890

          Office equipment                                                                 182,342

          Vehicles                                                                              338,395

                                                                                                  3,754,479
          Less: accumulated depreciation                                         (949,396)
          Property, plant and equipment, net                                                                                2,805,083
     Land                                                                                                                               11,533,000
     Inventory                                                                                                                          6,012,263
     Other assets
          Goodwill on acquisitions                                               $10,215,421
          Contracts Licenses                                                       6,617,070

Prepaid expenses                                                       15,000

Deposits                     1                                             82,546

          Loan receivable                                                                      3,000
          Organization expense                                                            53,135

                                                                                                                                           17,086,172

TOTAL ASSETS                                                                                                          $   39,966,789

Liabilities and stockholders’ equity

current liabilities:
     accounts payable and accrued expenses                            $ 3,982,307
     Notes payable                                                                      5,875,742
     Acquisition debt                                                                 17,748,499
     Deferred Revenue                                                                   323,546
     Due to related party                                                                    9,523
     Due to stockholder                                                                   36,400
          Total current liabilities                                                                                                27,976,012

LONG-TERM LIABILITIES:

     Due to stockholder                                                                     5,852
     Notes Payable                                                                     4,409,263
     Capital Lease Obligation                                                         913,955

Due to related parties                                                           26,059

     Notes payable-related party                                                     76,606

Total long-term liabilities                                                                                  5,431,735

TOTAL LIABILITIES                                                                                                       33,407,747

COMMITMENTS AND CONTINGENCIES (NOTES 7 AND 8)

Stockholders’ equity

     Common Stock, $0.0001 par value), 100,000,000
     shares authorized, 86,812,326 shares issued

     and outstanding                                                                        8,681

    Additional paid-in capital                                                 10,206,740
     Less: stock subscription receivable                                       (16,200)
     Retained earnings                                                           (3,640,179)

Total Stockholders’ equity                                                                                6,559,042

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY                                          $  39,966,789

The accompanying notes are an integral part of these financial statements

HEALTHCARE OF TODAY, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED MARCH 31, 2009

Revenues:

           Total Income                                     $        3,000,098

COST OF GOODS                                               1,400,885
GROSS PROFIT                                                   1,599,213
EXPENSES:
     Selling, general and administrative             $       3,797,567
     Depreciation and amortization                                     325
     Taxes                                                                  250,844

          Total expenses                                            4,048,736

NET INCOME (LOSS)                                   ($2,449,523)

The accompanying notes are an integral part of these financial statements

HEALTHCARE OF TODAY, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE SIX MONTHS ENDED MARCH 31, 2009

Net Loss                                                                                                                         $      (2,449,523)
Adjustments to reconcile net loss to cash used in operating activities:

Depreciation expense                                                                                                                     325

Issuance of common stock for services                                                                                    180,749

Bad debt                                                                                                                                727,356

Changes in assets and liabilities:

Decrease in Accounts Receivable                                                                                         254,578
(Increase) in Inventory                                                                                                        (322,217)
Decrease in Loans Receivable                                                                                                12,895
Increase in Accounts Payable and Accrued Expenses                                                             68,180
Increase in Notes Payable                                                                                                 1,447,402

Net cash used in operating activities                                                                                             (80,255)

Cash Flows used in Investing Activities:

Purchase of property and equipment                                                                                        11,036

Proceeds from issuance of common stock                                                                              815,800

Net cash used in investing activities                                                                                             826,366

Cash Flow from Financing Activities:

Payments due to stockholder                                                                                                   56,099

Payments to Related Parties                                                                                                  (11,845)

Net cash provided by financing activities                                                                                      44,254

Net increase in cash                                                                                                                  790,365

Cash and equivalents, beginning                                                                                                 129,863

Cash and equivalents, ending                                                                                       $           920,228

The accompanying notes are an integral part of these financial statements

Note 1 Organization and Summary of Significant Accounting Policies

Organization

Healthcare of Today, Inc. (the “Company”), is a holding company organized on May 21, 2008 as a California corporation to acquire and develop vertically-integrated companies primarily within the healthcare industry. It has elected a financial year ended September 30.

The accompanying pro forma consolidated financial statements include the assets, liabilities, income and expenses of all subsidiaries of the Company acquired as of the date of these financial statements, and includes the results of operations of each acquired subsidiary for the period commencing October 1, 2008, regardless of the date of acquisition of each subsidiary or the date of formation of the Company, as a common holding company, in order to reflect the full operating results of the consolidated group for the six months ended March 31, 2009.

During the period from October 1, 2008 through March 31, 2009, the Company acquired 9 additional subsidiaries, one of which in turn owned or controlled six operating companies:

On October 1, 2008, the Company formed a wholly-owned corporation, Artisan Corporation, as part of an acquisition agreement to acquire 100% of the assets and liabilities of Artisan Operating, LP (“Artisan”), a Texas Limited Partnership, Artisan Lifestyle Homes, LLC, a Texas Limited Liability

Company; and Artisan LH, LLC, a Texas Limited Liability Company in exchange for 1,200,000 unregistered and restricted shares of its common stock. Artisan may rescind the agreement if the Company does not file its initial registration statement within 45 days of the agreement or its not trading on a public exchange within 210 days. Artisan has not rescinded the agreement. On the date of acquisition, total unaudited assets of the Artisan companies which were acquired were approximately $8.4 million and total unaudited liabilities were approximately $3 million. The acquisition was reported on the basis of purchase accounting, with the actual values of the assets acquired reported at $8,336,377, and the balance of the acquisition value ($1,263,623) reported as good will.

On October 27, 2008, the Company acquired 100% of the outstanding shares of Universal Building Maintenance, Inc., a California corporation, in exchange for 15,000 shares of common stock at an agreed price of $11 per share. Universal provides maintenance services to healthcare entities and will provide this services to the Company’s as well as to unrelated existing customers. The acquisition was reported on the basis of purchase accounting, with the actual values of the assets acquired reported at $150,000, and the balance of the acquisition value ($15,000) reported as good will.

On October 28, 2008, the Company acquired 100% of the outstanding shares and real property of Angels Holding Corporation, (“Angels”) a Wisconsin Corporation, in exchange for 45,500 shares of unregistered and restricted common stock at an agreed and negotiated stock price of $11 per share, plus $500,000 in cash. Upon the execution of this agreement, the Company paid the pre-acquisition shareholders (“Angels’ Sellers”) $20,000 and agreed to pay the balance of $480,000 to Angels’ Sellers within thirty days of the initial trading of the Company’s stock on a public exchange. Angels’ Sellers may rescind the acquisition if the Company does not file its initial registration with the SEC or is not trading on a public exchange within 180 days of the effective date of the agreement. Angels’ Sellers have not rescinded the agreement. The acquisition included 100%

Note 1 Organization and Summary of Significant Accounting Policies (continued)

ownership of the following subsidiaries: Northwood’s College, LLC, Northwood’s Village Assisted Living, LLC, Northwood’s Village Development Company, LLC, Cookie Depot, LLC,

Caring Nurses Educational Institute, LLC, and Northwood’s Culinary Institute, LLC. The acquisition also included the real property (formally Sacred Heart Hospital) located at 313 E Washington Ave, Tomahawk, WI. The acquisition was reported on the basis of purchase accounting, with the actual values of the assets acquired reported at $850,000, including $550,000 for the hospital property, and the balance of the acquisition value ($150,500) reported as good will.

On November 6, 2008, Nurses of Today, Inc., a subsidiary of the Company, acquired 100% of the membership units of Want-A Nurse, LLC, (“Nurses”) a Wisconsin Limited Liability Company, in exchange for 4,500 unregistered and restricted shares of Company common stock at a negotiated and agreed value for the common stock of $18 per share. Nurses may rescind the acquisition if the Company does not file its initial registration statement within ninety days of the effective date or its not trading on a public exchange within 180 days. Nurses has not rescinded the agreement. The acquisition was reported on the basis of purchase accounting, with the actual values of the assets acquired reported at $25,0000, and the balance of the acquisition value ($56,000) reported as good will.

On January 27, 2009, the Company acquired 100% of the membership units of Advanced Developers, LLC a Florida Limited Liability Company, in exchange for a total of 5,000,000 shares of its unregistered and restricted common stock at a negotiated and agreed value for the common stock of $48 per share, plus a deferred payment of another $5,000,000 in cash on completion of the planned IPO.. The acquisition was reported on the basis of purchase accounting, with the actual values of the assets acquired reported at $9,933,887, and the balance of the acquisition value ($66,113) reported as good will.

On March 17, 2009, the Company acquired 100% of the outstanding shares of Classic Care Medical, Inc, an Illinois Corporation, in exchange for $1,000,000 in capital and 39,474 shares of its unregistered and restricted common stock at a negotiated and agreed value for the common stock of $38 per share. The acquisition was reported on the basis of purchase accounting, with the actual values of the assets acquired reported at $2,553,424.

On March 21, 2009, the Company acquired 100% of the membership units of ZAP Healthcare, LLC, a Delaware Limited Liability company and Clinic First, LLC, an Illinois Limited Liability Company in exchange for $300,000 in cash and 75,000 shares of its unregistered and restricted common stock at a negotiated and agreed value for the common stock of $38 per share. The acquisition was reported on the basis of purchase accounting, with the actual values of the assets acquired reported at $2,694,869, and the balance of the acquisition value ($455,131) reported as good will.

On March 22, 2009, the Company acquired 100% of the outstanding shares of HealthStaff Training Institute, Inc, a California corporation in exchange for 5,265 shares of its common stock at a negotiated and agreed value for the common stock of $38 per share. The acquisition was reported on the basis of purchase accounting, with the actual values of the assets acquired reported at $200,070.

Note 1 Organization and Summary of Significant Accounting Policies (continued)

On March 26, 2009, the Company acquired 100% of the outstanding shares of Calcare, Inc d/b/a Atherton Healthcare, a California corporation in exchange for $11,000,000 in cash and 31,250 shares of its unregistered and restricted common stock at a negotiated and agreed value for the common stock of $48 per share. The cash consideration will be delivered to Sellers within 20 days of the Company’s initial listing for trading on a public exchange. The acquisition was reported on the basis of purchase accounting, with the actual values of the assets acquired reported at $4,290,946, and the balance of the acquisition value ($8,209,054) reported as good will.

On March 31, 2009, the Company acquired 100% of the outstanding shares of Bergstrom Home Medical, Inc a Michigan Corporation in exchange for $50,000 in cash and 4,000 shares of its unregistered and restricted common stock at $48 per share. The cash consideration will be delivered to the Seller within 10 days of the Company’s initial listing for trading on a public exchange. The acquisition was reported on the basis of purchase accounting, with the actual values of the assets acquired reported at $242,000.

Nature of Operations

Healthcare of Today, Inc. is a holding company with eighteen direct subsidiaries, as of March 31, 2009, that provide various services primarily within the healthcare industry. These services are comprised of nurse staffing, assisted living, skilled nursing, insurance, pharmaceuticals, residential care facilities for the elderly (“RCFE”), assisted living residences (“ALRs”), independent living communities (“ILCs”), senior apartments, continuing care retirement communities (“CCRC”), home healthcare services, real estate brokerage/relocation services, adult daycare, a private chef network, healthcare information technology, nurse education, culinary education, and real estate development through its acquisitions.

Basis of Accounting

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reported period. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ.

Accounting for Acquisitions

On various dates during the period from the date of inception (May 21, 2008) through March 31, 2009, the Company acquired 100% of the outstanding stock of various entities. These acquisitions have been accounted for under the purchase method of accounting.

Note 1 Organization and Summary of Significant Accounting Policies (continued)

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Healthcare of Today, Inc., and its wholly-owned subsidiaries, Skyhill Living, Inc., Skyhill Medical, Inc., Nurses of

Today, Inc., Locate Space, Inc., ILN Insurance, Inc., ILN Pharmaceuticals, Inc., Nurses of Tomorrow, Inc., Presto! Gourmet, Inc., Sunnyfield Adult Daycare, Inc., Matriarch Healthcare
Systems, Inc., and Professional Respiratory Network, Inc., all acquired on or before September 30, 2008, and Advanced Developers, Artisan Holdings, Calcare, Inc., Classic Medical, Inc., Healthstaff Services, Angels Holding Corp., Universal Maintenance and Zap Medical, LLP., acquired since September 30, 2008.

Revenue Recognition

Revenue for various healthcare and other services are recognized in the month in which the service is provided based on customer contracts. Additionally, the Company collects rents for housing provided to individuals based on tenant agreements that are recognized in the month earned. Amounts invoiced and collected in advance of services and housing provided are recorded as deferred revenue.

Cash and Equivalents

The Company considers all highly liquid debt instruments with an original maturity of three months or less at the date of purchase to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Trade and other receivables are reported at fair market value, less any provisions for uncollectible accounts considered to be necessary. Accounts receivable primarily include trade receivables from customers in connection with the Company’s healthcare staffing division. The Company estimates doubtful accounts on an item-by-item basis and includes over-aged accounts as part of the allowance for doubtful accounts, which are generally accounts that are ninety days or more overdue.

Property and Equipment

Property and equipment is recorded at cost. Expenditures for major betterments and additions are charged to the property accounts, while replacements, maintenance, and repairs that do not improve or extend the lives of the respective assets are charged to expense currently. Depreciation is computed principally using the straight-line method, based on the estimated useful life of the assets as follows:

     Furniture and fixtures                7 years
     Office equipment                      5 years

Note 1 Organization and Summary of Significant Accounting Policies (continued)

Income Taxes

Income taxes are computed under the provisions of the Financial Accounting Standards Board Statement (“SFAS”) No. 109, “Accounting for Income Taxes”. SFAS No. 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of the differences in events that have been recognized in the Company’s consolidated financial statements compared to the tax returns. Current and deferred taxes are allocated to members of the consolidated group by applying SFAS No. 109 to each member as if it were a separate taxpayer.

The Company applies the provisions of FASB, Interpretation No. 48, or FIN 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement 109.” FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

In December 2008, the FASB provided for a deferral of the effective date of FIN 48 for certain non-public enterprises to annual financial statements for fiscal years beginning after December 15, 2008. The Company has not elected this deferral and accordingly has adopted FIN 48 for its September 30, 2009 financial statements.

Fair Value

In September 2006, the Financial Accounting Standards Board (the ‘FASB’) issued Statement of Financial Accounting Standards (‘SFAS’) No. 157, ‘Fair Value Measurement’ (‘SFAS 157’). This statement defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosure about fair value measurements. This statement is effective for financial statements for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. The Company adopted SFAS 157 on January 1, 2008. Adoption of this statement did not have a material impact on the financial statements of the Company.

Share-Based Compensation

Effective May 21, 2008, the Company adopted SFAS No. 123(R), “Share-Based Payment” and related interpretations which superseded APB No. 25. SFAS 123 (R) requires that all stock-based compensation be recognized as an expense in the financial statements and that such cost be measured at the fair value of the award. This statement was adopted using the modified prospective method, which requires the Company to recognize compensation expense on a prospective basis.

Note 1 Organization and Summary of Significant Accounting Policies (Continued)

Goodwill

The Company records goodwill, the excess of purchased price over the fair value of the identifiable net assets acquired. SFAS No. 142, “Goodwill and the Other Intangible Assets,” prescribes a two-step process for impairment testing of goodwill, which is performed annually, as well as when an event triggering impairment may have occurred. The first step tests for impairment, while the second step, if necessary, measures the impairment. The Company has elected to perform its annual analysis during the fourth quarter of each fiscal year as of September 30.

After estimating the value of the goodwill at September 30, 2008, using standard valuation techniques and comparing that value to the carrying costs, the Company determined that there had been no impairment loss for the period from the date of inception (May 21, 2008) through September 30, 2008 because all of the acquired companies are operating as of September 30, 2008 or are expected to begin operations in the next fiscal year, and generate positive cash flow by the end of the next fiscal year. Total goodwill recorded on the acquisition of subsidiary companies as of September 30, 2008 was $3,231,584, all of it attributable to the acquisition of Professional Respiratory Network, Inc. During the period ended March 31, 2009, total goodwill recorded on the acquisition of subsidiary companies was $10,215,421.

Basic and Fully Diluted Net Loss Per Common Share

The Company follows the provisions of SFAS 128, “Earnings per Share” (“EPS”). SFAS

No. 128 requires companies to present basic earnings (loss) per share (EPS) and diluted EPS, instead of primary and fully diluted EPS presentations that were formerly required. Basic EPS is computed by dividing net income or loss by the weighted average number of common shares outstanding during each year. Certain debt instruments and related interest may be paid in cash or shares. Any convertible shares have been added to the denominator in calculating diluted EPS.

Compensated Absences

Employees of the Company and its subsidiaries are entitled to paid vacation and sick days, depending on length of services and other factors. It is impractical to estimate the amount for future absences, and accordingly, no liability has been recorded in the accompanying consolidated financial statements. The Company’s policy is to recognize the costs of compensated absences when actually paid to employees.

Recent Accounting Pronouncements

In September 2006, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 108, " Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements " ("SAB 108"). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants

Note 1 Organization and Summary of Significant Accounting Policies (Continued)

should quantify errors using both a balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. The provisions of SAB 108 were effective for the Company's fiscal year ending for the period from the date of inception (May 21,2008) through September 30, 2008, the adoption of SAB 108 did not have a material impact on the Company's consolidated financial statement.

In September 2006, the FASB issued FAS No. 157, Fair Value Measurements, which establishes a framework for reporting fair value and expands disclosure about fair value measurements. FAS 157 was effective for our 2008 fiscal year. The adoption of this statement did not have a material effect on the Company's financial statements.

In February 2007, the FASB issued FAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115. FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. FAS

159 was effective for our 2008 fiscal year. The adoption of this statement did not have a material effect on the Company's financial statements.

In December, 2007, the FASB issued FAS No. 141(R), Business Combinations, and SFAS No. 160, Accounting and Reporting of Non-controlling Interests in Consolidated

Financial Statements, an amendment of ARB No. 51. FAS No. 141(R) is required to be adopted concurrently with SFAS No. 160. These standards are effective for fiscal years beginning after December 15, 2008 and will apply prospectively to business combinations completed on or after that date. Early adoption is prohibited. FAS 141(R) requires changes in accounting for acquisitions and FAS 160 will change the accounting for minority interests. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In May 2008, the FASB issued FAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles". FAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. It is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles". The adoption of this statement is not expected to have a material effect on the Company's financial statements.

Note 2 Property and equipment

Property and equipment consisted of the following at March 31, 2009:

           Furniture and fixtures                   $            225,852
           Buildings                                                   850,000

           Medical Equipment                                2,157,890

           Office equipment                                      182,342

           Vehicles                                                   338,395

                                                                        3,754,479

Note 2 Property and equipment (Continued)

          Less: accumulated depreciation               (949,396)
          Property, plant and equipment, net        2,805,083

Note 3 Stock issuance

The Company issued the following shares of its stock during the six months ended March 31, 2009:

Shares Issued for Services

The Company issued a total of 982,367 restricted shares of common stock for various technical and consulting services, for investor relations, corporate restructuring, private placements and financing projects during the six months ended March 31, 2009. The total value for the services exchanged was estimated to be approximately $180,749 based on the estimated fair value of the services provided and is included in the consolidated statement of income.

Shares Issued for Cash

During the period ended March 31, 2009, the Company received approximately $718,300 in cash contributions in exchange for 34,604 shares of common stock.

Shares Issued for Acquisitions

In connection with the various acquisitions that closed during the period ended March 31, 2009, the Company issued a total of 1,381,549 restricted common shares and applied the purchase basis of accounting, based on the negotiated acquisition price for the acquired companies. This treatment establishes a new basis of accounting for the purchased assets and liabilities, while the remaining net asset value (excess of purchase price over fair value of net assets acquired) represents goodwill.

Consideration for the acquisitions was based on stock for stock exchanges at various negotiated values per common share of the Company, plus additional cash to be paid in the future in some cases. The Company’s investment in each subsidiary’s common stock was recorded at the Company’s par value of $0.0001 for the common stock, with the excess allocated to additional paid-in capital.

Forward Stock Split

In April, 2009, the Company undertook a 3 for 1 forward split of its common stock by issuing a dividend of two common shares for every one common share already outstanding. The accompanying financial statements reflect the results of the forward stock split on a retroactive basis.

Note 4Subsequent Events

On June 30, 2009, the Company acquired Magnolia Foundation, Inc ("Magnolia"), a California Corporation.  Magnolia is a licensed operator of Magnolia Senior Living located in Long Beach, California.  Magnolia is currently licensed in the state of California by the Department of Social

Note 4Subsequent Events (continued)

Services as a Residential Care Facility for the Elderly ("RCFE") to serve 200 non-ambulatory residents.  The acquisition also included the real estate on which the business is located in Long Beach, California and the operating business. The total cost of the acquisition was $10 million, allocated to land ($7,000,000), the licensed corporation ($500,000) and the acquisition of the business ($2,500,000) and is payable in stock of the Company valued at $500,000 based on the IPO price and the balance as deferred cash payments after the IPO is completed.

In July 2009, the Company entered into a merger agreement, through a wholly-owned acquisition subsidiary, with Regenetech, Inc., based in Houston, Texas. Under the terms of the proposed merger, which is subject to the approval of 2/3 of the shareholders of Regenetech, Inc. under Texas law, Regenetech, Inc will become a wholly-owned subsidiary of the Company in exchange for stock of the Company valued at $100 million less outstanding liabilities of Regenetech, using the planned

IPO share price for the Company’s common stock of $18.00 per share.

Regenetech is a medical technology licensing and development company which holds the exclusive patent license rights to NASA created adult stem cell regeneration technology and a unique Bio-reactor for creating adult stem cells in a simulated gravity free environment. Included in the acquisition is the right to license and develop the NASA technology as well as 7,000 grams of DNA bio-molecules already developed and stored.

On a pro forma basis, the inclusion of the Magnolias acquisition, and the Regenetech acquisition, which will close immediately after the effective date of the registration statement being filed by the Company, the consolidated financial statements of the Company and its subsidiaries would reflect the following:

HEALTHCARE OF TODAY, INC.
AND SUBSIDIARIES
PRO FORMA BALANCE SHEET

MARCH 31, 2009

ASSETS

CURRENT ASSETS
     Cash and cash equivalents                                                                                                       $      908,693
     Accounts receivable, net of allowance of $ 4,606)                                                                        2,460,043

          Total current assets                                                                                                                                            3,368,736

     Property, plant and equipment
          Furniture and fixtures                                              $         225,852
          Buildings                                                                        7,850,000

          Medical Equipment                                                        2,157,890

          Office equipment                                                               255,611

          Vehicles                                                                            338,395

                                                                                              10,827,748
          Less: accumulated depreciation                                        (968,397)
          Property, plant and equipment, net                                                                                                                     9,859,351
     Land                                                                                                                                                                    11,533,000
     Inventory                                                                                                                                                               6,175,733
     Other assets
          Goodwill on acquisitions                                        $     8,193,146
          Contracts Licenses                                                   9,293,333
          DNA Bio-molecules                                                  80,000,000
          Patents                                                                      20,765,291

         Prepaid expenses                                                              15,000

         Deposits                                                                         182,546

         Loan receivable                                                                18,000
         Organization expense                                                        53,135

                                                                                                                                                                                 118,520,451

TOTAL ASSETS                                                                                                                                                  $ 149,457,271

Liabilities and stockholders’ equity

current liabilities:
     accounts payable and accrued expenses                    $   6,441,332
     Notes payable                                                                6,367,845
     Acquisition debt                                                           26,748,499

     Deferred Revenue                                                             658,546
     Due to related party                                                              9,523
     Due to stockholder                                                             36,400
          Total current liabilities                                                                     40,262,145

LONG-TERM LIABILITIES:
     Due to stockholder                                                              5,852
     Notes Payable                                                              4,409,263
     Capital Lease Obligation                                                  913,955

Due to related parties                                                    26,059

     Notes payable-related party                                              76,606

Total long-term liabilities                                                       5,431,735

TOTAL LIABILITIES                                                                                                                                              45,693,880

COMMITMENTS AND CONTINGENCIES (NOTES 7 AND 8)

Stockholders’ equity

     Common Stock, $0.0001 par value), 100,000,000
     shares authorized, 92,395,652 shares

     issued and outstanding                                                                              9,240

    Additional paid-in capital                                                                108,683,906
     Less: stock subscription receivable                                                        (16,200)
     Retained earnings                                                                           (4,913,555)

Total Stockholders’ equity                                                                                                                   103,763,391

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY                                                                           $     149,457,271

HEALTHCARE OF TODAY, INC.
AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED MARCH 31, 2009

Revenues:

           Total Income                                                          $                 11,125,091

COST OF GOODS                                                                              2,987,679
GROSS PROFIT                                                                                  8,137,412
EXPENSES:
     Selling, general and administrative     $   10,866,056
     Depreciation and amortization                      89,974
     Taxes                                                     1,027,255

          Total expenses                                                                         11,983,285

NET INCOME (LOSS)                                                  $                (3,845,873)

__________________________________

The total acquisition cost for the Regenetech merger transaction is agreed to be $100 million, payable in common stock of the Company based on the final IPO price for the Company stock divided into the net acquisition value ($100,000,000 less Regenetech liabilities at closing). For purposes of this pro forma only, the number of shares of the Company to be issued is considered to be $100,000,000 divided by $18, the expected IPO price, or a total of 5,555,555 common shares.

The $100,000,000 million in total merger consideration is allocated to the assets of Regenetech acquired in the transaction, including the 7,000 grams of bio-molecules, patents and intellectual property and other assets.

PART II

Information Not Required In Prospectus

Other Expenses of Issuance and Distribution

The following table sets forth estimates expected to be incurred in connection with the issuance and distribution of the securities being registered. We will pay all fees, disbursements and expenses in connection with the proposed offering.

SEC Registration Fee	$15,022
FINRA Filing Fee	15,000
NASDAQ Listing Fee	25,000
Accounting Fees and Expenses	125,000
Legal Fees and Expenses	50,000
Blue Sky Fees and Expenses	35,000
Printing and Engraving Expenses	5,000
Transfer Agent and Registrar	10,000
Miscellaneous	20,000
Total	$300,200

Indemnification of Directors and Officers

Our organizational documents contain provisions indemnifying our directors and officers to the fullest extent permitted by law. In addition, we currently maintain directors’ and officers’ securities liability insurance with policy limits of $5 million. We are a California corporation and accordingly, we are subject to the corporate laws under the California Corporations Code with respect to the indemnification of officers and directors. Generally, the California Corporations Code provides that we may indemnify any person who was or is a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except for an action by or in right of our Company, by reason of the fact that he is or was a director, officer, employee or agent of our Company. It must be shown that he acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interests. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his duty to our Company.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required under California law. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Recent Sales of Unregistered Securities

The following summarizes all sales of our unregistered securities within the past three years. The securities in each one of the below-referenced transactions were (i) made without registration and (ii) were subject to restrictions under the Securities Act and the securities laws of certain states, in reliance on the private offering exemptions contained in Sections 4(2), 4(6) and/or 3(b) of the Securities Act and on Regulation D promulgated thereunder, and in reliance on similar exemptions under applicable state laws as a transaction not involving a public offering. Unless stated otherwise, no placement or underwriting fees were paid in connection with these transactions. Proceeds from the sales of these securities were used for general working capital purposes, including the repayment of indebtedness. The securities will be deemed restricted securities for purposes of the Securities Act. A legend was placed on the stock certificates representing the securities providing that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

Private Placements Offerings Pursuant to Section 4(2) of the Securities Act of 1933

In June 2008, we issued an aggregate of 320,000 shares of our restricted Common Stock in a private placement offering pursuant to Section 4(2) of the Securities Act of 1933 to 4 purchasers, for gross proceeds of $355,000. There were no broker commissions paid in connection with the sale of these securities.

In July 2008, we issued an aggregate of 23,613 shares of our restricted Common Stock in a private placement offering pursuant to Section 4(2) of the Securities Act of 1933 to 2 purchasers, at a purchase price of $8.00 per share, for gross proceeds of $188,900. There were no broker commissions paid in connection with the sale of these securities.

In August 2008, we issued an aggregate of 8,134 shares of our restricted Common Stock in a private placement offering pursuant to Section 4(2) of the Securities Act of 1933 to 3 purchasers, at a purchase price of $6.00 per share, for gross proceeds of $48,800. We also issued an aggregate of 13,625 shares of our restricted Common Stock in a private placement offering pursuant to Section 4(2) of the Securities Act of 1933 to 7 purchasers, at a purchase price of $8.00 per share, for gross proceeds of $109,000. There were no broker commissions paid in connection with the sale of these securities.

In October 2008, we issued an aggregate of 250 shares of our restricted Common Stock in a private placement offering pursuant to Section 4(2) of the Securities Act of 1933 to 1 purchaser, at a purchase price of $8.00 per share, for gross proceeds of $2,000. We also issued an aggregate of 2,273 shares of our restricted Common Stock in a private placement offering pursuant to Section 4(2) of the Securities Act of 1933 to 1 purchaser, at a purchase price of $11.00 per share, for gross proceeds of $25,000. There were no broker commissions paid in connection with the sale of these securities.

In November 2008, we issued an aggregate of 3,055 shares of our restricted Common Stock in a private placement offering pursuant to Section 4(2) of the Securities Act of 1933 to 2 purchasers, at a purchase price of $18.00 per share, for gross proceeds of $55,000. There were no broker commissions paid in connection with the sale of these securities.

In December 2008, we issued an aggregate of 1,208 shares of our restricted Common Stock in a private placement offering pursuant to Section 4(2) of the Securities Act of 1933 to 4 purchasers, at a purchase price of $18.00 per share, for gross proceeds of $21,800. There were no broker commissions paid in connection with the sale of these securities.

In January 2009, we issued an aggregate of 20,834 shares of our restricted Common Stock in a private placement offering pursuant to Section 4(2) of the Securities Act of 1933 to 2 purchasers, at a purchase price of $12.00 per share, for gross proceeds of $250,000. We also issued an aggregate of 5,556 shares of our restricted Common Stock in a private placement offering pursuant to Section 4(2) of the Securities Act of 1933 to 2 purchasers, at a purchase price of $18.00 per share, for gross proceeds of $100,000. We also issued an aggregate of 6,368 shares of our restricted Common Stock in a private placement offering pursuant to Section 4(2) of the Securities Act of 1933 to 4 purchasers, at a purchase price of $38.00 per share, for gross proceeds of $242,000. There were no broker commissions paid in connection with the sale of these securities.

In March 2009, we issued an aggregate of 1,316 shares of our restricted Common Stock in a private placement offering pursuant to Section 4(2) of the Securities Act of 1933 to 2 purchasers, at a purchase price of $38.00 per share, for gross proceeds of $50,000. We also issued an aggregate of 1459 shares of our restricted Common Stock in a private placement offering pursuant to Section 4(2) of the Securities Act of 1933 to 2 purchasers, at a purchase price of $48.00 per share, for a gross proceed of $70,000. There were no broker commissions paid in connection with the sale of these securities.

Unregistered Securities Offered Through Acquisitions

On June 9, 2008, we acquired 100% of the outstanding shares of Skyhill Living, Inc; Skyhill Medical, Inc; Nurses of Today, Inc; ILN Insurance, Inc; Locate Space, Inc; and ILN Pharmaceuticals, Inc, all California Corporations, in exchange for 25,000,000 shares of our Common stock.

On July 2, 2008, we acquired 100% of the outstanding shares of Nurses of Tomorrow, Inc; Presto! Gourmet, Inc; and Sunnyfield Adult Daycare, Inc, all California Corporations, in exchange for 25,000 shares of our Common stock.

On July 25, 2008, we acquired 100% of the outstanding shares of Matriarch Healthcare Systems, Inc, a California Corporation, in exchange for 1,000 shares of our Common stock.

On August 31, 2008, we acquired 100% of the outstanding shares of Professional Respiratory Network, Inc (“PRN”), a California Corporations, in exchange for 468,750 shares of our Common stock at $8/share. In accordance to the Acquisition Agreement, the pre-acquired shareholders (“PRN Sellers”) of PRN may request Buyer to repurchase up to 62,500 shares at $5/share per three month period commencing after the 180th day of our Initial Public Offering (“IPO”) Registration with the Securities and Exchange Commission. PRN Sellers must notify us in writing within 180 days of our IPO Registration filing.

On October 1, 2008, we acquired 100% of the assets and liabilities of Artisan Operating, LP, a Texas Limited Partnership; Artisan Lifestyle Homes, LLC, a Texas Limited Liability Company; and Artisan LH, LLC, a Texas Limited Liability Company, in exchange for 1,200,000 shares of our Common stock.

On October 27, 2008, we acquired 100% of the outstanding shares of Universal Building Maintenance, Inc, a California Corporation, in exchange for 15,000 shares of our Common stock at $11/share.

On October 28, 2008, we acquired 100% of the outstanding shares of Angels Holding Corporation, a Wisconsin Corporation, in exchange for 45,500 shares of our Common stock at $11/share and $500,000 (USD). Upon the execution of this agreement, we had paid the pre-acquired shareholders (“Angels Sellers”) $20,000 (USD). We agreed to pay the balance of $480,000 to the Sellers within 30 days of trading on any exchange. The acquisition included 100% ownership of the following subsidiaries: Northwood’s College, LLC; Northwood’s Village Assisted Living, LLC; Northwood’s Village Development Company, LLC; Cookie Depot, LLC; Caring Nurses Educational Institute, LLC; and Northwood’s Culinary Institute, LLC. The acquisition also included the real property (formally Sacred Heart Hospital) located at 313 E Washington Ave, Tomahawk, WI.

On November 6, 2008, we acquired 100% of the membership units of Want-A Nurse, LLC, a Wisconsin Limited Liability Company, in exchange for 4,500 shares of our Common stock at $18/share.

On January 27, 2009, we acquired 100% of the membership units of Advanced Developers, LLC a Florida Limited Liability Company, in exchange for a total of $5,000,000 (USD) in capital and $5,000,000 worth of shares of our Common stock (“Healthcare Shares”) at a pre-split price of $48.00 . The cash consideration will be delivered to Sellers within 30 days of us trading on any public exchange. 25% of the Healthcare shares will be released to Seller within 6 months following the IPO. An additional 25% of the Healthcare Shares will be released to Seller within 9 months following the IPO. An additional 25% of the Healthcare Shares will be released to Seller within 12 months following the IPO. The final 25% of the Healthcare Shares will be released to Seller within 15 months following the IPO.

On March 17, 2009, we acquired 100% of the outstanding shares of Classic Care Medical, Inc, an Illinois Corporation, in exchange for a total of $1,000,000 (USD) in Capital (USD) and 39,474 shares of our Common stock at $38/share. The cash consideration will be delivered to Seller within 10 days of us trading on any public exchange.

On March 21, 2009, we acquired 100% of the membership units of ZAP Healthcare, LLC, a Delaware Limited Liability company and Clinic First, LLC, a Delaware Limited Liability Company in exchange for $300,000 (USD) and 75,000 shares of our Common stock at $38/share. The cash consideration will be delivered to Seller within 10 days of us trading on any public exchange.

On March 22, 2009, we acquired 100% of the outstanding shares of HealthStaff Training, Institute, Inc, a California Corporation in exchange for $300,000 (USD) in Capital and 5,265 shares of our Common stock at $38/share. T he cash consideration will be delivered to Sellers within 10 days of us trading on any public exchange.

On March 26, 2009, we acquired 100% of the outstanding shares of Calcare, Inc d/b/a Atherton Healthcare, a California Corporation in exchange for $11,000,000 (USD) in Capital (“Cash Consideration”) and 31,250 shares of our Common stock at $48/share. The cash consideration will be delivered to Sellers within 20 days of us trading on any public exchange.

On March 31, 2009, we acquired Bergstrom Home Medical, Inc (“Bergstrom”) in exchange for $50,000 (USD) in Capital and 4,000 shares of our Common stock at $48/share. The cash consideration will be delivered to Sellers within 10 days of us trading on any exchange.

On June 30th, 2009, we acquired Magnolia Foundation, Inc ("Magnolia"), a California Corporation.  Magnolia is a licensed operator of Magnolia Senior Living located in Long Beach, California.  Magnolia is currently licensed in the state of California by the Department of Social Services as a Residential Care Facility for the Elderly ("RCFE") to serve 200 non-ambulatory residents.  We issued a total of 27,778 shares of common stock as part of the consideration for this acquisition.

Exhibits and Financial Statement Schedules

The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-K:

Exhibit No.	Description

1.1	Form of Underwriting Agreement.**
2.1	Acquisition Agreement, dated June 9, 2008.
2.2	Acquisition Agreement, dated July 2, 2008.
2.3	Acquisition Agreement, dated July 25, 2008.
2.4	Acquisition Agreement, dated August 31, 2008.
2.5	Acquisition Agreement, dated October 1, 2008.
2.6	Acquisition Agreement, dated October 27, 2008.
2.7	Acquisition Agreement, dated October 28, 2008.
2.8	Acquisition Agreement, dated November 6, 2008.
2.9	Acquisition Agreement, dated January 27, 2009.
2.10	Acquisition Agreement, dated March 17, 2009.
2.11	Acquisition Agreement, dated March 21, 2009.
2.12	Acquisition Agreement, dated March 22, 2009.
2.13	Acquisition Agreement, dated March 26, 2009.
2.14	Acquisition Agreement, dated March 31, 2009.
2.15	Acquisition Agreement, dated June 30, 2009.
3.1	Articles of Incorporation
3.2	Certificate of Amendment of Articles of Incorporation
3.3	By-Laws
5.1	Opinion re: legality**
21.1	List of Subsidiaries**
99.1	Stock Grant Agreement
* Filed herewith.
** To be filed by amendment.

Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Burbank, State of California, on July 15, 2009.

Healthcare of Today, Inc
a California corporation

By:	/s/ Henry L. Jan
Name: Henry L. Jan
Title: Chief Executive Officer (Principal Executive Officer)

By:	/s/ Robert Hipple
Name: Robert Hipple
Title: Contract Chief Financial Officer (Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/s/ Henry Jan	Director	July 13, 2009
Henry L. Jan

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